                                                Filed Pursuant to Rule 424(B)(5)
                                                      Registration No. 333-39369
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 14, 1997)

                            4,500,000 COMMON SHARES
                                     [LOGO]
                             BOYKIN LODGING COMPANY
                            ------------------------

     Boykin Lodging Company (the "Company") is a self-administered real estate investment trust ("REIT") that currently owns 17 hotels (the "Hotels"). Serving both business and leisure travelers in the upscale-to-moderate price segment of the hospitality market, the Hotels contain an aggregate of 4,568 guest rooms and are located in nine states. The Hotels are leased to four separate operating companies and generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R) and Hilton(R).

     The Company has entered into an Agreement and Plan of Merger with Red Lion Inns Limited Partnership, under which the Company has agreed, subject to certain conditions, to acquire a portfolio of 10 Doubletree-licensed hotels containing an aggregate of 3,062 guest rooms. See "The Company -- Recent
Developments -- Proposed Merger."

     All of the Common Shares offered hereby (the "Offering") are offered by the Company. Since the Company's initial public offering in November 1996, the Company has paid regular dividends to holders of its outstanding Common Shares. The Common Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "BOY." On February 18, 1998, the last reported sale price of the Common Shares on the NYSE was $25 1/16. See "Price Range of Common Shares and Distributions."
                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                               PRICE TO        UNDERWRITING DISCOUNTS      PROCEEDS TO
                                                PUBLIC           AND COMMISSIONS(1)         COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share..............................         $25.00                 $1.375                $23.625
------------------------------------------------------------------------------------------------------------
Total (3)..............................      $112,500,000            $6,187,500            $106,312,500
============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.
(2) Before deducting expenses, estimated at $1,125,000, payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 675,000 additional Common Shares solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $129,375,000, $7,115,625 and $122,259,375, respectively.
                            ------------------------

     The Common Shares offered by this Prospectus Supplement are offered by the several Underwriters, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Common Shares offered hereby will be made at the offices of Lehman Brothers Inc., New York, New York on or about February 24, 1998.
                            ------------------------
LEHMAN BROTHERS
           BT ALEX. BROWN
                       A.G. EDWARDS & SONS, INC.
                                  MORGAN STANLEY DEAN WITTER
                                           EVEREN SECURITIES, INC.
                                                  MCDONALD & COMPANY
                                                         SECURITIES, INC.

February 18, 1998

[inside front cover - before the fold]

Centered on the top of the page is Boykin Lodging Company's logo approximately 2-1/2" by 1-1/2." Directly under the logo is a map approximately 7" in width by 5" in height of the lower forty-eight states of the United States. The state boundaries are separated by lines, however, individual states are not labeled. The map is marked with yellow, green, orange, blue and red dots. Below the map is a key which states: [yellow dot] Managed by Boykin Management Company; [green dot] Managed by CapStar Hotel Company; [orange dot] managed by Davidson Hotel Company; [blue dot] Managed by Outrigger Lodging Services; [red dot] Proposed Merger with Red Lion Inns Limited Partnership. The dots have been placed on the map in the vicinity of the location of the hotel properties. Yellow dots - Cleveland, Ohio (two dots), Columbus, Ohio, Buffalo, New York, French Lick, Indiana, Charlotte, North Carolina (two dots), Raleigh, North Carolina, Berkeley, California, Melbourne, Florida (two dots), Daytona Beach, Florida and Fort Myers, Florida. Green Dots - Kansas City, Missouri and Minneapolis, Minnesota. Orange Dot - Baltimore, Maryland. Blue Dot - San Diego, California. Red Dots - Bellevue, Washington, Boise, Idaho, Colorado Springs, Colorado, Omaha, Nebraska, Portland, Oregon, (two dots), Sacramento, California, Spokane Valley, Washington, Springfield, Oregon and Yakima Valley, Washington. Below the key is the following text in all capital letters: CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON SHARES PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES, THE PURCHASE OF COMMON SHARES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON SHARES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[inside front cover after the fold]

The inside front cover after the fold (16" width by 10 -3/4" height) contains eight photographs and two drawings (each approximately 3-1/2" by 3-1/2", except for one photograph of the Doubletree Hotel Kansas City which is 3-1/2" by 5") of the Company's hotel properties. The pictures/drawings are of the exteriors of the following hotels, clockwise from the upper left hand corner, Buffalo Marriott, Buffalo, NY, Daytona Beach Radisson Resort, Daytona Beach, FL. (drawing), Holiday Inn Minneapolis West, Minneapolis, MN, Cleveland Marriott East, Cleveland, OH, Berkeley Marina Radisson Inn, Berkeley, CA., Marriott's Hunt Valley Inn, Baltimore, MD, Holiday Inn Crabtree, Raleigh, NC (drawing), Doubletree Hotel Kansas City (formerly an Omni Hotel), Kansas City, MO, French Lick Springs Resort, French Lick, IN, and Melbourne Hilton Oceanfront, Melbourne, FL. The Boykin Lodging Company logo appears in the lower right hand corner.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors." Unless otherwise indicated, the information contained in this Prospectus Supplement and the accompanying Prospectus assumes: (i) that the Underwriters' overallotment option is not exercised; (ii) that the units of limited partnership interest ("Units") in Boykin Hotel Properties, L.P., an Ohio limited partnership that owns the Company's hotel properties (the "Partnership"), that are outstanding on the date the Offering is consummated are exchanged for Common Shares on a one-for-one basis; (iii) that an intercompany convertible note payable to the Company that is convertible into equity interests in the Partnership is so converted; and
(iv) that options granted to directors and officers of the Company for the purchase of Common Shares are not exercised. The Company, as referred to herein and in the accompanying Prospectus, includes the Partnership and its subsidiaries and joint ventures except when the context otherwise requires.

     See "Glossary" for the definitions of certain terms used in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

     The Company is a self-administered REIT that currently owns 17 hotels (the "Hotels"). Serving both business and leisure travelers in the upscale-to-moderate price segment of the hospitality market, the Hotels contain an aggregate of 4,568 guest rooms and are located in nine states. The Hotels are leased to four separate operating companies and generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R) and Hilton(R).

     The Company's business strategies include acquiring full-service commercial and resort hotels on an accretive basis and at a discount to replacement cost, developing strategic alliances and relationships with both a network of high quality lessees and franchisors of the hotel industry's premier upscale brands, and achieving revenue growth in its hotels through selective renovation and its lessees' strong management performance. The Company focuses on owning hotel properties that are, or can be, associated with brands that will lead the hospitality industry in revenue per available room ("REVPAR").

     Consistent with its strategies, the Company has acquired eight of its 17 Hotels (those eight Hotels, the "Acquired Hotels") since its initial public offering in November 1996 (the "Initial Offering"). The Acquired Hotels contain a total of 2,160 guest rooms and were purchased for an average per room price of approximately $50,000, which represents a significant discount to replacement cost. Substantially all of the Acquired Hotels are full-service hotels and, like the Company's nine initial hotels (the "Initial Hotels"), all compete in the upscale-to-moderate price segment of the hospitality market. The Company leases its hotels to hotel operators; lessees of the Acquired Hotels are CapStar Hotel Company ("CapStar"), Davidson Hotel Company ("Davidson"), Outrigger Lodging Services ("Outrigger") and Boykin Management Company Limited Liability Company ("BMC"). The Company plans to continue to acquire hotels in accordance with its growth strategies.

RECENT DEVELOPMENTS

     Proposed Merger. The Company entered into an Agreement and Plan of Merger (the "Merger Agreement") on December 30, 1997 with Red Lion Inns Limited Partnership ("Red Lion"), under which the Company agreed to acquire the portfolio of 10 Doubletree-licensed hotels owned by Red Lion (the "Doubletree Hotels"). The Doubletree Hotels contain 3,062 guest rooms and are located in California, Oregon, Washington, Colorado, Idaho and Nebraska. If the proposed merger (the "Proposed Merger") is consummated, the Doubletree Hotels will continue to be managed by Doubletree and to be leased to a BMC subsidiary. Under the Merger Agreement, the Company will issue 3.1 million Common Shares and pay $35.3 million in cash to the Red Lion limited partners and general partner. In connection with the Proposed Merger, the Partnership will become responsible for Red

Lion's liabilities, which the Company estimates will be approximately $156 million. At the time of the announcement of the Merger Agreement, the consideration value was expected to total approximately $271 million.

     The Company expects that the Proposed Merger, if completed, will (i) be immediately accretive to the Company's funds from operations per share, (ii) give the Company a significant brand alliance; (iii) substantially enhance the Company's geographic diversity and (iv) represent an acquisition at a discount to replacement cost. The Company and Red Lion expect to complete the Proposed Merger early in the second quarter of 1998. Consummation of the Proposed Merger is subject to various conditions, including approval by the Red Lion limited partners of the Proposed Merger and approval by the Company's shareholders of the issuance of Common Shares in connection with the Proposed Merger, and there is no assurance that the Proposed Merger will be completed. See "The Company--Recent Developments--Proposed Merger."

     Red Lion has released its unaudited results of operations for the year ended December 31, 1997. Red Lion reported gross revenues of the Doubletree Hotels of $110.4 million, gross operating profit of the hotels of $40 million and net income of $3.4 million, or $0.81 per limited partnership unit, for the year. Cash flow available for distribution and incentive management fees was $13.9 million, or $3.30 per limited partnership unit. The issued and outstanding limited partnership units totaled 4,133,500 at December 31, 1997.

     Recent and Pending Acquisitions. In November 1997, the Company acquired interests in the 388-room Doubletree Hotel Kansas City and the 199-room Hampton Inn San Diego Airport/Sea World. The Company is continually engaged in discussions concerning potential hotel acquisitions. The Company has executed agreements to acquire two hotels containing an aggregate of 568 guest rooms at an aggregate cost of $37.0 million, and a letter of intent to acquire another hotel containing 207 guest rooms at a cost of $19.3 million. The Company's purchase of these hotels is subject to various uncertainties and conditions, including satisfactory completion of the Company's due diligence reviews. There is no assurance that the Company will consummate these potential acquisitions.

     Financing Activities. The Company has a revolving credit facility (the "Credit Facility"), which was amended in October 1997 to expand the committed amount to $150 million from $75 million and to reduce the interest rate from LIBOR plus 2.00% to a rate that fluctuates at LIBOR plus 1.40% to 1.75%. The Credit Facility is available to finance acquisitions and for other working capital purposes and is secured by first mortgages on 13 of the Hotels. The Company intends to use proceeds of the Offering to repay all outstanding indebtedness under the Credit Facility. On February 18, 1998, approximately $96.8 million was outstanding under the Credit Facility.

     The Company expects to obtain a commitment for a $130 million 10-year term loan, to be funded on the closing of the Proposed Merger, with a rate of interest to be fixed at a spread over the 10-year United States Treasury bond rate upon closing of the loan. The loan will be secured by the Doubletree Hotels, with amortization based on a 23-year schedule commencing on the second anniversary of the loan. The Company also expects to obtain a commitment for a $200 million unsecured revolving credit facility (which would replace the Company's existing Credit Facility), with a rate of interest at the same spread over LIBOR as the existing Credit Facility. The Company expects to borrow $54 million under the new credit facility to fund the remainder of its cash obligations in connection with the Proposed Merger. The $146 million balance of the new revolving credit facility would be available for other acquisitions and general corporate purposes. Each of these commitments will be subject to customary conditions, including the lenders' satisfactory completion of due diligence inquiries and the preparation, execution and delivery of mutually acceptable financing documentation.

     Financial Results. The Company has released its unaudited results of operations for the year ended December 31, 1997. For the year, the Company reported revenues of $38.3 million, income before extraordinary items of $15.2 million, an extraordinary item of $0.9 million due to losses on the early extinguishment of debt, net income of $14.3 million, basic earnings per share of $1.51 and diluted earnings per share of $1.49. Funds From Operations was $27.4 million, and the weighted average number of Common Shares and Units outstanding for the year was 10,883,301. Borrowings under the Credit Facility were approximately $91.8 million at December 31, 1997.

                                    LESSEES

     The Company leases its properties to established hotel operators pursuant to leases that provide the Company with the greater of a base rental income or a percentage of revenues from operations (the "Percentage Leases").

     The Company believes that having multiple tenants facilitates meeting its growth objectives. In selecting lessees, the Company seeks hotel operators with demonstrated full-service hotel expertise, a stable operating and financial performance history, an excellent reputation in the hospitality industry and an ability to introduce additional acquisition opportunities to, and to lease additional hotels from, the Company. The Company structures its relationships with each lessee to align the Company's and the lessee's economic interests. Since the Initial Offering, the Company has expanded its lessee relationships to include CapStar, Davidson and Outrigger, in addition to its initial lessee, BMC. The Company expects to pursue lease relationships with additional hotel operators that have excellent operating histories and demonstrated management expertise.

     CapStar. CapStar is a publicly traded hotel investment and management company that acquires, owns, renovates, repositions and manages hotels throughout the United States. As of January 27, 1998, CapStar owned 54 full-service hotels with 14,503 rooms and leased or managed an additional 67 hotels owned by third parties, which contain 10,318 rooms. CapStar leases and manages the Company's 196-room Holiday Inn Minneapolis West hotel and the Company's 388-room Doubletree Kansas City hotel.

     Davidson. Davidson is a privately held national hotel management company that provides management, development, consulting and accounting expertise for the hospitality industry. As of January 27, 1998, Davidson managed 29 hotels throughout the United States. Davidson leases and manages the Company's 392-room Marriott's Hunt Valley Inn in Baltimore, Maryland.

     Outrigger. Outrigger is a privately held hotel management company that, as of January 27, 1998, owned and operated over 25 hotels, with approximately 5,000 rooms, throughout the United States. In addition to branded hotels, Outrigger operates upscale, boutique hotels, providing management and sales support. Outrigger leases and manages the Company's 199-room Hampton Inn San Diego Airport/Sea World in San Diego, California.

     BMC. BMC was formed at the time of the Initial Offering and has continued the 39-year hotel operation and management business of the Boykin Group. BMC's subsidiaries conduct a hotel interior design business and a hotel and restaurant food, beverage, supply and equipment purchasing business. As of January 27, 1998, BMC operated or managed 33 properties containing 7,842 rooms located throughout the United States. BMC manages 13 of the Hotels and, through a subsidiary, is the lessee of the Doubletree Hotels.

     BMC is owned by Robert W. Boykin (the Company's Chief Executive Officer) and John E. Boykin. Robert and John Boykin, who have a substantial interest in the Company, have interests that conflict with the Company's interests in connection with the structuring and enforcement of the leases and other agreements between the Company and BMC and in connection with activities that may maximize profits for BMC without necessarily benefiting the Company.

     The Company and BMC have undertaken several measures to align the interests of BMC and its owners with the interests of the Company and its shareholders and to address these conflicts of interest. These measures include purchases and retention by BMC's owners of equity interests in the Company, prohibitions against holding conflicting management positions, maintenance of a specified net worth in BMC to support its Percentage Lease obligations, limitations on hotel ownership activities other than through the Company, limitations on changes in control of BMC and a requirement in the Company's charter that the Company's decisions in matters in which its interests conflict with its affiliates' interests be made by the Company's independent directors. BMC also has developed a deferred compensation plan for corporate-level senior executives under which each award's value is based on the value of the Company's Common Shares. See "Lessees."

                                   THE HOTELS

     The operating Hotels in the Company's portfolio at September 30, 1997 achieved revenue and REVPAR growth of 6.2% and 8.0%, respectively, during the nine months ended September 30, 1997 over the nine months ended September 30, 1996. The Initial Hotels achieved revenue and REVPAR growth of 6.1% and 7.6%, respectively, for the 1997 period over the comparable 1996 period, and the five operating Hotels acquired thereafter had revenue and REVPAR growth of 6.4% and 9.5%, respectively, for the 1997 period over the 1996 period.

     The following table sets forth certain additional information regarding the
Hotels:

                                                                           ROOM REVENUES PER AVAILABLE ROOM
                                                                          ----------------------------------
                                                                          YEAR ENDED     NINE MONTHS ENDED
                                                              NUMBER OF   -----------   --------------------
                  HOTEL                         LOCATION        ROOMS      12/31/96     9/30/96     9/30/97
 ----------------------------------------  ------------------ ---------   -----------   --------    --------
 Cleveland Marriott East                   Cleveland, OH          403       $ 70.35      $72.89      $80.16
 Marriott's Hunt Valley Inn (1)            Baltimore, MD          392       $ 50.65      $51.50      $58.29
 Cleveland Airport Marriott                Cleveland, OH          375       $ 66.31      $68.75      $71.38
 Buffalo Marriott                          Buffalo, NY            356       $ 70.50      $71.40      $77.24
 Columbus North Marriott                   Columbus, OH           300       $ 67.60      $68.77      $74.99
 Berkeley Marina Radisson                  Berkeley, CA           373       $ 88.50      $89.57      $98.06
 Daytona Beach Radisson Resort (1)         Daytona Beach, FL      206            (2)         (2)         (2)
 Radisson Inn Sanibel Gateway              Fort Myers, FL         157       $ 53.18      $58.73      $57.22
 Holiday Inn Minneapolis West (1)          Minneapolis, MN        196       $ 46.00      $47.19      $48.45
 Holiday Inn Crabtree (1)                  Raleigh, NC            176       $ 52.91      $49.70      $50.39
 Lake Norman Holiday Inn                   Charlotte, NC          119       $ 48.34      $49.78      $52.57
 Hampton Inn San Diego Airport/Sea World
   (1)                                     San Diego, CA          199       $ 27.74      $29.84      $35.74
 Lake Norman Hampton Inn                   Charlotte, NC          117       $ 46.19      $47.15      $53.38
 Doubletree Hotel Kansas City (1)          Kansas City, MO        388            (3)         (3)         (3)
 Melbourne Quality Suites                  Melbourne, FL          208       $ 59.17      $63.22      $67.57
 Melbourne Hilton Oceanfront (1)           Melbourne, FL          118       $ 56.28      $58.37      $66.70
 French Lick Springs Resort (1)            French Lick, IN        485       $ 24.79      $25.53      $28.54
                                                                -----
 Total                                                          4,568
                                                                =====
 Weighted average                                                 269       $ 56.93      $58.45      $63.35

---------------

(1) Acquired after the Initial Offering.

(2) The Company purchased the Whitehall Inn property located in Daytona Beach, Florida in March 1997. The Company opened the property in January 1998 following extensive renovations.

(3) Reopened in April 1997 after a major reconstruction.

     The information in the following table relates to the Doubletree Hotels, which the Company expects to acquire in the Proposed Merger. See "The Company--Recent Developments--Proposed Merger."

                                                                            ROOM REVENUES PER AVAILABLE ROOM
                                                                           ----------------------------------
                                                                           YEAR ENDED     NINE MONTHS ENDED
                                                               NUMBER OF   -----------   --------------------
                 HOTEL                        LOCATION           ROOMS      12/31/96     9/30/96     9/30/97
 -------------------------------------  --------------------   ---------   -----------   --------    --------
 Doubletree Hotel Portland Lloyd
   Center                               Portland, OR               476       $ 76.79      $79.67      $79.28
 Doubletree Hotel Sacramento            Sacramento, CA             448       $ 56.03      $57.17      $65.14
 Doubletree Hotel Omaha Downtown        Omaha, NE                  413       $ 55.78      $56.28      $56.10
 Doubletree Hotel Boise Riverside       Boise, ID                  304       $ 58.00      $61.07      $59.85
 Doubletree Hotel Colorado Springs
   World Arena                          Colorado Springs, CO       299       $ 65.89      $70.68      $73.66
 Doubletree Hotel Spokane Valley        Spokane Valley, WA         237       $ 42.33      $44.02      $39.79
 Doubletree Hotel Portland Downtown     Portland, OR               235       $ 65.58      $66.69      $73.44
 Doubletree Hotel Eugene/Springfield    Springfield, OR            234       $ 41.65      $43.12      $38.14
 Doubletree Hotel Bellevue Center       Bellevue, WA               208       $ 60.36      $62.79      $71.18
 Doubletree Hotel Yakima Valley         Yakima Valley, WA          208       $ 41.29      $43.79      $42.91
                                                                 -----
 Total                                                           3,062
                                                                 =====
 Weighted average                                                  306       $ 58.25      $60.37      $61.94

                                  THE OFFERING

     All of the Common Shares offered hereby are offered by the Company.

Common Shares offered.................................  4,500,000 shares (1)
Common Shares and Units to be
  outstanding after the Offering......................  15,374,341 shares (2)
Use of Proceeds.......................................  All of the net proceeds will be contributed to the Partnership in
                                                        exchange for additional Units; the
                                                        Partnership will use approximately
                                                        $96.8 million of the proceeds to
                                                        repay the debt outstanding under the
                                                        Credit Facility, approximately $1.0
                                                        million to acquire Units held by two
                                                        of the Partnership's unaffiliated
                                                        limited partners, and the remainder
                                                        to fund acquisitions and for general
                                                        partnership purposes. See "Use of
                                                        Proceeds."
New York Stock Exchange symbol........................  BOY

---------------

(1) Assumes the Underwriters' overallotment option is not exercised.

(2) Includes 1,332,090 Common Shares issuable on exchange of 1,332,090 Units. Does not give effect to the 994,000 Common Shares issuable under the Company's Long-Term Incentive Plan, to the Common Shares subject to the options covering 55,000 Common Shares granted to the Company's independent directors or to the 3,110,048 Common Shares that will be issued if the Proposed Merger is consummated.

                                  RISK FACTORS

     Prospective investors should consider carefully, among other factors, the matters described below, each of which could have adverse consequences to the Company and adversely affect the value of the Common Shares offered hereby.

RISKS RELATED TO THE PROPOSED MERGER

     NO ASSURANCE OF CONSUMMATION OF THE PROPOSED MERGER OR OF BENEFIT. The consummation of the Proposed Merger remains subject to various conditions, many of which are beyond the control of the Company. These contingencies include approval by Red Lion's unitholders of the Proposed Merger and approval by the Company's shareholders of the issuance of the Common Shares necessary to consummate the Proposed Merger. Accordingly, there is no assurance that the Proposed Merger will be consummated. In addition, there is no assurance that the benefits the Company expects to realize from the Proposed Merger will be realized or that the Doubletree Hotels will not have an adverse effect on the Company's operating or financial performance. See "The Company -- Recent Developments -- Proposed Merger."

     DILUTION. The Proposed Merger would have resulted in an increase in the Company's pro forma net tangible book value per share (after giving effect to the Offering) from $15.77 to $17.42 on a pro forma as adjusted basis, giving effect to the Proposed Merger as of September 30, 1997. Similarly, because of the application of purchase accounting adjustments and the impact of the Common Shares to be issued in connection with the Proposed Merger, the Company's pro forma net income before extraordinary item per share (after giving effect to the Offering) would have decreased from $1.47 to $1.36 on a pro forma as adjusted basis, giving effect to the Proposed Merger for the 12 months ended September 30, 1997.

     BRAND CONCENTRATION. If the Proposed Merger is consummated, 11 of the Company's 27 hotels will bear the Doubletree brand. On a pro forma as adjusted basis, these hotels would have represented 41.8% of the Company's total revenues for the nine months ended September 30, 1997. Accordingly, these hotels and the continued viability of the Doubletree brand would have a material effect on the Company's revenues. Any material adverse change in the popularity of the Doubletree brand or in the financial performance of these hotels could adversely affect the Company's financial results and condition and its ability to make distributions to shareholders. See "The Company -- Recent Developments -- Proposed Merger."

     RECENT CHANGES TO THE DOUBLETREE HOTELS. The Doubletree Hotels have been operating under the Doubletree brand only since June 1997. Prior to that, the Doubletree Hotels operated under the Red Lion brand. While the Company expects that this reflagging will ultimately improve the hotels' operating and financial performance, there is no assurance that any improvement will occur.

     EFFECT ON MARKET PRICE OF SHARES AVAILABLE FOR FUTURE SALE; SHARES ISSUABLE IN THE PROPOSED MERGER. If the Proposed Merger is consummated, the Company will issue 3,110,048 Common Shares. No prediction can be made as to the effect, if any, that future sales, or the availability of Preferred Shares or Common Shares for future sale, by the Company or by its executive officers will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares or Preferred Shares (including shares issued on the exercise of options, on the conversion of Units or in the Proposed Merger), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. Certain Affiliates of the Company and its predecessor entity (the "Boykin Group Affiliates") and certain associates of the Company have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Shares before November 1999.

RISKS RELATED TO RAPID GROWTH

     The Company is experiencing rapid growth. If the Proposed Merger is completed, the Company's portfolio will include interests in 27 hotels, containing an aggregate of 7,630 rooms. This represents an approximately 217% increase in the Company's room count since the Initial Offering in November 1996. As a result of the Company's 1997 acquisitions (and the Proposed Merger, if consummated) the Company is operating in (and will be operating in) geographic markets where the Company previously did not have any properties.

     Although the Company's management has experience in integrating acquisitions, none of its prior acquisitions have been of comparable magnitude to the Proposed Merger. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company.

CONFLICTS OF INTEREST

     CONFLICTS BETWEEN BMC'S INTERESTS AND THE COMPANY'S INTERESTS. Robert and John Boykin (who are brothers) derive potential benefits from the operation by BMC of 13 of the Hotels and, effective January 1, 1998 (through Westboy LLC ("Westboy"), a wholly owned subsidiary of BMC), the Doubletree Hotels. Accordingly, Robert and John Boykin faced conflicts of interest in connection with the structuring of the Percentage Leases for those hotels and may face such conflicts upon renewals thereof. They will also face conflicts of interest in connection with the structuring of leases for hotels the Company may acquire in the future and lease to BMC or an Affiliate of BMC, such as Westboy, and in operating their leased hotels in a manner that may maximize profits for BMC without necessarily benefiting the Company. The Company's independent directors are required to make determinations on behalf of the Company in connection with any such conflict.

     DIFFERING CONSEQUENCES OF FINANCING OR SALE OF HOTELS. Unlike the public shareholders purchasing Common Shares in the Offering, Boykin Group Affiliates own interests in the Partnership. As a result, the sale of hotels by the Partnership may result in different and more adverse tax consequences to these Boykin Group Affiliates than would be experienced by the Company and the public shareholders, and Boykin Group Affiliates may seek to influence the Company not to sell a hotel even though that sale might otherwise be financially advantageous to the Company and the public shareholders. In addition, if the Company sells to a nonaffiliate a hotel leased to BMC (or Westboy) and terminates the related Percentage Lease in connection therewith, the Company must pay BMC (or Westboy) the fair market value of its leasehold interest in the remaining term of that Percentage Lease. Finally, certain Boykin Group Affiliates and certain other partners of the Partnership may seek to influence the Partnership to incur debt on the Hotels or on any acquired hotels on any prepayment or conversion of an intercompany convertible note entered into in connection with the Initial Offering (the "Intercompany Convertible Note") to continue the tax deferral inherent in the assets they contributed to the Partnership.

     CONFLICTING INTERESTS IN ENFORCEMENT OF CERTAIN AGREEMENTS; TIME ALLOCATION CONFLICTS. Robert Boykin has a conflict of interest with respect to his obligations as an executive officer and director of the Company to enforce the terms of certain agreements entered into in connection with the formation of the Company, including the Percentage Leases, his and certain Boykin Group Affiliates' noncompetition agreements with the Company, the agreements relating to the conveyance to the Company of the Initial Hotels and certain related assets and the Intercompany Convertible Note. Any failure to enforce the material terms of any of these agreements, including the indemnification provisions for breaches of representations and warranties contained in the agreements governing the contribution of the Initial Hotels, could have a material adverse effect on the Company. Mr. Boykin, who is an officer and director of the Company and a director of BMC, also faces conflicts of interest with respect to the allocation of his time and resources.

CONTROL BY BOYKIN GROUP

     Members of the Boykin Group have the ability to acquire in the aggregate 11.4% (8.0% after the Offering and 6.7% if the Proposed Merger is consummated) of the Company through their direct or indirect ownership of Units that they may exchange for Common Shares on a one-for-one basis (subject to the Company's right to pay cash in lieu of issuing shares), commencing in November 1999. Robert Boykin also has significant control over the operations of the Company as a result of his senior management position with the Company. Robert and John Boykin have significant control over the operations of BMC as a result of their ownership interests and directorships in BMC and John Boykin's senior management position with BMC. Accordingly, Robert and John Boykin and their Affiliates have substantial influence over the Company, which may not necessarily be consistent with the interests of other shareholders.

ACQUISITION RISKS

     The Company competes for investment opportunities with other entities. The Company incurs certain risks as a result of these acquisitions, including the expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition. Additional risks are that acquired properties will not achieve anticipated operating results, or will take longer than anticipated to achieve those results, and that judgments with respect to the cost of improvements to bring acquired properties to the requisite standards will prove inaccurate.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Robert Boykin, its Chairman, President and Chief Executive Officer. The loss of Mr. Boykin's services could have a material adverse effect on the performance of the Company. The Company does not maintain a "key-man" life insurance policy covering Mr. Boykin.

FRANCHISE RISKS

     Sixteen of the Hotels are subject to franchise agreements. The Company expects that hotels it acquires will also generally be subject to franchise agreements. The failure of a hotel, the Company, or a lessee or third-party manager to meet standards imposed by a franchisor or otherwise to adhere to a franchise agreement could result in the loss or cancellation of the franchise agreement. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the hotel covered by the franchise.

     The franchise agreements with Marriott governing five of the Hotels contain a provision requiring the franchisee, on receiving a bona fide offer to buy the related Hotel, to give the franchisor the option to buy that hotel on the same terms as are contained in that offer. These agreements also require Marriott's consent to the sale of the hotel and, subject to certain conditions, to the incurrence and refinancing of indebtedness secured by the hotel. These provisions may inhibit the Company's ability to sell or refinance the Hotels. These Marriott franchise agreements also require the Company, upon a default under the franchise agreement by the affected lessee, to arrange for a replacement lessee and to guarantee the performance of certain obligations of the lessee.

DOUBLETREE MANAGEMENT AGREEMENT

     The Doubletree Hotels are managed by Red Lion Hotels, Inc. (the "Doubletree Manager"), a wholly owned subsidiary of Doubletree Corporation, under a management agreement between Westboy and the Doubletree Manager (the "Doubletree Management Agreement"). The Doubletree Management Agreement has an initial term expiring April 5, 2012, which may be extended at the option of the Doubletree Manager for up to 10 additional terms of five years each. Accordingly, the financial performance of the Doubletree Hotels will be significantly dependent upon management by the Doubletree Manager for most or all of the useful life of the Doubletree Hotels. Neither Westboy nor the Company may terminate the Doubletree Manager for poor performance of the Doubletree Hotels if there has been no breach of the Doubletree Management Agreement.

     The Doubletree Management Agreement limits the amount of mortgage debt that may be placed on the Doubletree Hotels. This limitation could adversely affect the Company's ability to maximize the leverage of the Doubletree Hotels. See "The Company -- Recent Developments."

     If the Proposed Merger is consummated, the Company will be prohibited from conveying its interest in a Doubletree Hotel unless the conveyance is subject to the Doubletree Management Agreement or a similar management agreement with the Doubletree Manager or, with respect to certain hotels, the Doubletree Manager is provided a substitute hotel to manage. The Doubletree Manager will also have a right of first refusal if the Company proposes to sell any of the Doubletree Hotels. The ability of the Company to sell its interest in the Doubletree Hotels, and the price it may receive for that interest, could be adversely affected by the right of first refusal and management restrictions.

RISKS INVOLVED IN INVESTMENTS THROUGH JOINT VENTURES AND OTHER ENTITIES

     Four of the Hotels are owned by joint ventures in which the Company has controlling interests. The Company anticipates entering into similar joint ventures in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company. While the bankruptcy or insolvency of a Company's co-venturer generally should not disrupt the operations of the joint venture, the Company could be forced to purchase the co-venturer's interest in the joint venture or such interest could be sold to a third party.

DEPENDENCE ON LESSEES AND MANAGERS

     The Company leases the Hotels to lessees under the Percentage Leases and expects to lease any hotels acquired in the future to lessees under similar leases. The Doubletree Hotels that the Company expects to acquire in the Proposed Merger are leased to Westboy and are operated by an Affiliate of Doubletree under a management agreement with Westboy. As a result, the Company is and will continue to be dependent on lessees (particularly BMC, as the lessee of 13 of the 17 Hotels, and, after the Proposed Merger, Westboy) and managers for all of its operating income. Lessees and managers may be subject to obligations to, and possible claims of, third parties arising out of their separate operating activities. The incurrence of any such liabilities could have a material adverse effect on a lessee's or manager's ability to perform under the applicable lease or management agreement. The lessees' obligations under the Percentage Leases are, and the Doubletree Manager's obligations under the Doubletree Management Agreement will be, unsecured.

     If the Company terminates any Percentage Lease following a default by a lessee, the Company will have to re-lease the affected property in order to maintain its qualification as a REIT. There can be no assurance that the Company would be able to do so on terms as favorable to it as those contained in the terminated lease. The Company also may have to incur substantial expenditures in connection with any such re-leasing. Moreover, in the event of a bankruptcy of a lessee, the Company's ability to re-lease the affected hotels or recover damages based on the default under, or rejection of the relevant leases by, the lessee would be adversely affected.

THE COMPANY'S LIMITED OPERATING HISTORY

     The Company has operated since November 1996 and accordingly has limited experience in operating in accordance with the requirements for maintaining its qualification as a REIT.

POTENTIAL ADVERSE EFFECT ON THE VALUE OF THE COMMON SHARES OF FLUCTUATIONS IN INTEREST RATES OR EQUITY MARKETS

     The market price of equity securities of a publicly traded REIT is determined in part by the attractiveness of the yield from distributions on those securities in relation to prevailing interest rates. Accordingly, an increase in interest rates generally may lead purchasers of the Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares. Moreover, the market value of the Common Shares can be substantially and adversely affected by changes in general securities market conditions or fluctuations in the markets for equity securities.

RISK OF INVESTMENT IN REAL ESTATE AND THE HOTEL INDUSTRY

     OPERATING RISKS. The Hotels are subject to certain operating risks. These risks include competition from other hotels, overbuilding in the hotel industry, which adversely affects occupancy and room rates, increases in operating costs attributable to inflation and other factors, significant dependence on business and commercial travelers and tourism, and adverse effects of general and local economic conditions.

     RENOVATION AND CAPITAL IMPROVEMENTS REQUIREMENTS. The Hotels require continuing renovation and capital improvements, including periodic refurbishment and replacement of FF&E, to remain competitive. While the Company maintains a capital expenditures reserve for the Hotels, and Red Lion maintains a similar reserve for the Doubletree Hotels, required expenditures could exceed expectations. If that occurs, the incremental costs could adversely affect cash flow available for distribution.

     VALUE AND ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     UNINSURED AND UNDERINSURED LOSSES. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in the affected hotel as well as the anticipated future revenues from that hotel, while remaining obligated for any mortgage indebtedness or other financial obligations related to that hotel.

     DEVELOPMENT AND REDEVELOPMENT RISKS. New and continued project development is subject to a number of risks: financing may not be available on favorable terms, construction costs of a property may exceed original estimates, and operating results may not achieve anticipated levels, or may take longer to achieve those levels than anticipated.

     PROPERTY TAX CHANGES. If real or personal property taxes increase or assessments are levied, the Company's ability to make distributions to its shareholders could be adversely affected.

     COSTS OF COMPLIANCE WITH CERTAIN LAWS. All hotels that are "public accommodations" or "commercial facilities," as defined in the Americans With Disabilities Act (the "ADA"), must comply with Title III of the ADA. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If changes in these laws involve substantial expenditures or must be made on an accelerated basis, the Company's ability to make distributions to its shareholders could be adversely affected.

     REAL ESTATE FINANCING RISKS. The Company commonly finances acquisitions through debt financing. The risks normally associated with debt financing include the risk that cash flow will be insufficient to meet required payments of principal and interest, the risk of an inability to refinance indebtedness or that the terms of a refinancing will not be as favorable as the terms of the existing indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and other improvements cannot be financed on favorable terms, if at all. Any inability to secure refinancing of indebtedness on acceptable terms could result in a disposition of properties on disadvantageous terms, which could result in losses to the Company and could adversely affect its cash flow available for distribution. In addition, an increase in interest rates would increase the amount payable under any outstanding variable rate indebtedness.

     The Company's Credit Facility is secured by mortgages on 13 of the Hotels, and all of those hotels are subject to foreclosure if the Company defaults under the Credit Facility. To obtain a portion of the cash consideration for the Proposed Merger, the Company expects to enter into a $130 million term loan secured by mortgages on the Doubletree Hotels. The Doubletree Hotels would be subject to foreclosure if the Company defaulted on these mortgages. In addition, the Company's need to distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit its ability to rely on cash flow from operations to finance new development or acquisitions.

     POTENTIAL ENVIRONMENTAL LIABILITY. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other laws and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties (in addition to the costs required to achieve compliance) and potential liability to third parties.

     The Company is not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or to other environmental matters in connection with any of the Hotels or any of the Doubletree Hotels. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the Hotels or on the land on which they are located, or with respect to any property the Company may acquire in the future. See "Business and Properties -- Environmental Matters."

     SEASONALITY. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This can be expected to cause quarterly fluctuations in the Company's hotel revenues and lease revenues.

TAX RISKS

     FAILURE TO QUALIFY AS A REIT. The Company has operated as a REIT under the Code, commencing with its taxable year ended December 31, 1996. The Company has not requested, and does not expect to request, a ruling from the IRS regarding its status as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT, including default by a lessee under, and a termination of, an operating lease. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Company with respect to its qualification as a REIT or the federal income tax consequences of such qualification.

     The Company has received an opinion of Baker & Hostetler LLP that, based on the assumption that the Percentage Leases, the Doubletree Percentage Lease (assuming the Proposed Merger occurs), the Partnership Agreement, the Company's organizational documents, and all other documents to which the Company is a party will be complied with by all parties thereto, and based upon certain representations of the Company, the Company has qualified as a REIT under the Code for 1996 and 1997, the Company is organized in conformity with the requirements for qualification and taxation as a REIT and its method of operation has and will, whether the Proposed Merger occurs or not, enable it to continue to meet the requirements for taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or the courts. Both the opinion and the continued qualification of the Company as a REIT depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income and the amount of its distributions to shareholders. See "Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to shareholders could be reduced or eliminated for each of the years involved. Although the Company currently intends to operate in a manner designed to continue to qualify it as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

     REIT MINIMUM DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). Further, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, plus 95% of its capital gain net income for that year, plus amounts not distributed in prior years.

     The Company intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Partnership. The Company's cash available for distribution consists primarily of cash distributions from the Partnership. Differences in timing between taxable income and receipt of cash available for distribution and the seasonality of the hospitality industry could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. Under certain circumstances, the Company may be required from time to time to accrue certain income items for tax purposes prior to their receipt in cash (for example, rent earned but not yet received). These differences in timing between the accrual of certain income items for tax purposes and the receipt thereof could cause the Company to have taxable income without sufficient cash to make the annual distributions required of a REIT under the Code. In such cases, the Company may be compelled to borrow funds or liquidate investments on terms that are disadvantageous to the Company in order to meet the distribution requirements. See "Federal Income Tax Considerations" in the accompanying Prospectus.

     Distributions by the Partnership are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of cash in the Partnership available for distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and other factors the Board of Directors believes are relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements" in the accompanying Prospectus.

     FAILURE OF THE PARTNERSHIP TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REIT STATUS. The Company has received an opinion from Baker & Hostetler LLP stating that the Partnership and its joint ventures will be classified as partnerships for federal income tax purposes and not as publicly traded partnerships. If the IRS were to challenge successfully the tax status of the Partnership or any of the joint ventures as a partnership for federal income tax purposes, the entity would be taxable as a corporation. In that event, because the value of the Company's ownership interest in the Partnership and, through its ownership interest in the Partnership, each of the joint ventures, constitutes more than 10% of each entity's voting securities (and, with regard to the Partnership, exceeds 5% of the Company's assets), the Company would cease to qualify as a REIT. Further, the imposition of a corporate-level tax on the Partnership or on a joint venture would substantially reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Company's Investments in the Partnership" in the accompanying Prospectus.

     TAX ON NET INCOME FROM FORECLOSURE PROPERTY. The Company is subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company upon a lease default or mortgage foreclosure. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a Percentage Lease for a hotel and the Company terminates the Percentage Lease and is unable to find a replacement lessee for that hotel within 90 days of that foreclosure, gross income from hotel operations conducted by the Company from that hotel would cease to qualify for the 75% and 95% gross income tests and thus the Company would fail to qualify as a REIT; however, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it might be possible for the hotel to be foreclosure property for two years after that foreclosure (the "Grace Period," which period could be extended an additional four years) without disqualifying the Company as a REIT. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") extends the Grace Period for foreclosure property to three years for the initial period, with one additional extension of three years.

NO LIMITATION ON DEBT; ABILITY TO ISSUE PREFERRED SHARES

     The Company currently has a policy of maintaining a ratio of debt-to-total market capitalization (i.e., total third-party debt of the Company as a percentage of the market value of issued and outstanding Common Shares, including Common Shares issuable on exchange of outstanding Units, plus total debt, measured at the time the debt is incurred) of not more than 45%. The Company's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness the Company may incur, and the Board of Directors could alter or eliminate the Company's current borrowing policy. If this policy were changed or eliminated, the Company could become more highly leveraged, resulting in an increase in debt service, which could adversely affect the Company's funds from operations and its ability to make expected distributions to its shareholders, and in an increased risk of default on the Company's obligations. The more leveraged a company is, the more likely a decrease in cash flow would impair its ability to make debt service payments in the normal course of business. The Company's Amended and Restated Articles of Incorporation ("Articles") authorize the Board of Directors to issue up to 10,000,000 preferred shares and to establish certain preferences and rights of any such shares issued. See "Description of Capital Stock -- Preferred Shares" in the accompanying Prospectus. The issuance of preferred shares with preferential dividend rights could diminish the cash available for distribution to the holders of Common Shares. In addition, the issuance of such shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest.

LIMITATIONS ON OWNERSHIP OF COMMON SHARES

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals. Accordingly, the Company's Articles prohibit ownership of more than 9.0% of the Common Shares by any single shareholder, with certain exceptions. The Board of Directors may waive this restriction if evidence satisfactory to it and to the Company's tax counsel is presented showing that ownership in excess of this limit would not jeopardize the Company's status as a REIT. See "Description of Common Shares -- Restrictions on Ownership" in the accompanying Prospectus. Accordingly, a holder of Common Shares may be prohibited from increasing his holdings of Common Shares.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT

     Generally prohibiting any shareholder from owning more than 9.0% of the Common Shares may (i) discourage a change in control of the Company, (ii) deter tender offers for the Common Shares, which may otherwise be attractive to the Company's shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Common Shares that may otherwise exist if an investor attempted to assemble a block of the Common Shares in excess of 9.0% of the outstanding Common Shares or to effect a change in control of the Company. The ownership limitation exists to enable the Company to meet the REIT qualification requirement that not more than 50% in value of its outstanding shares be owned by five or fewer individuals, while providing the Company's Board of Directors the flexibility to allow an individual to own more than 10% of the Company's outstanding shares, so long as that ownership does not violate other REIT qualification requirements. Certain tender offers and invitations for tenders for more than 10% of the Common Shares of the Company are also subject to certain advance filing and notification requirements under Section 1707.041 of the Ohio Revised Code.

FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus contain statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to (i) the declaration or payment of dividends; (ii) the leasing, management or performance of the Hotels, the Doubletree Hotels and hotels to be acquired; (iii) the adequacy of reserves for renovation and refurbishment; (iv) potential acquisitions by the Company, including the Proposed Merger; (v) the use of the proceeds of the Offering; (vi) the Company's financing plans; (vii) the Company's policies regarding investments, dispositions, financings, conflicts of interest and other matters;
(viii) the Company's qualification and continued qualification as a REIT; (ix) the Projected EBITDA Yields of various properties; and (x) trends affecting the Company's or any hotel's financial condition or results of operations.

     Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The information contained in this Prospectus Supplement, in the accompanying Prospectus and in the documents incorporated by reference herein, including without limitation the information set forth above and the information herein and in such Prospectus under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Policies and Objectives with Respect to Certain Activities," "Certain Federal Income Tax Considerations" and "Federal Income Tax Considerations" identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

                                  THE COMPANY

     The Company is a self-administered REIT that currently owns 17 Hotels. Serving both business and leisure travelers in the upscale-to-moderate price segment of the hospitality market, the Hotels contain an aggregate of 4,568 guest rooms and are located in nine states. The Hotels are leased to four separate operating companies and generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R) and Hilton(R).

     The Company's business strategies include acquiring full-service commercial and resort hotels on an accretive basis and at a discount to replacement cost, developing strategic alliances and relationships with both a network of high quality lessees and franchisors of the hotel industry's premier upscale brands, and achieving revenue growth in its hotels through selective renovation and its lessees' strong management performance. The Company focuses on owning hotel properties that are, or can be, associated with brands that will lead the hospitality industry in REVPAR.

     Consistent with its strategies, the Company has acquired eight hotels since the Initial Offering in November 1996. These Acquired Hotels contain a total of 2,160 guest rooms and were purchased for an average per room price of approximately $50,000, which represents a significant discount to replacement cost. Substantially all of the Acquired Hotels are full-service hotels and, like the Company's Initial Hotels, all compete in the upscale-to-moderate price segment of the hospitality market. The Company leases its hotels to hotel operators; lessees of the Acquired Hotels are CapStar, Davidson, Outrigger and BMC. The Company plans to continue to acquire hotels in accordance with its growth strategies.

     The operating Hotels in the Company's portfolio at September 30, 1997 achieved revenue and REVPAR growth of 6.2% and 8.0%, respectively, during the nine months ended September 30, 1997 over the nine months ended September 30, 1996. The Initial Hotels achieved revenue and REVPAR growth of 6.1% and 7.6%, respectively, for the 1997 period over the comparable 1996 period, and the five operating Hotels acquired thereafter had revenue and REVPAR growth of 6.4% and 9.5%, respectively, for the 1997 period over the 1996 period.

RECENT DEVELOPMENTS

     Proposed Merger. The Company entered into the Merger Agreement on December 30, 1997 with Red Lion and certain related parties, under which the Company agreed to acquire the Doubletree Hotels. Under the Merger Agreement, the Company will issue 3.1 million Common Shares and pay $35.3 million in cash to the Red Lion limited partners and general partner, and two wholly owned subsidiaries of the Company will become the sole partners in Red Lion and then contribute their Red Lion interests to the Partnership. In connection with the Proposed Merger, the Partnership will become responsible for Red Lion's liabilities, which the Company estimates will be approximately $156 million. At the time of the announcement of the Merger Agreement, the consideration value was expected to total approximately $271 million. The Company plans to finance its cash requirements in connection with the Proposed Merger as described under "-- Financing Activities." The Proposed Merger will constitute a taxable transaction for the Red Lion partners and will be accounted for as a purchase by the Company.

     The Company expects that the Proposed Merger, if completed, will (i) be immediately accretive to the Company's funds from operations per share, (ii) give the Company a significant brand alliance, (iii) substantially enhance the Company's geographic diversity and (iv) represent an acquisition at a discount to replacement cost. The Doubletree Hotels, which formerly operated as "Red Lion Hotels" or "Red Lion Inns," were reflagged in June 1997 to operate as Doubletree Hotels and are located in growing commercial markets primarily in the western and northwest United States. The Doubletree Hotels are situated on major traffic arteries that are near airports, commercial centers and tourist sites. Each hotel offers full-service accommodations, including meeting space, lounges and banquet facilities, and most have at least two restaurants. The hotels typically offer valet service, swimming pools, health and fitness centers, concierge services, business centers and complimentary airport shuttle services.

     The following table sets forth certain additional information with respect to the Doubletree Hotels.

                                                                         NUMBER OF
                  HOTEL                             LOCATION               ROOMS
------------------------------------------    ---------------------    --------------
Doubletree Hotel Portland Lloyd Center        Portland, OR                    476
Doubletree Hotel Sacramento                   Sacramento, CA                  448
Doubletree Hotel Omaha Downtown               Omaha, NE                       413
Doubletree Hotel Boise Riverside              Boise, ID                       304
Doubletree Hotel Colorado Springs World       Colorado Springs, CO            299
  Arena
Doubletree Hotel Spokane Valley               Spokane Valley, WA              237
Doubletree Hotel Portland Downtown            Portland, OR                    235
Doubletree Hotel Eugene/Springfield           Springfield, OR                 234
Doubletree Hotel Bellevue Center              Bellevue, WA                    208
Doubletree Hotel Yakima Valley                Yakima Valley, WA               208
                                                                            -----
Total                                                                       3,062
                                                                            =====

     In connection with the Proposed Merger and to avoid certain adverse tax consequences that it would have otherwise incurred, Red Lion leased all of the Doubletree Hotels to Westboy under a Percentage Lease Agreement (the "Doubletree Percentage Lease") effective as of January 1, 1998. Also in connection with the Proposed Merger, Westboy hired the Doubletree Manager to manage the Doubletree Hotels pursuant to the Doubletree Management Agreement. If the Proposed Merger is consummated, the Doubletree Hotels will continue to be leased to Westboy and managed by the Doubletree Manager.

     The Doubletree Management Agreement provides for a base management fee of 3% of hotel revenues and an incentive management fee of 15% of the first $36 million of "profits" (as defined) and 25% of "profits" in excess of $36 million. The Doubletree Manager has agreed not to charge its customary franchise fee in addition to these base and incentive fees. In certain cases, the incentive fee may be deferred or forgiven, depending on the Doubletree Hotels' cash flow. The financial performance of the Doubletree Hotels will be significantly dependent upon management by the Doubletree Manager for most or all of the useful life of the Doubletree Hotels. Although the Doubletree Management Agreement contains no measurable performance criteria which the Doubletree Manager is required to meet, and the Doubletree Manager may extend the agreement for an aggregate term of up to 64 years, the Company believes Westboy's asset management skills and the financial incentives to the Doubletree Manager support the addition of the Doubletree Hotels to the Company's hotel portfolio. See "Risk Factors -- Doubletree Management Agreement."

     The Doubletree Management Agreement also limits the amount of mortgage debt that may be placed on the Doubletree Hotels.

     The Company believes that the Doubletree Hotels have significant potential for increased revenues and REVPAR, and therefore believes that its rents under the Doubletree Percentage Lease will grow in the future. The Company's belief is based upon the following:

     - The Doubletree brand, on average, has historically produced higher average daily rates than the Red Lion brand;

     - The traveling public's awareness of the Doubletree brand and the efficiency of Doubletree's reservations system should be enhanced following the December 1997 merger of Doubletree and Promus Hotel Corporation;

     - The Doubletree Management Agreement (which is guaranteed by a Doubletree subsidiary) provides material financial incentives to the Doubletree Manager to maximize profitability (and therefore revenues) from the Doubletree Hotels; and

     - The Company's capacity to make significantly increased capital expenditures at the Doubletree Hotels (a 33 1/3% increase in scheduled annual amounts plus a one-time $10 million expenditure following the Proposed Merger) should result in increased REVPAR at the hotels and generate rental payment growth under the Doubletree Percentage Lease.

     The Company and Red Lion expect to complete the Proposed Merger early in the second quarter of 1998. Consummation of the Proposed Merger is subject to various conditions, and there is no assurance that it will be completed. Moreover, if the Proposed Merger is completed, there is no assurance that the Company will be able successfully to assimilate the Doubletree Hotels or to realize the anticipated benefits of the Proposed Merger. See "Risk Factors -- Risks Related to the Proposed Merger."

     Red Lion has released its unaudited results of operations for the year ended December 31, 1997. Red Lion reported gross revenues of the Doubletree Hotels of $110.4 million, gross operating profit of the hotels of $40 million and net income of $3.4 million, or $0.81 per limited partnership unit, for the year. Cash flow available for distribution and incentive management fees was $13.9 million, or $3.30 per limited partnership unit. The issued and outstanding limited partnership units totaled 4,133,500 at December 31, 1997.

     Recent and Pending Acquisitions. In November 1997, the Company acquired interests in the 388-room Doubletree Hotel Kansas City and the 199-room Hampton Inn San Diego Airport/Sea World. The Company is continually engaged in discussions concerning potential hotel acquisitions. The Company has executed agreements to acquire two hotels containing an aggregate of 568 guest rooms at an aggregate cost of $37.0 million, and a letter of intent to acquire another hotel containing 207 guest rooms at a cost of $19.3 million. The Company's purchase of these hotels is subject to various uncertainties and conditions, including satisfactory completion of the Company's due diligence reviews. There is no assurance that the Company will consummate these potential acquisitions.

     Financing Activities. The Credit Facility was amended in October 1997 to expand the committed amount to $150 million from $75 million and to reduce the interest rate from LIBOR plus 2.00% to a rate that fluctuates at LIBOR plus 1.40% to 1.75%. The Credit Facility is available to finance acquisitions and for other working capital purposes and is secured by first mortgages on 13 of the Hotels. The Company intends to use proceeds of the Offering to repay all outstanding indebtedness under the Credit Facility. On February 18, 1998, approximately $96.8 million was outstanding under the Credit Facility.

     The Company expects to obtain a commitment for a $130 million 10-year term loan, to be funded on the closing of the Proposed Merger, with a rate of interest to be fixed at a spread over the 10-year United States Treasury bond rate upon closing of the loan. The loan will be secured by the Doubletree Hotels, with amortization based on a 23-year schedule commencing on the second anniversary of the loan. The Company also expects to obtain a commitment for a $200 million unsecured revolving credit facility (which would replace the Company's existing Credit Facility), with a rate of interest at the same spread over LIBOR as the existing Credit Facility. The Company expects to borrow $54 million under the new credit facility to fund the remainder of its cash obligations in connection with the Proposed Merger. The $146 million balance of the new revolving credit facility would be available for other acquisitions and general corporate purposes. Each of these commitments will be subject to customary conditions, including the lenders' satisfactory completion of due diligence inquiries and the preparation, execution and delivery of mutually acceptable financing documentation.

     Financial Results. The Company has released its unaudited results of operations for the year ended December 31, 1997. For the year, the Company reported revenues of $38.3 million, income before extraordinary items of $15.2 million, an extraordinary item of $0.9 million due to losses on the early extinguishment of debt, net income of $14.3 million, basic earnings per share of $1.51 and diluted earnings per share of $1.49. Funds From Operations was $27.4 million, and the weighted average number of Common Shares and Units outstanding for the year was 10,883,301. Borrowings under the Credit Facility were approximately $91.8 million at December 31, 1997.

BUSINESS AND GROWTH STRATEGIES

  BUSINESS OBJECTIVES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in value of the Common Shares. The Company seeks to achieve these objectives through participation in increased revenues from the Hotels pursuant to the Percentage Leases and by selective acquisition, ownership, redevelopment, repositioning and expansion of additional hotel properties.

  BUSINESS STRATEGIES

     The Company's strategies to meet its objectives include (i) acquiring and leasing full-service commercial and resort hotels on an accretive basis and at a discount to replacement cost in the upscale and moderate markets, (ii) developing strategic alliances and relationships with multiple lessees and franchisors of premier upscale brands, (iii) strategically renovating, upgrading and repositioning hotel properties, (iv) achieving revenue growth in the Hotels, and (v) expanding and developing additional hotel properties.

     Acquisitions

     The Company has acquired eight hotel properties since the Initial Offering for an aggregate consideration of $108 million and believes that the upscale and moderate market segments of the hospitality industry continue to present attractive acquisition opportunities. The Company's acquisition strategy includes the following features:

     - Full-service hotels: The Company seeks to acquire full-service commercial hotels, airport hotels, major tourist hotels and destination resorts in major markets and business centers. The Company's 1997 acquisitions of the Daytona Beach Radisson Resort, the Melbourne Hilton Oceanfront and the French Lick Springs Resort evidence the Company's increased emphasis on acquiring tourist and destination resort hotels.

     The Daytona Beach Radisson Resort, which the Company acquired in March 1997, is a beachfront resort with 206 guest rooms. Following its acquisition, the property was closed for a complete renovation. The property's January 1998 opening, following its $6.6 million renovation and reflagging, coincides with the expected 1998 commencement of construction in Daytona Beach of the Ocean Walk restaurant, retail and hotel complex and an Adventure Landing waterpark and amusement complex, ongoing development and redevelopment of other hotels and condominiums, and an expansion of the Daytona Beach convention center. The Company's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") from the property for 1998, divided by the cost to the Company of acquiring the property and projected capital expenditures in excess of the Company's capital expenditure reserve from the acquisition date through December 31, 1998 (the percentage resulting from that division, the "Projected EBITDA Yield"), exceeds 13%.

     The French Lick Springs Resort, which the Company acquired in April 1997, is a full-service destination resort containing 485 guest rooms, five restaurants and lounges, meeting rooms containing an aggregate of 60,000 square feet of meeting space, two golf courses (including one designed by Donald A.
Ross), 18 tennis courts, an equestrian center and riding stables, a health and beauty spa and a bowling alley. The Company seeks to improve significantly over the next several years the resort's historically low occupancy through BMC's marketing efforts, which include an emphasis on group marketing, and through enhancements to the property from increased capital spending. The property's REVPAR for the nine months ended September 30, 1997 exceeded its REVPAR for the nine months ended September 30, 1996 by 11.8%, primarily because of an increase in occupancy. The property's Projected EBITDA Yield for 1998 exceeds 12%.

     - Portfolio Acquisitions: The Proposed Merger is an example of the Company's portfolio acquisition strategy. See "-- Recent Developments -- Proposed Merger." The Company is exploring other portfolio acquisition opportunities but has not entered into any agreement to make any such acquisition.

     - Redevelopment and Renovation Opportunities: The Company seeks hotels that require physical renovation or redevelopment to achieve their full performance potential. The Company's Daytona Beach Radisson Resort, Holiday Inn Crabtree and Holiday Inn Minneapolis West are examples of this type of property.

     The Holiday Inn Crabtree is undergoing a $3.6 million renovation, which the Company expects to complete by March 1998. The Company expects the renovation will allow the hotel to capitalize on its premier location in Raleigh, North Carolina, to reduce the gap between the hotel's ADR and the ADR's of its closest competitors, which have significantly higher average rates. The property's Projected EBITDA Yield for 1998 exceeds 13%.

     The 196-room Holiday Inn Minneapolis West, which is leased to and managed by CapStar and which the Company purchased in a 91%-9% joint venture with CapStar, is an architecturally attractive hotel that is undergoing a $1.5 million renovation. The Company expects that this renovation and the focused marketing effort currently underway will, within the next 18 months, enable the property to substantially narrow the 23% gap in

REVPAR in 1996 between the property and its local competitive set. The hotel's Projected EBITDA Yield for 1998 is approximately 12%.

     As a result of its successful acquisition activities, the Company believes it possesses a competitive advantage in market knowledge, technical expertise and industry relationships that will enable it to continue to implement successfully its acquisition strategy on a national scale. Further, the Company believes it will benefit from its relationships with CapStar, Davidson, Outrigger and BMC and from developing relationships with additional lessees that have demonstrated excellence in hotel properties management.

     - Market Repositioning Opportunities: The Company acquires undervalued hotels whose performance can be enhanced significantly through new brand affiliations, implementation of new marketing strategies and effective yield management. In addition to the Daytona Beach Radisson and French Lick Springs resorts described above, the Doubletree Hotel Kansas City and the Hampton Inn San Diego Airport/Sea World represent properties in this category.

     The 388-room Doubletree Hotel Kansas City, which opened in April 1997 following a major renovation, is located directly across from the recently expanded convention center in downtown Kansas City, Missouri. The Company expects that the hotel's location, in combination with the quality of its design, construction and finish, will give the hotel a competitive advantage in its market. The property is leased to and managed by CapStar, and the Company and a CapStar Affiliate own an 80% and a 20% interest, respectively, in a joint venture that owns the hotel. Based on the distribution priorities in the joint venture, the property's Projected EBITDA Yield for 1998 exceeds 11%.

     The 199-room Hampton Inn San Diego Airport/Sea World is leased to and managed by Outrigger and was purchased in a 91%-9% joint venture with Outrigger. The hotel enjoys an excellent tourism location in San Diego, California. Based on the distribution priorities in the joint venture, the property's Projected EBITDA Yield for 1998 exceeds 12%.

     Strategic Alliances and Relationships

     - Multiple Lessee Strategy: The Company continues to pursue lease relationships with qualified operators who can provide the Company with additional hotel acquisition opportunities. The Company's acquisitions of Marriott's Hunt Valley Inn, the Holiday Inn Minneapolis West, the Doubletree Hotel Kansas City and the Hampton Inn San Diego Airport/Sea World involve lease relationships established by the Company in 1997.

     The 392-room Marriott's Hunt Valley Inn is leased to and managed by Davidson. The hotel, in which the Company and Davidson have a 91% and 9% interest, respectively, is located in the Baltimore suburb of Hunt Valley adjacent to a new retail development and a substantial and expanding office space complex. Marriott's Hunt Valley Inn achieved REVPAR growth of 13% during the nine months ended September 30, 1997 over the nine months ended September 30, 1996. The property's Projected EBITDA Yield for 1998 exceeds 14%.

     - Brand Strategy: The Company focuses on owning hotel properties that are, or can be, associated with brands that will lead the hospitality industry in REVPAR, such as Doubletree(R), Marriott(R), Radisson(R), Hilton(R), Hyatt(R), Renaissance(R), Omni(R), Holiday Inn(R) and Embassy Suites(R). The Company believes that it can maximize its market share and revenue by taking advantage of its orientation toward sales and marketing to identify the most effective branding and to leverage its brands with effective direct sales strategies. The Company expects to continue to affiliate with a number of different franchisors in order to maximize the performance of its hotels by providing greater access to a broad base of national marketing and reservation systems and to mitigate the risks of franchise loss and franchise overlap. The Company believes that its relationships with certain franchisors facilitate sourcing and completing acquisitions on attractive terms. The Company intends to maintain a geographically diversified hotel portfolio and may also cluster hotels within certain primary markets in order to take advantage of operational and managerial economies of scale.

     Internal Growth

     The Company believes that, based on historical operating results and the strength of the Company's and its lessees' management teams, and the Company's hotel portfolio and markets, the Hotels should provide the

Company with the opportunity for cash flow growth through the Percentage Leases. REVPAR and aggregate total revenues of the Hotels (excluding the Doubletree Hotel Kansas City, which had been in operation for less than six months, and the Daytona Beach Radisson Resort, which first contributed revenue in January 1998) increased from $52.53 and $121.5 million, respectively, in 1995 to $56.93 and $129.2 million, respectively, in 1996 and from $58.45 and $98.0 million, respectively, for the nine-month period ended September 30, 1996 to $63.35 and $104.3 million, respectively, for the nine-month period ended September 30, 1997.

     The Company expects that its Berkeley Marina hotel's performance may suffer in 1998 during renovation in connection with its conversion to a Radisson. However, the Company anticipates that the performance of the hotel will improve in 1999 as a result of its renovation and Radisson affiliation.

     The Company also expects improved financial performance from its Melbourne Quality Suites and recently acquired Melbourne Hilton Oceanfront hotels. In addition to the internal operational synergies resulting from the properties' close physical proximity, the cooperation between the hotels has enabled both to benefit from inquiries made through their separate centralized reservation systems. The Melbourne Hilton Oceanfront hotel's REVPAR for the nine months ended September 30, 1997 exceeded its REVPAR for the nine months ended September 30, 1996 by 14.3%. The property's Projected EBITDA Yield for 1998 is approximately 14%.

     The Company believes that the revenue and cash flow of the Hotels will be maximized by intensive management and marketing. The Company intends to derive increased cash flow through the application of its lessees' operating strategies, which include the active management and balancing of room rates with forecasted room demand in order to maximize total hotel revenues ("yield management"). The Company believes that the lessees' commitment to customer service and the experience of their management teams position the Company to capitalize on the expected continuing demand in the Company's markets. The Company's objectives include enhancing its competitive position by continuing a regular program of renovation and capital improvement.

     Capital Expenditure and Renovation Strategy

     The Company believes that its regular program of capital improvements at the Hotels, including replacement and refurbishment of FF&E, helps maintain and enhance their competitiveness and maximizes revenue growth under the Percentage Leases. During the nine-month period ended September 30, 1997, the Company spent approximately $3.9 million from the Company's capital expenditure reserve on renovations and capital improvements at the Hotels. This represents an average of approximately $1,305 per room on an annualized basis. The Percentage Leases require the Company to add to a capital expenditures reserve, annually, aggregate minimum reserves of 4.0% of total revenue of the Hotels. For the 12-month period ended September 30, 1997, on a pro forma basis this reserve would have represented an average of $1,337 per room. The Company generally uses the capital expenditures reserve for the replacement and refurbishment of FF&E and other capital expenditures to maintain and enhance the competitive position of the Hotels, although it may make other uses of amounts reserved that it considers appropriate from time to time. The Company believes that the reserve will be adequate to meet its continuing capital expenditure and FF&E needs for the Hotels in light of their age and condition. BMC's, CapStar's, Davidson's and Outrigger's experience in developing and renovating their respective properties will assist the Company in maintaining its properties' competitive edge in their respective markets.

     Over the next 12 months, the Company's major capital expenditure plans include: (i) a $5 million upgrade of the Berkeley Marina hotel in connection with its conversion to a Radisson, including a complete upgrade and modernization of the exterior, front entrance, lobby and half of the guest rooms; (ii) a $1.5 million renovation of the Holiday Inn Minneapolis West, including a new upscale concierge floor to cater to business travelers and renovation of the guest rooms and public areas; (iii) the continuation of the Company's $3.6 million renovation of the Holiday Inn Crabtree's exterior, windows, guest rooms, common areas, lobby and pool; and (iv) a $2 million expenditure at the French Lick Springs Resort for general upgrades and improvements.

     Development Strategy

     The Company may develop additional full-service or upscale limited-service hotels on land that the Company acquires in its current geographic markets or on land contiguous to the Hotels. Full-service hotels may include hotels affiliated with Doubletree(R), Marriott(R), Radisson(R), Renaissance(R), Hilton(R), Hyatt(R), Omni(R), Holiday Inn(R) and Embassy Suites(R). Limited-service hotels may include Marriott Courtyard Hotels(R), Fairfield Inns(R), Residence Inns(R), Homewood Suites(R) and Hampton Inns(R). The Company believes that selective development of hotels in its existing geographic markets would enable it to take advantage of operating efficiencies to generate attractive returns on investment.

     Access to Capital

     The Credit Facility enables the Company to acquire hotels without financing contingencies and is available for certain other purposes, including capital expenditures and working capital, as necessary. As a public company, the Company generally has access to a wide variety of financing sources to fund acquisitions, such as the ability to issue public and private debt, equity and hybrid securities, and the ability to utilize Units as consideration when cash is not appropriate for tax or other reasons. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total-market capitalization ratio (measured at the time debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market values of its properties, acquisition, development and expansion opportunities and other factors. See "-- Recent Developments -- Financing Activities."

TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, under current federal income tax laws the Company generally will not be subject to federal income tax on income it distributes to shareholders as long as it distributes at least 95% of its REIT taxable income currently and satisfies a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which would effectively impose on the Company's shareholders the "double taxation" that generally results from investment in a corporation. See "Risk Factors -- Tax Risks -- Failure to Qualify as a REIT" and "Federal Income Tax Considerations."

                                    LESSEES

     The Company leases its properties to established hotel operators pursuant to the Percentages Leases, which provide the Company with the greater of a base rental income or a percentage of revenues from operations.

     The Company believes that having multiple tenants facilitates meeting its growth objectives. In selecting lessees, the Company seeks hotel operators with demonstrated full-service hotel expertise, a stable operating and financial performance history, an excellent reputation in the hospitality industry, and an ability to introduce additional acquisition opportunities to, and to lease additional hotels from, the Company. The Company has, to date, leased two hotels to CapStar, one hotel to Davidson and one hotel to Outrigger. The Company has leased the Initial Hotels and four of the Acquired Hotels to BMC. The Doubletree Hotels are leased to Westboy, a wholly owned subsidiary of BMC. The Company expects to pursue lease relationships with additional hotel operators that have excellent operating histories and demonstrated management expertise.

     The Company's hotel joint ventures (more fully described below) are structured to align the hotel lessee's economic interests with the Company's economic interests. In each joint venture, the lessee's ability to receive cash flow and equity capital distributions is subordinated to the Company's receipt of specified minimum distributions. In addition, each lessee must maintain a specified net worth to support its lease payment obligations, and its joint venture partnership interest is pledged as security for the lease payment obligations. The Company is permitted to subject any joint venture's hotel to a mortgage or to sell the hotel or the Company's interest in the joint venture without the affected joint venture partner's consent.

     CapStar. CapStar is a publicly traded hotel investment and management company that acquires, owns, renovates, repositions and manages hotels throughout the United States. As of January 27, 1998, CapStar owned 54 full-service hotels with 14,503 rooms and leased or managed an additional 67 hotels owned by third parties, which contain 10,318 rooms. CapStar's portfolio of full-service hotels under management includes both independent brands and a number of well-known franchise brands, including Hilton(R), Sheraton(R), Marriott(R), Embassy Suites(R), Westin(R) and Doubletree(R).

     In July 1997, the Company and CapStar formed a joint venture called BoyStar Ventures ("BoyStar") for the purpose of acquiring full-service, commercial and resort hotel properties that CapStar will lease and manage. BoyStar, in which the Company owns a 91% general partnership interest and CapStar owns a 9% limited partnership interest, acquired the 196-room Holiday Inn Minneapolis West in July 1997. In November 1997, the Company, through a joint venture with a Capstar Affiliate (80% owned by the Company and 20% owned by the CapStar Affiliate), acquired the 388-room Doubletree Hotel Kansas City and leased it to CapStar. The hotel is managed by CapStar Management Company, L.P. The CapStar Affiliate has the right, commencing in January 2000 and subject to certain performance criteria, to sell half of its interest in the Kansas City joint venture to the Company for its fair market value, payable in cash or Common Shares at the option of the Company.

     Davidson. Davidson is a privately held national hotel management company located in Memphis, Tennessee. Davidson provides management, development, consulting and accounting expertise for the hospitality industry. As of January 27, 1998, Davidson managed 29 hotels across the United States under franchise agreements with such franchisors as Marriott(R), Embassy Suites(R), Hilton(R), Crowne Plaza(R), Omni(R) and Holiday Inn(R).

     In July 1997, the Company acquired a 91% general partnership interest in the Shawan Road Hotel Limited Partnership, in which a Davidson Affiliate owns a 9% limited partnership interest. The partnership owns Marriott's Hunt Valley Inn, located in suburban Baltimore, Maryland. Davidson leases the hotel from the partnership and manages the hotel. The Davidson Affiliate has the right, commencing in July 1999 and subject to certain performance criteria, to sell half of its interest in the limited partnership to the Company for its fair market value, payable in cash or Common Shares at the option of the Company.

     Outrigger. Outrigger is a privately held hotel management company based in California. Outrigger, as of January 27, 1998, owned and operated over 25 hotels, with approximately 5,000 rooms, throughout the United States. Outrigger currently operates or has operated a full range of hotel products, including Marriott(R), Sheraton(R), Hilton(R), Residence Inn(R), Holiday Inn(R) and Radisson(R) and many limited service products. In addition to branded hotels, Outrigger operates upscale, boutique hotels, providing management and sales support.

     The Company and an Outrigger Affiliate formed a joint venture to acquire the 199-room Hampton Inn San Diego Airport/Sea World in San Diego, California. The joint venture, in which the Company owns a 91% interest and the Outrigger Affiliate owns a 9% interest, acquired the hotel in November 1997. The joint venture has leased the hotel to an Affiliate of Outrigger, and the hotel is managed by Outrigger and operates under a franchise agreement with Promus Hotel Corporation (the licensor of Hampton Inn hotels).

     BMC. Robert W. Boykin and John E. Boykin indirectly own BMC, which was formed at the time of the Initial Offering. BMC has continued the 39-year hotel operation and management business of the Boykin Group. The Boykin Group has capabilities in all phases of development and management of hotel properties. As of January 27, 1998, BMC operated or managed 33 properties containing 7,842 rooms located throughout the United States.

     BMC manages 13 of the Hotels. Its subsidiaries conduct management activities for owners other than the Company, an award-winning hotel interior design business and a hotel and restaurant food, beverage, supply and equipment purchasing business. These operations are conducted in part with a view to introducing the Company to acquisition opportunities.

     In anticipation of the Proposed Merger and to avoid certain adverse tax consequences that it would otherwise have incurred, Red Lion leased to Westboy, effective January 1, 1998, the 10 Doubletree Hotels that the Company expects to acquire in the Proposed Merger. Westboy contemporaneously executed the Doubletree Management Agreement with the Doubletree Manager, a subsidiary of Doubletree, under which the Doubletree Manager will operate the Doubletree Hotels. The lease and management agreement will remain in effect following consummation of the Proposed Merger.

     BMC and its owners, who have a substantial interest in the Company, have interests that conflict with the Company's interests in connection with the structuring and enforcement of the Percentage Leases and other leases and agreements between the Company and BMC and in connection with activities that may maximize profits for BMC without necessarily benefiting the Company. The Company and BMC have undertaken several measures, including those listed below, to align the interests of BMC and its owners with the interests of the Company and its shareholders and to address these conflicts of interest:

     - BMC's owners have agreed to retain their equity interests in the Company (in the form of Units exchangeable for Common Shares (if the Company consents thereto)) until November 1999;

     - Robert W. Boykin will not hold office in BMC (other than a directorship), and neither John E. Boykin nor any other officer of BMC will hold office in the Company;

     - Distributions from BMC and net proceeds of any sale of BMC (with certain limited exceptions) will be used to purchase Units or Common Shares, and half of BMC's consolidated earnings will be retained in BMC and its subsidiaries to maintain their consolidated net worth at not less than 25% of the aggregate annual rent payments under BMC's Percentage Leases;

     - Determinations made on behalf of the Company in connection with any conflict of interest involving any Boykin Group Affiliate are made by the Company's Independent Directors;

     - Each Boykin Group Affiliate will conduct all hotel acquisition, development and ownership activities only through the Company; and

     - Any change in control of BMC without the Company's consent will constitute a default under BMC's Percentage Leases.

     BMC also has developed a deferred compensation plan for its corporate-level senior executives, under which each award's value is based on the value of the Company's Common Shares.

     Under BMC or its predecessor, the performance of the Initial Hotels has exceeded industry averages. During the five-year period ended December 31, 1996, the Initial Hotels generated REVPAR that exceeded the REVPAR of their local competing hotels (in each market, four to seven competitors as currently defined by the Company and BMC for property and personnel performance evaluation purposes). The Initial Hotels experienced 7.6% REVPAR growth for the nine months ended September 30, 1997 over the nine months ended September 30, 1996 and exceeded the U.S. average of 4.5% REVPAR growth for upscale full service hotels for the nine months ended September 30, 1997 over the nine months ended September 30, 1996.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after payment of expenses incurred in connection with the Offering, are estimated to be $105.2 million ($121.1 million if the Underwriters' overallotment option is exercised in full). The Company will contribute all of the net proceeds to the Partnership in exchange for an additional 3.8% general partnership interest, resulting in the Company owning a 91.6% general partnership interest in the Partnership (91.9% if the Underwriters' overallotment option is exercised in full). The Partnership intends to use the net proceeds to repay $96.8 million in outstanding indebtedness under the Credit Facility, to purchase 40,976 Units from two unaffiliated limited partners for an aggregate purchase price of $1.0 million, and to fund current and future acquisitions and for general corporate purposes. The current interest rate on the Credit Facility, which matures in November 1999 (or, at the Company's option, November 2000), is LIBOR plus 1.5%. The indebtedness incurred within the last year under the Credit Facility was used to finance hotel acquisitions and hotel renovations. Lehman Brothers Holdings, Inc., an Affiliate of Lehman Brothers Inc., which is one of the Underwriters, will receive approximately $22.6 million from the Company's repayment of the indebtedness described above.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Common Shares are listed on the NYSE under the symbol "BOY." The following table sets forth for the indicated periods the high and low sales prices for the Common Shares and the cash distributions declared per share:

                                                                                   CASH
                                                             PRICE RANGE       DISTRIBUTIONS
                                                           ---------------       DECLARED
                                                           HIGH       LOW        PER SHARE
                                                           ----       ----     -------------
Year Ended December 31, 1996:
  Fourth Quarter (beginning October 30, 1996).........     $24        $20          $0.28
Year Ended December 31, 1997:
  First Quarter.......................................     $24 1/2    $21 5/8      $0.45
  Second Quarter......................................     $23 15/16  $20          $0.45
  Third Quarter.......................................     $27        $22 1/2      $0.45
  Fourth Quarter......................................     $27 3/4    $24 3/4      $0.45
Year Ending December 31, 1998:
  First Quarter (through February 18, 1998)...........     $28 1/2    $25 1/16        --

     On January 26, 1998, there were 186 record holders of the Company's Common Shares, including shares held in "street name" by nominees who are record holders, and approximately 8,800 beneficial owners. On February 18, 1998, the last reported sales price of the Common Shares on the NYSE was $25 1/16 per share.

     The Company's current annual distribution rate is $1.80 per share, payable quarterly in an amount equal to $0.45 per share. Distributions to date represent approximately 87% of the Company's as adjusted pro forma Cash Available for Distribution for the 12 months ended September 30, 1997. The entire annual distribution to holders of Common Shares for 1996 represented a return of capital for federal income tax purposes. The Company's 1997 distributions were fully taxable as dividends.

     The declaration and payment of distributions by the Company is at the discretion of the Company's Board of Directors and depends on, among other things, the Company's receipt of cash distributions from the Partnership, the Company's level of indebtedness, any contractual restrictions and other factors considered relevant by the Board. The level of the Partnership's cash distributions is determined by the Partnership in light of its cash needs, including its requirements for investing and financing activities and other anticipated cash needs. The Partnership's principal source of revenue consists of payments of rent by the lessees under the Percentage Leases. See "Risk Factors -- Risk of Investment in Real Estate and the Hotel
Industry -- Seasonality" for a discussion of the effect of the seasonal nature of hotel revenues on the Company's receipt of rent payments from the lessees.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) on a historical basis as of September 30, 1997, (ii) on an as adjusted basis to give effect to the issuance and sale of the Common Shares in the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" and (iii) on a pro forma as adjusted basis to also reflect the Proposed Merger:

                                                                 AS OF SEPTEMBER 30, 1997
                                                            -----------------------------------
                                                                                      PRO FORMA
                                                                            AS           AS
                                                            HISTORICAL   ADJUSTED     ADJUSTED
                                                            --------     --------     ---------
                                                                  (DOLLARS IN THOUSANDS)
                                                                        (UNAUDITED)
Borrowings under Credit Facility (1)......................  $ 59,000     $     --     $ 16,620
Mortgage notes payable....................................        --           --      130,000
Minority interest.........................................    15,090       14,673       14,673
Shareholders' Equity:
  Preferred Shares, without par value; 10,000,000 shares
     authorized; no shares issued and outstanding.........        --           --           --
  Common Shares, without par value; 40,000,000 shares
     authorized; 9,536,251 shares issued and outstanding
     (14,036,251 and 17,146,299 shares issued and
     outstanding on an as adjusted and pro forma as
     adjusted basis, respectively) (2)....................        --           --           --
  Additional paid-in capital..............................   124,304      229,492      309,825
  Retained deficit (3)....................................    (6,676)      (6,676)      (7,587)
                                                            --------     --------     --------
  Total shareholders' equity..............................   117,628      222,816      302,238
                                                            --------     --------     --------
  Total capitalization....................................  $191,718     $237,489     $463,531
                                                            ========     ========     ========

---------------

(1) The Company's borrowings under the Credit Facility increased to $96,750 as of February 18, 1998 primarily because of the acquisitions of the Doubletree Hotel Kansas City and the Hampton Inn San Diego Airport/Sea World in November 1997.

(2) Excludes 1,340,718 Common Shares issuable on exchange of 1,340,718 Units. Does not give effect to the 1,000,000 Common Shares issuable under the Company's Long-Term Incentive Plan or to the Common Shares subject to the options covering 55,000 Common Shares granted to the Company's independent directors.

(3) Includes in the pro forma as adjusted amounts an extraordinary loss of $0.9 million resulting from the refinancing of the Credit Facility.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical and pro forma operating and financial data for the Company and BMC and selected combined historical financial data for the Initial Hotels. The selected historical financial data for the Company and BMC for the period November 4, 1996 (inception of operations) to December 31, 1996, and the selected combined historical financial data for the Initial Hotels for the period January 1, 1996 through November 3, 1996 and for the years ended December 31, 1995, 1994 and 1993 have been derived from the historical financial statements of the Company, BMC and the Initial Hotels, respectively, audited by Arthur Andersen LLP, independent public accountants, whose reports with respect thereto are incorporated herein by reference.

     The unaudited pro forma operating information is presented as if (i) the Initial Offering and related formation transactions, (ii) the acquisitions of the Melbourne Hilton Oceanfront, Holiday Inn Crabtree, French Lick Springs Resort, Holiday Inn Minneapolis West and Marriott's Hunt Valley Inn and (iii) the Offering and the use of the net proceeds therefrom, all had been consummated as of January 1, 1996. The unaudited pro forma balance sheet information is presented as if the Offering and the use of the net proceeds therefrom had been consummated on September 30, 1997.

     The unaudited pro forma as adjusted operating information is presented as if (i) the pro forma transactions described in the previous paragraph and (ii) the Proposed Merger all had been consummated as of January 1, 1996, while the unaudited pro forma as adjusted balance sheet information is presented as if the Offering and the use of net proceeds therefrom and the Proposed Merger all had been consummated on September 30, 1997.

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Financial Statements included herein and all of the financial statements and notes thereto incorporated by reference in this Prospectus Supplement.

     The historical and pro forma earnings per share information, the latest of which is as of September 30, 1997, has been prepared under the methods prescribed by Accounting Principles Board Opinion No. 15. In the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") for calculating earnings per share. The Company has included for informational purposes the basic and diluted earnings per share amounts, identified as "Pro Forma Restated" calculated under the methods prescribed by SFAS 128.

                             BOYKIN LODGING COMPANY

         SELECTED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA

               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                    PRO FORMA AS ADJUSTED
                                     HISTORICAL(1)(2)            PRO FORMA (UNAUDITED)(2)               (UNAUDITED)(2)
                                ---------------------------   ------------------------------   --------------------------------
                                   11/4/96                                    NINE MONTHS                       NINE MONTHS
                                (INCEPTION OF   NINE MONTHS                   ENDED 9/30,                       ENDED 9/30,
                                 OPERATIONS)       ENDED      YEAR ENDED   -----------------   YEAR ENDED   -------------------
                                 TO 12/31/96      9/30/97      12/31/96     1996      1997      12/31/96      1996       1997
                                -------------   -----------   ----------   -------   -------   ----------   --------   --------
OPERATING DATA:
Lease revenue..................    $ 3,258        $28,866      $ 38,889    $30,026   $32,561    $ 68,563    $ 53,173   $ 55,919
Interest income................        120            337            --         --        --          --          --         --
                                    ------        -------       -------    -------   -------     -------     -------    -------
      Total revenues...........      3,378         29,203        38,889     30,026    32,561      68,563      53,173     55,919
                                    ------        -------       -------    -------   -------     -------     -------    -------
Real estate related
  depreciation and
  amortization.................      1,344          6,931        10,663      7,999     7,901      22,361      16,772     16,674
Real estate and personal
  property taxes, insurance and
  rent.........................        620          3,834         5,468      4,041     4,430      10,468       7,791      8,180
General and administrative.....        450          1,708         1,450      1,088     1,708       1,950       1,463      2,083
Interest expense...............         54          1,359            --         --        --      10,063       7,547      7,547
Amortization of deferred
  financing costs..............         69            327           436        327       327         549         412        412
                                    ------        -------       -------    -------   -------     -------     -------    -------
      Total expenses...........      2,537         14,159        18,017     13,455    14,366      45,391      33,985     34,896
                                    ------        -------       -------    -------   -------     -------     -------    -------
Income before minority interest
  and extraordinary item.......        841         15,044        20,872     16,571    18,195      23,172      19,188     21,023
Minority interest in joint
  ventures.....................         --            (92)          (28)       (66)      (75)        (28)        (66)       (75)
Minority interest in operating
  partnership..................        (40)        (1,825)       (1,679)    (1,306)   (1,444)     (1,541)     (1,257)    (1,397)
                                    ------        -------       -------    -------   -------     -------     -------    -------
Income before extraordinary
  item.........................    $   801        $13,127      $ 19,165    $15,199   $16,676    $ 21,603    $ 17,865   $ 19,551
                                                                =======    =======   =======     =======     =======    =======
Extraordinary item -- loss on
  early extinguishment of debt
  (net of $970 and $14 of
  minority interest for the
  periods ended December 31,
  1996 and September 30, 1997,
  respectively)................     (4,908)          (141)
                                    ------        -------
Net income (loss) applicable to
  Common Shares................    $(4,107)       $12,986
                                    ======        =======
EARNINGS PER SHARE:
Income before extraordinary
  item.........................    $   .09        $  1.37      $   1.37    $  1.08   $  1.19    $   1.26    $   1.04   $   1.14
                                                                =======    =======   =======     =======     =======    =======
Extraordinary item, net........       (.55)          (.01)
                                    ------        -------
  Net income (loss) per Common
    Share......................    $  (.46)       $  1.36
                                    ======        =======
Weighted average number of
  Common Shares outstanding....      8,981          9,518        14,016     14,016    14,018      17,126      17,126     17,128

PRO FORMA RESTATED EARNINGS PER
  SHARE(8)
  Basic:  Income before
            extraordinary
  item.........................    $   .09        $  1.37      $   1.37    $  1.08   $  1.19    $   1.26    $   1.04   $   1.14
          Extraordinary item,
          net..................       (.55)          (.01)
          Net income (loss) per
            Common Share.......       (.46)          1.36
  Diluted: Income before
            extraordinary
  item.........................        .09           1.37          1.36       1.08      1.18        1.26        1.04       1.14
          Extraordinary item,
          net                         (.54)          (.01)
          Net income (loss) per
            Common Share.......       (.45)          1.36

                             BOYKIN LODGING COMPANY

         SELECTED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA

               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                    PRO FORMA AS ADJUSTED
                                     HISTORICAL(1)(2)            PRO FORMA (UNAUDITED)(2)               (UNAUDITED)(2)
                                ---------------------------   ------------------------------   --------------------------------
                                   11/4/96                                    NINE MONTHS                       NINE MONTHS
                                (INCEPTION OF   NINE MONTHS                   ENDED 9/30,                       ENDED 9/30,
                                 OPERATIONS)       ENDED      YEAR ENDED   -----------------   YEAR ENDED   -------------------
                                 TO 12/31/96      9/30/97      12/31/96     1996      1997      12/31/96      1996       1997
                                -------------   -----------   ----------   -------   -------   ----------   --------   --------
OTHER DATA:
Funds From Operations(3).......    $ 2,185        $21,860      $ 31,494    $24,490   $25,993    $ 45,492    $ 35,880   $ 37,594
Net cash provided by operating
  activities(4)................        329         20,158        31,930     24,817    26,320      46,041      36,292     38,006
Net cash used for investing
  activities(5)................     (1,824)       (75,550)       (5,082)    (3,852)   (4,092)     (9,515)     (7,211)    (7,466)
Net cash provided by (used for)
  financing activities(6)......     22,857         35,497       (27,635)   (20,727)  (20,697)    (33,233)    (24,925)   (24,895)
Dividends declared(7)..........      2,700         12,855        25,229     18,922    18,924      30,827      23,120     23,123
Weighted average number of
  Common Shares and Units
  outstanding..................     10,359         10,872        15,353     15,353    15,332      18,463      18,463     18,442

                                                  HISTORICAL(1)(2)
                                              -------------------------           PRO FORMA              PRO FORMA AS ADJUSTED
                                              AT 12/31/96   AT 9/30/97    (UNAUDITED)(2) AT 9/30/97    (UNAUDITED)(2) AT 9/30/97
                                              -----------   -----------   --------------------------   --------------------------
BALANCE SHEET DATA:
Investment in hotel properties, net..........  $ 113,322     $ 194,213             $194,764                     $468,336
Total assets.................................    137,271       203,245              249,016                      480,156
Total debt...................................         --        59,000                   --                      146,620
Minority interest in Partnership.............     14,045        13,657               13,240                       13,240
Shareholders' equity.........................    117,021       117,628              222,816                      302,238

---------------

(1) Includes the operating results of the following acquired properties (all accounted for using the purchase method) since their respective acquisition dates: Melbourne Hilton Oceanfront (March 1997), Holiday Inn Crabtree (March
    1997), French Lick Springs Resort (April 1997), Holiday Inn Minneapolis West (July 1997) and Marriott's Hunt Valley Inn (July 1997).

(2) The historical, pro forma and pro forma as adjusted data all exclude the effects of the purchases of the Doubletree Hotel Kansas City and the Hampton Inn San Diego Airport/Sea World in November 1997. These acquisitions were funded with borrowings under the Credit Facility. As a result, the Company's outstanding borrowings under the Credit Facility were $91,750 at December 31, 1997.

(3) Represents Funds From Operations of the Company on a consolidated basis. The following table computes Funds From Operations for the nine months ended September 30, 1997 under the National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of income
    (loss) before minority interest (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as a basis for computing distributions or as an alternative (i) to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance, or (ii) to cash

                             BOYKIN LODGING COMPANY

         SELECTED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA

               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

    flows from operating, investing, or financing activities, as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness.

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                         1997
                                                                   -----------------
Net Income.......................................................       $12,986
Extraordinary item...............................................           141
Minority interest................................................         1,917
Depreciation.....................................................         6,931
Funds From Operations applicable to joint venture minority
  interest.......................................................          (115)
                                                                        -------
Funds From Operations............................................       $21,860
                                                                        =======

(4) For pro forma purposes, net cash provided by operating activities represents net income before depreciation of real estate assets, amortization of deferred financing costs and minority interest including adjustments for the joint venture minority interest therein. For pro forma purposes, no effect has been given to changes in working capital assets and liabilities.

(5) For pro forma purposes, net cash used for investing activities represents 4% of hotel revenues for the applicable period. For those hotels which are owned through a joint venture, only the Company's percentage interest in such hotel revenues is considered in the calculation.

(6) For pro forma purposes, net cash used for financing activities represents estimated dividends and distributions based upon the Company's historical annual dividend rate of $1.80 per Common Share and the pro forma weighted average number of Common Shares and Units outstanding during the applicable period.

(7) For pro forma purposes, represents estimated dividends based upon the Company's historical annual dividend rate of $1.80 per Common Share and the pro forma weighted average number of Common Shares outstanding for the applicable period.

(8) Pro forma restated basic and diluted earnings per share amounts have been calculated under the methods prescribed by SFAS 128 for each of the historical and pro forma periods presented. See Note P on Page F-8 for a description of the calculation for each of the pro forma periods. The historical periods are calculated as follows:

                                                                 NOVEMBER 4, 1996 THROUGH           NINE MONTHS ENDED SEPTEMBER
                                                                    DECEMBER 31, 1996                         30, 1997
                                                              ------------------------------       ------------------------------
                                                                                   PER SHARE                            PER SHARE
                                                              INCOME     SHARES     AMOUNT         INCOME     SHARES     AMOUNT
                                                              -------    ------    ---------       -------    ------    ---------
                                                                      (IN THOUSANDS)                       (IN THOUSANDS)
    INCOME BEFORE EXTRAORDINARY ITEM:
    Basic earnings per share................................  $  801     8,981      $  0.09        $13,127    9,518      $  1.37
    Effect of outstanding options, net of assumed treasury
      shares................................................      --        55           --             --       57           --
                                                              -------    -----       ------        -------    -----       ------
    Diluted earnings per share..............................  $  801     9,036      $  0.09        $13,127    9,575      $  1.37
                                                              =======    =====       ======        =======    =====       ======
    NET INCOME (LOSS) PER COMMON SHARE:
    Basic earnings per share................................  $(4,107)   8,981      $ (0.46)       $12,986    9,518      $  1.36
    Effect of outstanding options, net of assumed treasury
      shares................................................      --        55         0.01             --       57           --
                                                              -------    -----       ------        -------    -----       ------
    Diluted earnings per share..............................  $(4,107)   9,036      $ (0.45)       $12,986    9,575      $  1.36
                                                              =======    =====       ======        =======    =====       ======

              BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY

         SELECTED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA

                             (AMOUNTS IN THOUSANDS)

                                                                                                     PRO FORMA AS ADJUSTED
                                        HISTORICAL                PRO FORMA (UNAUDITED)(1)               (UNAUDITED)(2)
                               -----------------------------   ------------------------------   --------------------------------
                                  11/4/96                                      NINE MONTHS                       NINE MONTHS
                               (INCEPTION OF                                   ENDED 9/30,                       ENDED 9/30,
                                OPERATIONS)     NINE MONTHS    YEAR ENDED   -----------------   YEAR ENDED   -------------------
                                TO 12/31/96    ENDED 9/30/97    12/31/96     1996      1997      12/31/96      1996       1997
                               -------------   -------------   ----------   -------   -------   ----------   --------   --------
OPERATING DATA:
Room revenue..................    $ 7,684         $56,117       $ 69,717    $53,423   $58,048    $134,998    $104,069   $109,823
Food and beverage revenue.....      3,976          22,215         30,297     22,281    23,122      69,462      50,717     51,033
Other hotel revenue...........        620           5,810          7,625      5,973     6,180      14,006      10,860     10,835
                                  -------         -------       --------    -------   -------    --------    --------   --------
      Total hotel revenues....     12,280          84,142        107,639     81,677    87,350     218,466     165,646    171,691
Other revenue.................        382           2,050          2,777      1,663     2,050       2,777       1,663      2,050
                                  -------         -------       --------    -------   -------    --------    --------   --------
      Total revenues..........     12,662          86,192        110,416     83,340    89,400     221,243     167,309    173,741
                                  -------         -------       --------    -------   -------    --------    --------   --------
Operating expenses............      9,748          56,367         74,292     54,796    58,822     154,157     114,474    118,755
Cost of goods sold of nonhotel
  operations..................        102             484          1,686        993       484       1,686         993        484
Percentage Lease expense......      3,258          27,463         33,268     25,819    28,229      62,942      48,966     51,587
                                  -------         -------       --------    -------   -------    --------    --------   --------
      Total expenses..........     13,108          84,314        109,246     81,608    87,535     218,785     164,433    170,826
                                  -------         -------       --------    -------   -------    --------    --------   --------
Net income (loss).............    $  (446)        $ 1,878       $  1,170    $ 1,732   $ 1,865    $  2,458    $  2,876   $  2,915
                                  =======         =======       ========    =======   =======    ========    ========   ========

---------------

(1) The unaudited pro forma information is presented as if BMC leased and operated from January 1, 1996 all of the hotels which it leased and operated as of September 30, 1997.

(2) The unaudited pro forma as adjusted information is presented as if BMC leased and operated from January 1, 1996 (i) all of the hotels which it leased and operated as of September 30, 1997 and (ii) the Doubletree Hotels.

                                 INITIAL HOTELS

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

                             (AMOUNTS IN THOUSANDS)

                                           YEAR ENDED DECEMBER 31,
                                 -------------------------------------------     JANUARY 1, 1996 TO        NINE MONTHS ENDED
                                  1992        1993        1994        1995       NOVEMBER 3, 1996(1)     SEPTEMBER 30, 1996(1)
                                 -------     -------     -------     -------     -------------------     ---------------------
OPERATING DATA:
Room revenue...................  $45,200     $45,753     $48,652     $50,730           $51,627                  $45,532
Food and beverage revenue......   22,514      22,357      22,811      22,984            20,062                   17,535
Other revenue..................    3,634       3,977       4,092       4,490             4,148                    3,656
                                 -------     -------     -------     -------           -------                  -------
Total revenues.................   71,348      72,087      75,555      78,204            75,837                   66,723
                                 -------     -------     -------     -------           -------                  -------
Departmental and other
  expenses.....................   52,248      53,242      53,967      54,629            52,367                   45,869
Real estate and personal
  property taxes, insurance and
  rent.........................    2,988       3,112       3,329       3,579             3,228                    2,911
Depreciation and
  amortization.................    5,822       5,822       5,690       6,545             6,308                    5,619
Interest expense...............   12,997      12,375      12,397      14,169            13,430                   11,933
Gain on property insurance
  recovery.....................       --          --          --        (670)              (32)                      --
                                 -------     -------     -------     -------           -------                  -------
Income (loss) before
  extraordinary item...........   (2,707)     (2,464)        172         (48)              536                      391
Extraordinary item -- gain
  (loss) on early
  extinguishment of debt.......       --          --          --         556            (1,315)                  (1,315)
                                 -------     -------     -------     -------           -------                  -------
Net income (loss)..............  $(2,707)    $(2,464)    $   172     $   508           $  (779)                 $  (924)
                                 =======     =======     =======     =======           =======                  =======

---------------

(1) On February 8, 1996, the Lake Norman Holiday Inn and Lake Norman Hampton Inn were acquired by a Company affiliate. The acquisition was accounted for as a purchase, and, accordingly, the operating results of the Holiday Inn and Hampton Inn have been included in the above operating data commencing February 8, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The discussion set forth below focuses on changes in the pro forma results of the Company and BMC for the year ended December 31, 1996 and for the nine months ended September 30, 1997, giving effect to the completion of the Offering and the application of the net proceeds therefrom, consummation of the Proposed Merger, the financing of the Proposed Merger through a $130 million fixed rate note and replacement of the Credit Facility with a new $200 million credit facility. For a description of the detailed pro forma information underlying this discussion, see the Pro Forma Financial Statements of the Company and BMC included herein.

     For a discussion of the Company's and BMC's historical results and pro forma results without giving effect to consummation of the Offering and the Proposed Merger and related financings for such periods, see the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, which are incorporated by reference herein.

BACKGROUND

     On December 30, 1997, the Company entered into the Merger Agreement with Red Lion and certain related parties, under which the Company agreed, subject to certain conditions, to acquire the Doubletree Hotels. See "The Company -- Recent Developments -- Proposed Merger." In addition, since September 30, 1997, the Company has acquired two hotels.

     In November 1997, the Company acquired a 91% interest in the 199-room Hampton Inn San Diego Airport/Sea World in San Diego, California for $8.1 million. Outrigger, a private hotel management company, acquired the remaining 9% and is leasing and managing the hotel under a Percentage Lease. The funds to complete the purchase were borrowed under the Credit Facility.

     In November 1997, the Company paid $20 million for an 80% interest in the 388-room Doubletree Hotel Kansas City. The remaining 20% is owned by a joint venture, owned by CapStar and the former owner. The joint venture leases the hotel under a Percentage Lease. The funds to complete the purchase were borrowed under the Credit Facility. The property, which is managed by CapStar, recently was reflagged as a Doubletree hotel. During 1997, prior to the Company's purchase, the hotel completed a $25 million renovation.

PRO FORMA RESULTS OF OPERATIONS

     THE COMPANY

     The pro forma financial information is summarized below:

                                             PRO FORMA                         PRO FORMA
                                             YEAR ENDED                    NINE MONTHS ENDED
                                         DECEMBER 31, 1996                 SEPTEMBER 30, 1997
                                   ------------------------------    ------------------------------
                                                       AFTER                             AFTER
                                                   OFFERING AND                      OFFERING AND
                                   THE COMPANY    PROPOSED MERGER    THE COMPANY    PROPOSED MERGER
                                   -----------    ---------------    -----------    ---------------
                                                        (AMOUNTS IN THOUSANDS)
    FINANCIAL INFORMATION
    Revenues.....................   $  38,889        $  68,563        $  32,561        $  55,919
                                      -------          -------          -------          -------
    Expenses:
      Depreciation and
         amortization............      10,641           22,361            7,884           16,674
      Taxes, insurance and
         rent....................       5,468           10,468            4,430            8,180
      General and
         administrative..........       1,450            1,950            1,708            2,083
      Interest expense...........       4,538           10,063            3,403            7,547
      Amortization of financing
         costs...................         436              549              327              412
      Minority interest..........       1,969            1,569            1,866            1,472
                                      -------          -------          -------          -------
              Total expenses.....      24,502           46,960           19,618           36,368
                                      -------          -------          -------          -------
    Income before extraordinary
      items......................   $  14,387        $  21,603        $  12,943        $  19,551
                                      =======          =======          =======          =======
    Income before extraordinary
      items per Common Share.....   $    1.51        $    1.26        $    1.36        $    1.14
                                      =======          =======          =======          =======
    OTHER DATA
    Funds From Operations (1)....   $  26,956        $  45,492        $  22,590        $  37,594
    Net cash provided by
      operating activities (2)...      27,392           46,041           22,917           38,006
    Net cash (used for) investing
      activities (3).............      (5,082)          (9,515)          (4,092)          (7,466)
    Net cash (used for) financing
      activities (4).............     (19,609)         (33,233)         (14,677)         (24,895)
    PRO FORMA RESTATED EARNINGS
      PER COMMON SHARE (5)
    Basic........................   $    1.51        $    1.26        $    1.36        $    1.14
    Diluted......................        1.50             1.26             1.35             1.14

---------------

(1) Represents Funds From Operations of the Company on a consolidated basis. Funds From Operations is computed under the National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of income (loss) before minority interest (computed in accordance with generally accepted accounting principles) excluding gains and (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as a basis for computing distributions or as an alternative (i) to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance, or (ii) to cash flows from operating, investing, or financing activities, as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness.

(2) Represents net income before depreciation of real estate assets, amortization of deferred financing costs and minority interest and is adjusted for the joint venture minority interest in these items. For pro forma purposes, no effect has been given to changes in working capital assets and liabilities.

(3) Represents 4% of hotel revenues for the applicable period. For those hotels which are owned through a joint venture, only the Company's percentage interest in such hotels is considered in the calculation.

(4) Represents the estimated dividends and distributions based on the Company's historical annual dividend rate of $1.80 per Common Share and the weighted average number of Common Shares and Units outstanding during the applicable period.

(5) Pro forma restated basic and diluted earnings per share amounts have been calculated under the methods prescribed by SFAS 128 for each of the pro forma periods presented. See Note P on Page F-8 for a description of the calculation for each of the pro forma periods.

     Comparison for Pro Forma Results for the Nine Months Ended September 30,
1997

     Revenues would have grown from $33 million to $56 million, an increase of 70%, due to the additional revenues which would have been generated under the Doubletree Percentage Lease.

     Depreciation and amortization would have increased from $8 million to $17 million, an increase of 113%, reflecting the additional depreciation on the Doubletree Hotels. Taxes, insurance and rent would have increased from $4 million to $8 million, an increase of 100%, reflecting the incremental costs applicable to the Doubletree Hotels to be paid by the Company. Interest expense would have increased from $3 million to $8 million, an increase of 167%, reflecting the additional $130 million of new fixed rate mortgage debt and a reduction from $59 million to $17 million of borrowings under the Company's credit facility.

     The resulting income before extraordinary items would have increased from $13 million to $20 million, an increase of 54%. Earnings per share would have decreased from $1.36 to $1.14, a decrease of 16%, due to the dilutive effect of the additional shares issued as a result of the Offering and the Proposed Merger.

     Funds From Operation ("FFO") would have increased from $23 million to $38 million, an increase of 65%, while net cash provided by operating activities would have increased from $23 million to $38 million, an increase of 65%, as a result of the additional FFO generated by the Doubletree Hotels and reduced interest cost due to the use of proceeds from the Offering. Net cash used for investing activities would have increased from $4 million to $7 million, an increase of 75%, because of an increased capital expenditure reserve relating to the Doubletree Hotels. Net cash used for financing activities would have increased from $15 million to $25 million, an increase of 67%, because of increased dividends for the additional Common Shares outstanding as a result of the Offering and the Proposed Merger.

     Comparison of Pro Forma Results for Year Ended December 31, 1996

     Revenues would have grown from $39 million to $69 million, an increase of 77%, because of the additional revenues which would have been generated under the Doubletree Percentage Lease.

     Depreciation and amortization would have increased from $11 million to $22 million, an increase of 100%, reflecting the additional depreciation on the Doubletree Hotels based upon the Company's investment in these hotels and the estimated useful lives of 25 years for buildings and seven years for furniture and equipment. Taxes, insurance and rent would have increased from $5 million to $10 million, an increase of $5 million, or 100%, to reflect the incremental costs applicable to the Doubletree Hotels to be paid by the Company. Interest expense would have increased from $5 million to $10 million, an increase of 100%, reflecting the borrowing of $130 million of new fixed rate mortgage debt and a reduction from $59 million to $17 million of borrowings under the Company's credit facility.

     The resulting income before extraordinary items would have increased from $14 million to $22 million, an increase of 57%. Earnings per share would have decreased from $1.51 to $1.26, a decrease of 17%, due to the dilutive effect of the additional shares issued as a result of the Offering and the Proposed Merger.

     FFO would have increased from $27 million to $45 million, an increase of 67%, while net cash provided by operating activities would have increased from $27 million to $46 million, an increase of 70%, as a result of the additional FFO generated by the Doubletree Hotels and reduced interest cost arising from the use of proceeds from the Offering. Net cash used for investing activities would have increased from $5 million to $10 million, an increase of 100%, due to an increased capital expenditure reserve relating to the Doubletree Hotels. Net cash used for financing activities would have increased from $20 million to $33 million, an increase of 65%, due to increased dividends for the additional Common Shares outstanding as a result of the Offering and consummation of the Proposed Merger.

BMC

     The pro forma information is summarized below:

                                            PRO FORMA                        PRO FORMA
                                           YEAR ENDED                    NINE MONTHS ENDED
                                        DECEMBER 31, 1996               SEPTEMBER 30, 1997
                                  -----------------------------    -----------------------------
                                                BMC WITH THE                     BMC WITH THE
                                    BMC       DOUBLETREE HOTELS      BMC       DOUBLETREE HOTELS
                                  --------    -----------------    --------    -----------------
                                                      (AMOUNTS IN THOUSANDS)
          FINANCIAL INFORMATION
          Revenues..............  $110,416        $ 221,243        $ 89,400        $ 173,741
                                  --------         --------         -------         --------
          Expenses:
          Operating Expenses....    74,292          154,157          58,822          118,755
          Cost of goods sold of
            non hotel
            operations..........     1,686            1,686             484              484
            Percentage Lease
               expense..........    33,268           62,942          28,229           51,587
                                  --------         --------         -------         --------
                    Total
                      Expenses..   109,246          218,785          87,535          170,826
                                  --------         --------         -------         --------
          Net income............  $  1,170        $   2,458        $  1,865        $   2,915
                                  ========         ========         =======         ========

     Comparison of Pro Forma Results for the Nine Months Ended September 30,
1997

     Revenues would have grown from $89 million to $174 million, an increase of 96%, due to the additional revenues which would have been generated by the Doubletree Hotels.

     Operating expenses would have increased from $59 million to $119 million, an increase of 102%, to reflect the additional expenses of the Doubletree Hotels, and base and incentive management fee payments to the Doubletree Manager, who will manage the hotels for Westboy under the Doubletree Management Agreement. Percentage Lease expense would have increased from $28 million to $52 million, an increase of 86%, to reflect the additional rent payable under the Doubletree Percentage Lease.

     The resulting net income would have increased from $1.9 million to $2.9 million, an increase of 53%.

     Comparison of Pro Forma Results for Year Ended December 31, 1996

     Revenues for BMC would have grown from $110 million to $221 million, an increase of 100%, due to the additional revenues which would have been generated by the Doubletree Hotels.

     Operating expenses would have increased from $74 million to $154 million, an increase of 108%, reflecting the additional expenses of the Doubletree Hotels and base and incentive management fee payments to the Doubletree Manager. Percentage Lease expense would have increased from $33 million to $63 million, an increase of 91%, reflecting the additional rent payable under the Doubletree Percentage Lease.

     The resulting net income would have increased from $1.2 million to $2.5 million, an increase of 108%.

LIQUIDITY AND CAPITAL RESOURCES

     On October 15, 1997 the Company's Credit Facility was amended to increase the maximum amount of borrowings from $75 million to $150 million. As of February 18, 1998, $96.8 million was outstanding under the Credit Facility. The Company expects to obtain a commitment for a new unsecured credit facility of up to $200 million, to be available on completion of the Proposed Merger. The Company also expects to obtain a commitment for a $130 million 10-year term loan (the "Fixed Rate Note") secured by the Doubletree Hotels, with a rate of interest to be fixed at a spread over the 10-year United States Treasury Bond upon closing of the loan. Interest only will be paid for the first two years, with principal repayments commencing in the third loan year based on a 23-year amortization schedule. The Company anticipates that the Fixed Rate Note and new credit facility will enable the Company to finance the Proposed Merger and to meet its anticipated cash needs for the next year.

     The Company is undertaking the Offering to obtain a more conservative capital structure and provide additional capacity for future acquisitions. The Company plans to borrow $130 million under the Fixed Rate Note at the time of the closing of the Proposed Merger to include a level of fixed interest rate debt in the Company's capital structure. The Company estimates that on a pro forma basis giving effect to the Offering, the closing of the Proposed Merger, and the borrowings under the Fixed Rate Note and the new credit facility, the Company would have approximately $184 million in outstanding indebtedness and available borrowing capacity under the credit facility of $146 million.

                            BUSINESS AND PROPERTIES

THE HOTEL INDUSTRY

     The hotel industry continues to benefit from strong demand growth and limited supply, particularly in the upscale and moderate full service segments. In its 1998 National Lodging Forecast, the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP estimates that 1997 industry profits were a record $15 billion, driven by estimated industry-wide ADR increases of approximately 7.1%, to $75. New supply, most of which was concentrated in the extended stay and limited service sectors, outpaced demand growth for only the first time since the beginning of the decade, and industry-wide average occupancy declined slightly to 64.8% from 65.2%. The E&Y Kenneth Leventhal Real Estate Group forecasts that industry-wide ADR will grow to $80 and $84 in 1998 and 1999, respectively. Industry-wide occupancy is forecast to decrease slightly to 64.3% and 63.5% in 1998 and 1999, respectively, resulting in REVPAR growth of 5.8% in 1998 and 3.7% in 1999, as shown in the graph below. The E&Y Kenneth Leventhal Real Estate Group indicates that estimated 1997 occupancy of 69.4% for the full service segment exceeded the industry average by 4.6 percentage points. The E&Y Kenneth Leventhal Real Estate Group also states that while modest supply increases are expected, the full service segment is expected to remain healthy and post strong average daily rate advances in 1998.

                         HISTORICAL AND PROJECTED U.S.
                      REVENUE PER AVAILABLE ROOM (REVPAR)

[Bar Chart]
1993                                   $38.42
1994                                   $40.71
1995                                   $42.83
1996                                   $45.71
1997                                   $48.60
1998                                   $51.44
1999                                   $53.34

  Source: Smith Travel Research (1993-1996); E&Y Kenneth Leventhal Real Estate
                               Group (1997-1999)

THE HOTELS

     Each of the Hotels is under the direction of a general manager and an executive committee, which are accountable for and are compensated in part based on the property's performance. This group oversees day-to-day operations and develops annual budgets and marketing, long-term capital and human resource development plans. Each Hotel is responsible for developing its own marketing plan. These plans are comprehensive, analyzing local market conditions and the hotel's competition, determining hotel positioning, identifying consumer needs and outlining marketing objectives and strategies. Each plan is evaluated quarterly by the applicable lessee to maintain effectiveness under changing market conditions.

     The Company's lessees stress first-rate financial management and comprehensive revenue reporting. All hotel departments, including rooms, food and beverage, accounting, sales and marketing, engineering and human resources, receive regular on-site performance reviews and have open lines of communication directly to the lessee's management. These performance reviews enable the lessee to maintain an in-depth understanding of the hotel's marketing opportunities and ensure that the Company's properties receive direction to enable on-site management to maximize profits.

     The following tables set forth certain information with respect to the
Hotels:

                                                                     MONTH/YEAR     NUMBER OF
                            PROPERTY                                ACQUIRED(1)       ROOMS        LESSEE
----------------------------------------------------------------   --------------   ---------    ----------
Cleveland Marriott East.........................................   November 1977       403          BMC
Marriott's Hunt Valley Inn......................................   July 1997           392        Davidson
Cleveland Airport Marriott......................................   November 1970       375          BMC
Buffalo Marriott................................................   March 1981          356          BMC
Columbus North Marriott.........................................   June 1981           300          BMC
Berkeley Marina Radisson........................................   December 1972       373          BMC
Daytona Beach Radisson Resort...................................   March 1997          206          BMC
Radisson Inn Sanibel Gateway....................................   December 1986       157          BMC
Holiday Inn Minneapolis West....................................   July 1997           196        CapStar
Holiday Inn Crabtree............................................   March 1997          176          BMC
Lake Norman Holiday Inn.........................................   February 1996       119          BMC
Hampton Inn San Diego Airport/Sea World.........................   November 1997       199       Outrigger
Lake Norman Hampton Inn.........................................   February 1996       117          BMC
Doubletree Hotel Kansas City....................................   November 1997       388        CapStar
Melbourne Quality Suites........................................   December 1986       208          BMC
Melbourne Hilton Oceanfront.....................................   March 1997          118          BMC
French Lick Springs Resort......................................   April 1997          485          BMC

                                                                                                          ROOM REVENUES
                                AVERAGE OCCUPANCY                   AVERAGE DAILY RATE                  PER AVAILABLE ROOM
                         --------------------------------    --------------------------------    --------------------------------
                                          NINE MONTHS                         NINE MONTHS                         NINE MONTHS
                         YEAR ENDED          ENDED           YEAR ENDED          ENDED           YEAR ENDED          ENDED
   PROPERTY/LOCATION      12/31/96     9/30/96    9/30/97     12/31/96     9/30/96    9/30/97     12/31/96     9/30/96    9/30/97
------------------------ ----------    -------    -------    ----------    -------    -------    ----------    -------    -------
Cleveland Marriott East
  Cleveland, Ohio.......    73.7%        75.9%      76.3%     $  95.41     $ 96.02    $105.04      $70.35      $ 72.89    $ 80.16
Marriott's Hunt Valley
  Inn
  Baltimore, Maryland...    63.3%        64.5%      67.7%     $  79.98     $ 79.84    $ 86.12      $50.65      $ 51.50    $ 58.29
Cleveland Airport
  Marriott
  Cleveland, Ohio.......    72.8%        75.4%      72.6%     $  91.09     $ 91.20    $ 98.32      $66.31      $ 68.75    $ 71.38
Buffalo Marriott
  Buffalo, New York.....    75.1%        75.5%      79.1%     $  93.84     $ 94.60    $ 97.61      $70.50      $ 71.40    $ 77.24
Columbus North Marriott
  Columbus, Ohio........    75.7%        77.4%      77.1%     $  89.29     $ 88.80    $ 97.23      $67.60      $ 68.77    $ 74.99
Berkeley Marina Radisson
  Berkeley,
  California............    85.8%        86.9%      89.2%     $ 103.11     $103.08    $109.89      $88.50      $ 89.57    $ 98.06
Daytona Beach Radisson
  Resort
  Daytona Beach,
  Florida...............     (2)          (2)        (2)           (2)         (2)        (2)         (2)          (2)        (2)
Radisson Inn Sanibel
  Gateway
  Fort Myers, Florida...    78.5%        81.4%      76.9%     $  67.74     $ 72.10    $ 74.38      $53.18      $ 58.73    $ 57.22
Holiday Inn Minneapolis
  West
  Minneapolis,
  Minnesota.............    61.2%        62.6%      62.0%     $  75.15     $ 75.43    $ 78.15      $46.00      $ 47.19    $ 48.45

                                                                                                          ROOM REVENUES
                                AVERAGE OCCUPANCY                   AVERAGE DAILY RATE                  PER AVAILABLE ROOM
                         --------------------------------    --------------------------------    --------------------------------
                                          NINE MONTHS                         NINE MONTHS                         NINE MONTHS
                         YEAR ENDED          ENDED           YEAR ENDED          ENDED           YEAR ENDED          ENDED
   PROPERTY/LOCATION      12/31/96     9/30/96    9/30/97     12/31/96     9/30/96    9/30/97     12/31/96     9/30/96    9/30/97
------------------------ ----------    -------    -------    ----------    -------    -------    ----------    -------    -------
Holiday Inn Crabtree
  Raleigh, North
  Carolina..............    77.5%        74.6%      70.6%     $  68.27     $ 66.59    $ 71.38      $52.91      $ 49.70    $ 50.39
Lake Norman Holiday Inn
  Charlotte, North
  Carolina..............    69.9%        72.1%      76.5%     $  69.15     $ 69.09    $ 68.76      $48.34      $ 49.78    $ 52.57
Hampton Inn San
  Diego/Sea World
  San Diego,
  California............    70.4%        73.3%      78.3%     $  39.40     $ 40.73    $ 45.65      $27.74      $ 29.84    $ 35.74
Lake Norman Hampton Inn
  Charlotte, North
  Carolina..............    73.1%        75.5%      80.5%     $  63.17     $ 62.45    $ 66.29      $46.19      $ 47.15    $ 53.38
Doubletree Hotel Kansas
  City
  Kansas City,
  Missouri..............     (3)          (3)        (3)           (3)         (3)        (3)         (3)          (3)        (3)
Melbourne Quality Suites
  Melbourne, Florida....    74.1%        77.7%      80.5%     $  79.90     $ 81.32    $ 83.89      $59.17      $ 63.22    $ 67.57
Melbourne Hilton
  Oceanfront
  Melbourne, Florida....    74.2%        76.1%      84.6%     $  75.81     $ 76.71    $ 78.88      $56.28      $ 58.37    $ 66.70
French Lick Springs
  Resort
  French Lick,
  Indiana...............    33.7%        34.7%      36.6%     $  73.61     $ 73.53    $ 77.99      $24.79      $ 25.53    $ 28.54
  Total
  Weighted average......    68.7%        70.3%      71.7%     $  82.84     $ 83.17    $ 88.39      $56.93      $ 58.45    $ 63.35

---------------

(1) Indicates the month and year the property was acquired by the Company or an Affiliate or predecessor of the Company.

(2) The Company purchased the Whitehall Inn property located in Daytona Beach, Florida in March 1997. The Company opened the property in January 1998 following extensive renovations.

(3) Reopened in April 1997 after a major reconstruction.

THE PERCENTAGE LEASES

     The following table sets forth (i) the Percentage Rent formulas, (ii) the annual Minimum Rent and (iii) the pro forma Percentage Rent and total rent that would have been paid for each Hotel pursuant to the terms of the Percentage Leases based upon pro forma revenues for the 12 months ended September 30, 1997 as if the Company had owned the Hotels and the Percentage Leases had been in effect since January 1, 1996 (dollar amounts in thousands).

                                                                                                          FOR THE TWELVE
                                                                                                           MONTHS ENDED
                                                                                            FOOD &      SEPTEMBER 30, 1997
                                                                                           BEVERAGE     ------------------
                              ANNUAL                     ROOMS & OTHER                    PERCENTAGE        PRO FORMA
                              MINIMUM                      PERCENTAGE                        RENT             ANNUAL
           HOTEL               RENT                     RENT FORMULA(1)                   FORMULA(1)         RENT(2)
---------------------------   -------    ----------------------------------------------   ----------    ------------------
Cleveland Marriott East       $3,173                 32% from $0 to $7,949                     6%             $5,447
                                                   50% from $7,949 to $10,220
                                                        70% over $10,220
Marriott's Hunt Valley Inn    $3,192 (4)           35% from $1,178 to $6,957                  10%             $3,854
                                                   50% from $6,957 to $7,852
                                                        70% over $7,852
Cleveland Airport Marriott    $2,879                 33% from $0 to $7,177                     6%             $4,347
                                                  52.5% from $7,177 to $9,228
                                                        70% over $9,228
Buffalo Marriott              $2,700                 31% from $0 to $6,021                     6%             $4,568
                                                   45% from $6,021 to $9,032
                                                        70% over $9,032
Columbus North Marriott       $2,070                 30% from $0 to $5,549                     6%             $3,646
                                                   45% from $5,549 to $7,134
                                                         70% over 7,134

                                                                                                          FOR THE TWELVE
                                                                                                           MONTHS ENDED
                                                                                            FOOD &      SEPTEMBER 30, 1997
                                                                                           BEVERAGE     ------------------
                              ANNUAL                     ROOMS & OTHER                    PERCENTAGE        PRO FORMA
                              MINIMUM                      PERCENTAGE                        RENT             ANNUAL
           HOTEL               RENT                     RENT FORMULA(1)                   FORMULA(1)         RENT(2)
---------------------------   -------    ----------------------------------------------   ----------    ------------------
Berkeley Marina Radisson      $5,463                 35% from $0 to $8,815                     6%             $6,627
                                                   50% from $8,815 to $11,754
                                                        75% over $11,754
Daytona Beach                 $1,059                 29% from $0 to $3,563                     6%                 (3)
  Radisson Resort(3)                               60% from $3,563 to $4,453
                                                        69% over $4,453
Radisson Inn                  $  777                 25% from $0 to $1,970                     6%             $1,059
  Sanibel Gateway                                  45% from $1,970 to $2,955
                                                        65% over $2,955
Holiday Inn                   $1,879           45% from $425 to $2,400 for rooms              10%             $1,864
  Minneapolis West                            60% from $2,400 to $3,600 for rooms
                                                   68% over $3,600 for rooms
                                                     10% for other revenues
Holiday Inn Crabtree          $  830                 25% from $0 to $1,676                     6%             $1,387
                                                   40% from $1,676 to $3,016
                                                        70% over $3,016
Lake Norman Holiday Inn       $  609                 30% from $0 to $1,588                     6%             $  969
                                                      50% $1,588 to $2,042
                                                         75% over 2,042
Hampton Inn San Diego         $  960 (4)             30% from 570 to 2,018                    10%             $  991
  Airport/Sea World                                 65% from 2,018 to 3,086
                                                         80% over 3,086
Lake Norman                   $  546                 30% from $0 to $1,166                     6%             $  935
  Hampton Inn                                      45% from $1,166 to $1,825
                                                        65% over $1,825
Doubletree Hotel              $2,400 (4)        12% from $0 to $4,076 for rooms               10%                 (5)
  Kansas City                                 30% from $4,076 to $8,153 for rooms
                                                   65% over $8,153 for rooms
                                                     10% for other revenues
Melbourne                     $1,366                 35% from $0 to $3,505                     6%             $2,185
  Quality Suites                                   50% from $3,505 to $4,507
                                                        75% over $4,507
Melbourne Hilton Oceanfront   $  732                34% from $673 to $1,347                    6%             $1,255
                                                   45% from $1,347 to $2,020
                                                        75% over $2,020
French Lick                   $3,000               75% over $5,131 for rooms                  --              $3,000
  Springs Resort(6)                            35% over $3,082 for other revenues
                                         5% over $4,788 for food and beverage revenues

---------------

(1) Shown as a percentage of revenues.

(2) Calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to pro forma revenues of the Hotels for the 12 month period.

(3) This facility was closed for renovation in March 1997 and reopened in January 1998.

(4) Minimum rent is increased under certain circumstances to provide the Company with a minimum return on its equity investment in the joint venture.

(5) The hotel was closed for renovation during most of the 12 month period ended September 30, 1997.

(6) Both Annual Minimum Rent and Percentage Rent are payable under the Percentage Lease for this hotel.

     The Percentage Leases have the terms described below. The Company expects that leases with respect to its future hotel property investments will have substantially similar terms, although the Board of Directors may alter any of these terms. The following summary of the material terms of the Percentage Leases is qualified in its entirety by reference to the form of Percentage Lease, which was filed as an exhibit to the Company's Registration Statement on Form S-11 (Registration Statement No. 333-6341, filed on June 19, 1996, as amended (the "S-11 Registration Statement")).

     Duration. The Percentage Leases have noncancelable remaining terms ranging from three to ten years, subject to earlier termination on the occurrence of certain contingencies described in the Percentage Leases. Except for the Percentage Leases with Davidson and CapStar and the Doubletree Percentage Lease, the Percentage Leases do not contain renewal terms. The right to extend the term of the Percentage Lease with Davidson, CapStar, and Doubletree, is subject to agreement between the parties regarding market terms.

     Amounts Payable Under the Percentage Leases. The lessees are obligated to pay (i) the higher of Minimum Rent or Percentage Rent (except for the French Lick Springs Resort, for which both Minimum Rent and Percentage Rent are required to be paid); and (ii) certain other amounts, including interest accrued on any late payment or charge (the "Additional Charges"). Minimum Rent is a fixed amount determined by negotiation between the Company and the applicable lessee (except in certain cases, as reflected in the table presented above). Percentage Rent is calculated by multiplying fixed percentages by gross room and other revenue and gross food and beverage revenue, over specified threshold amounts. Minimum Rent is payable monthly in advance, and Percentage Rent is payable for each quarter within 30 days after the end of the quarter. Both the threshold gross room and other revenue amounts used in computing Percentage Rent and Minimum Rent are adjusted annually for changes in the Consumer Price Index.

     Each Percentage Lease requires the lessee to pay rent, all costs and expenses, and all utility and other charges incurred in the operation of the hotel. All capital expenditures (as defined in the lease) are the responsibility of the Company. Each Percentage Lease also provides for rent reductions and abatements in the event of damage or destruction or a partial taking of the hotel. The lessee is required to carry insurance to cover rental interruption for a period at least one year.

     Maintenance and Modifications. The lessee is required to maintain the hotel in good order and repair and to make the nonstructural repairs necessary therefor. The Company funds capital expenditures and the repair, replacement and refurbishment of FF&E in the hotel, when and as considered necessary by the Company and as required by the franchises, and maintains a capital expenditures reserve to help provide funds to cover such expenses. The Company reserves annually an amount equal to 4% of the gross revenues generated from the Hotels. See "The Company--Business and Growth Strategies--Renovation Strategy."

     For as long as BMC maintains its interior design and purchasing operations, it will perform interior design and purchasing services for the hotels leased to BMC at a discount from its normal rates.

     Insurance and Property Taxes. The Company pays real estate and personal property taxes and maintains property insurance, including casualty insurance, on the Hotels, except for the Doubletree Hotel Kansas City and Hampton Inn San Diego Airport/Sea World Hotels, for which the lessee bears that responsibility. The lessee maintains comprehensive general public liability, workers' compensation, 12-month rental interruption and any other insurance customary for properties similar to the hotel or required by any relevant franchisor and must have the Company named as an additional insured. The Company believes that the insurance coverage carried by each Hotel is adequate in scope and amount.

     Indemnification. Under each Percentage Lease, the lessee indemnifies the Company against all liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by, imposed on or asserted against the Partnership, on account of, among other things, (i) any accident or injury to person or property on or about the hotel; (ii) any negligence by the lessee or any of its agents as to the leased property; (iii) in the case of the Initial Hotels, any environmental liability resulting from conditions existing at the time of completion of the Initial Offering or caused or resulting thereafter from any action, inaction or negligence of BMC (See "-- Environmental Matters");
(iv) taxes and assessments in respect of the hotel (other than real estate taxes and income taxes of the Company on income attributable to the hotel); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the lease by the lessee. The lessee is not required, however, to indemnify the Company against the Company's negligence or willful misconduct.

     Assignment and Subleasing. The lessee is not permitted to sublet all or any part of the hotel or to assign its interest under the lease without the prior written consent of the Company. The lessee may, however, enter into a management agreement with a third party for the management and operation of the hotel, with the consent of the Company, which the Company may withhold in its sole and absolute discretion. The lease may not be directly or indirectly sold by selling direct (or, in most cases, indirect) ownership or control of the lessee without causing a default under the lease.

     Events of Default. Events of default under each Percentage Lease include, among others, the failure by the lessee to pay Minimum Rent when due and the continuation of that failure for a period of 10 days, the failure by the lessee to pay the Percentage Rent for any quarter within 10 days after the end of that quarter, the failure by the lessee to observe or perform any other term of the lease and the continuation of that failure beyond any applicable cure period, an event of default under any other Percentage Lease to which the lessee is a party, termination of the franchise agreement covering any hotel leased to the lessee, and with respect to BMC, any failure to comply with BMC's covenants regarding distributions and maintenance of its net worth, as described under "Lessees--BMC," and any failure by Robert and John Boykin and their heirs to own, collectively, at least 51% of BMC or otherwise to control BMC.

     If an event of default occurs and continues beyond any curative period, in the case of BMC as lessee, the Company may terminate the lease and any or all of the other Percentage Leases with BMC, and BMC will be required to surrender possession of the affected hotels. If an event of default occurs and continues beyond any curative period, in the case of lessees other than BMC, the Company may terminate the lease and the lessee will be required to surrender possession of the affected hotel.

     Franchise Agreements. The lessee, or in certain cases a third party management company, will be the franchisee under the franchise agreements for the hotels leased to the lessee.

     Doubletree Percentage Lease. Westboy, a subsidiary of BMC, has entered into a Percentage Lease for the Doubletree Hotels. If the Proposed Merger does not occur, the Red Lion Partnership has the right to cause Westboy to assign the Doubletree Percentage Lease and Westboy has the right, if the Red Lion Partnership does not exercise that right, to terminate the lease. The assignment or the termination, as applicable, would be effective on December 31, 1998. A copy of the Doubletree Percentage Lease was filed as an exhibit to the Company's Form 8-K filed on January 9, 1998. The Doubletree Percentage Lease is like the other Percentage Leases described above, except that (i) its duration is subject to different terms, (ii) it requires that 3% of gross revenues be spent on capital improvements at the direction of the lessee or of any manager engaged by the lessee, that 1% of gross revenues be spent on capital improvements at the discretion of the lessor (subject to certain limited exceptions), and that the Company spend an additional $10 million on capital improvements at the Doubletree Hotels by June 30, 2000 and (iii) it limits the amount of mortgage debt that may be placed on the Doubletree Hotels.

FRANCHISE AGREEMENTS

     Five of the 17 Hotels are licensed by Marriott International, Inc. Of the 12 remaining Hotels, one is licensed by Doubletree Corporation, two by Promus Hotels, Inc. (licensor of Hampton Inn hotels), one by Choice Hotels International, Inc. (licensor of Quality Suites hotels), three by Radisson Hotels International, Inc., three by Holiday Inns Franchising, Inc. and one by Hilton Inns, Inc. The French Lick Springs Resort has no franchise affiliation.

     The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise agreements. The Company believes that the public's perception of quality associated with a franchisor can be an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, including national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, and centralized reservation systems. The franchise agreements generally impose certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the franchised operator must comply. See "Risk Factors -- Hotel Industry Risks -- Franchise Risks."

     Termination. Each franchise agreement gives the operator the right to operate the franchised hotel under a franchise for a period of years specified in that agreement. The operator is responsible for making all payments to the franchisor under the franchise agreements. The expiration dates for the Hotels' franchise agreements range from October 7, 2001 to January 8, 2018. The franchise agreements provide for early termination at the franchisor's option on the occurrence of certain events of default.

     Sale of Hotel. The franchise agreements with Marriott and Hilton contain a provision requiring the franchisee, on receiving a bona fide offer to buy or lease the franchised hotel, to give the franchisor the option to buy or lease (as applicable) that hotel on the same terms as are contained in that offer. The Choice Hotel franchise agreement provides that the agreement automatically terminates on transfer of the franchised hotel unless the franchisor expressly consents to that transfer. The Hampton Inn license agreement provides that a transferee of the licensed hotel must apply for a new franchise and that transfers not specifically authorized under the license agreement are void and are also a breach of the license agreement. The Holiday Inn license agreement provides that a transferee of the hotel must apply for a new license unless the franchisor has given its prior written consent to the transfer of the hotel.

     Noncompetition. The franchise agreements for the Company's five Marriott hotels prohibit the franchisee from being connected or associated in any manner with any hotel, motel or inn business within a five-mile radius around the franchised hotel. These restrictions can be waived by Marriott, whose waiver may not be unreasonably withheld. If a franchise agreement is terminated because of a default by the lessee, the lessee may not, for 24 months after termination, operate any motel, hotel or inn business (other than those in which it is then engaged) that is in the five-mile radius trade area.

     Fees. Under the franchise agreements, the lessees pay franchise fees ranging from 3% to 6% of gross room sales and advertising or marketing and reservation fees ranging from 0.8% to 4% of gross room sales.

HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS, INC. PROMUS HOTELS, INC., HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS HOTELS, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

NEITHER HOLIDAY INNS, INC., HOLIDAY INNS FRANCHISING, INC., NOR ANY PARENT, SUBSIDIARY, DIVISION OR AFFILIATE OF EITHER HAS ENDORSED OR APPROVED THE OFFERING OR THIS PROSPECTUS SUPPLEMENT. THE GRANT OF A HOLIDAY INN(R) LICENSE AGREEMENT BY HOLIDAY INNS FRANCHISING, INC. WITH RESPECT TO ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS, INC. OR HOLIDAY INNS FRANCHISING, INC. (OR ANY SUCH PARENT, SUBSIDIARY, DIVISION OR AFFILIATE) OF THE COMPANY OR THE SALE OF THE COMMON SHARES TO PROSPECTIVE INVESTORS AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

MARRIOTT(R) HOTEL IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC. ("MARRIOTT"). MARRIOTT HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A MARRIOTT HOTEL FRANCHISE FOR ANY OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT (OR ANY OF ITS SUBSIDIARIES, AFFILIATES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

QUALITY SUITES INN(R) IS A REGISTERED TRADEMARK OF CHOICE HOTELS INTERNATIONAL, INC. CHOICE HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A QUALITY SUITES INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY CHOICE HOTELS INTERNATIONAL, INC. (OR ANY OR ITS AFFILIATES, SUBSIDIARIES OR

DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED
HEREBY.

RADISSON INN(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC. RADISSON HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A RADISSON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

HILTON(R) AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON HOTELS CORPORATION ("HILTON HOTELS"). NEITHER HILTON INNS, INC. ("HILTON INNS") NOR HILTON HOTELS, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE COMMON SHARES OFFERED HEREBY, NOR HAS ANY OF THE HILTON ENTITIES ENDORSED, OR APPROVED, THE OFFERING. THE HILTON ENTITIES HAVE NOT ASSUMED, AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR, ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN, OR ANY PROSPECTUS OR PROSPECTUS SUPPLEMENT, OR ANY WRITTEN, OR ORAL, COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF A HILTON INNS FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, EITHER AN EXPRESS, OR IMPLIED, APPROVAL OR ENDORSEMENT BY ANY OF THE HILTON ENTITIES (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS), OF THE COMPANY OR THE COMMON SHARES OFFERED HEREBY.

DOUBLETREE HOTELS(R) IS A REGISTERED TRADEMARK OF DOUBLETREE CORPORATION. DOUBLETREE CORPORATION HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A DOUBLETREE FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY DOUBLETREE CORPORATION (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PARTNERSHIP OR THE COMMON SHARES OFFERED HEREBY.

     See "The Company -- Recent Developments -- Proposed Merger" and "Risk Factors -- Doubletree Management Agreement Risks" for a discussion of certain features of the Doubletree Management Agreement that may affect the Company if the Proposed Merger is consummated.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. The Company, the Partnership or a lessee, as the case may be, may be potentially liable for such costs or claims in connection with the ownership and operation of the Hotels and hotels acquired by the Company in the future.

     Groundwater contamination is present at one property used previously as part of a municipal landfill. Although the Company does not believe that the contamination will result in any material obligation or liability being imposed on the Company, no assurance can be given that the Company will not be required to undertake, or contribute to the cost of, remedial activities, or that operations at the property would not be disrupted by any remedial activity.

     Neither the Company nor, to the knowledge of the Company, any other entity with an interest in any of the Hotels, has been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or to other environmental matters in connection with any of the Hotels. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the hotels or on the land upon which they are located which could create a material environmental liability. Further, there can be no assurance that the hotels that the Company may acquire, including the Doubletree Hotels, will not give rise to any material environmental liability. See "Risk Factors--Potential Environmental Liability."

THE INTERCOMPANY CONVERTIBLE NOTE

     The Company loaned approximately $40 million of the net proceeds of the Initial Offering to the Partnership. The loan is evidenced by the Intercompany Convertible Note, which matures on November 4, 2001. Interest accrues at a rate equal to 9.5% per annum, increasing to 9.75% per annum on November 4, 1999, and is payable quarterly. The Intercompany Convertible Note may be prepaid in full, but not in part, at any time. The Company has the right to convert the Intercompany Convertible Note after November 4, 1998, and prior to maturity and in advance of any proposed prepayment by the Partnership, into additional equity interests in the Partnership at face value based on the $20.00 per share initial offering price of the Common Shares in the Initial Offering (assuming that the value of one Partnership Unit equals the value of one Common Share). On conversion of the Intercompany Convertible Note, the Company would receive an additional equity interest in the Partnership of 0.9%, which will reduce the equity interest in the Partnership of the other holders of Units to 7.0%, after giving effect to the Offering and the use of the net proceeds therefrom and to the Proposed Merger, assuming no other Common Shares or Units are issued prior to that conversion. The Intercompany Convertible Note is secured by a mortgage on two of the Hotels and is subordinated in right of payment to all other indebtedness of the Partnership.

     The Intercompany Convertible Note is guaranteed by certain Boykin Group Affiliates and by certain other partners of the Partnership. The existence of the Intercompany Convertible Note may assist certain of the Partnership's limited partners in continuing the tax deferral inherent in the leveraged assets they contributed to the Partnership in connection with the Initial Offering because, pursuant to Section 752(a) of the Code, any increase in a partner's share of partnership liabilities is treated as a cash contribution by the partner to the partnership, thereby increasing the partner's tax basis in his partnership interest. The Company is unable to predict whether the Intercompany Convertible Note will be converted or when any such conversion would occur. Any determination regarding conversion will be made by the Independent Directors. Although the yield on the Intercompany Convertible Note currently exceeds the yield on the equity in the Partnership, the Company has not relied on the incremental cash flow in setting its dividend rate. There should be no negative federal income tax consequences to the shareholders of the Company resulting from the conversion (or lack of conversion) of the Intercompany Convertible Note.

LEGAL PROCEEDINGS

     Neither the Company nor the Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion supplements, and supersedes when so indicated, the discussion under the heading "Federal Income Tax Considerations" in the accompanying Prospectus.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE PARTNERSHIP AND CERTAIN JOINT VENTURES -- DEPRECIATION DEDUCTIONS AVAILABLE TO THE PARTNERSHIP

     Subsequent to the date of the accompanying Prospectus, the Partnership has purchased additional properties. As a result of these purchases, the discussion contained in "Tax Aspects of the Company's Investment in the

Partnership and Certain Joint Ventures -- Depreciation Deductions Available to the Partnership" is no longer relevant.

TAXATION OF TAXABLE US SHAREHOLDERS

     Subsequent to the date of the accompanying Prospectus, the IRS issued guidance on how certain changes to the Code, with respect to taxation of long-term capital gains earned by taxpayers other than a corporation, apply to REIT shareholders. On November 10, 1997, the IRS issued Notice 97-64 to describe how regulated investment companies ("RICs"), REITs, and their shareholders must apply the capital gain provisions of the 1997 Act to their capital gains dividends. RICs, REITs, and their shareholders must use the guidance in Notice 97-64 until further guidance is issued. Under this Notice, if the Company designates a dividend as a capital gain dividend (or makes a capital gains designation for an undistributed amount), it may also designate the dividend (or undistributed amount) as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. If no additional designation is made regarding a capital gain dividend (or undistributed amount), it will be treated as a 28% rate gain distribution.

NEW WITHHOLDING REGULATIONS

     Subsequent to the date of the accompanying Prospectus, final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a foreign shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed in the accompanying Prospectus) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998. EXCEPT FOR THIS PARAGRAPH, THE DISCUSSION SET FORTH IN THE ACCOMPANYING PROSPECTUS UNDER "FEDERAL INCOME TAX CONSIDERATIONS -- TAXATION OF FOREIGN STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT OF THE NEW WITHHOLDING REGULATIONS.

                      POLICIES AND OBJECTIVES WITH RESPECT
                             TO CERTAIN ACTIVITIES

     The following supplements the discussion of the Company's internal growth, acquisition, development and financing strategies set forth in "The Company--Business and Growth Strategies." The Company's policies with respect to those activities and the matters discussed below have been established by the Board of Directors of the Company and may be revised at the discretion of the Board of Directors without a vote of the shareholders of the Company, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES

     Investments in Real Estate. The Company intends to acquire equity interests in hotel properties other than the Hotels through the Partnership or other entities controlled by the Partnership, or through joint ventures or other types of co-ownership. These investments may be subject to existing mortgage financing and other indebtedness that have priority over the equity interest of the Company.

     The Company's current policy is to not invest in any one property more than 25% of its total assets at the time of the investment.

     Investments in Real Estate Mortgages. While the Company will emphasize equity real estate investments, it may invest in mortgage and other real estate interests, including securities of other REITs, and in nonperforming mortgages with the goal of acquiring the underlying property. The Company may invest in participating or convertible mortgages (which are similar to equity participation) if it may benefit from the cash flow or any appreciation in the value of the subject property. The Company does not currently intend to invest in mortgages or securities of other REITs.

FINANCING

     While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to maintain a debt-to-total-market capitalization ratio (measured at the time the debt is incurred) of not more than 45%. The Company may from time to time re-evaluate its debt capitalization policy in light of economic conditions, relative costs of debt and equity capital, market values of its proposed acquisitions, development and expansion opportunities and other factors. Any indebtedness may be incurred through the Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, the proceeds of which would be loaned or contributed to the Partnership. Indebtedness incurred by the Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, further borrowings from the Company, or financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Partnership. This indebtedness may be recourse to all or any part of the property of the Company or the Partnership, or may be limited to the specific property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Partnership may be used for the payment of distributions or dividends, for working capital, or to refinance existing indebtedness or to finance acquisitions or expansions of properties. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

     If the Board of Directors determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional Common Shares or Preferred Shares or other capital shares of the Company in any manner (and generally on such terms and for such consideration) it deems appropriate, including in exchange for property. Any such offering might cause a dilution of the existing shareholders' investment in the Company.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The Company has authority to offer capital shares or other securities and to repurchase or otherwise reacquire its shares or any other securities, and may engage in such activities in the future. See "The Company--Business and Growth Strategies--Access to Capital" and "The Partnership--Exchange Rights." The Company has no outstanding loans to other entities or persons, including its officers and directors, except for the loan to the Partnership evidenced by the Intercompany Convertible Note, and, except as described above under "--Investment Policies," does not currently intend to make loans to other entities. The Company has not engaged, and does not currently intend to engage, in the trading, underwriting or agency distribution or sale of securities of other issuers, and has not invested, and does not currently intend to invest, in the securities of other issuers (other than the Partnership and any joint venture in which it participates for the purpose of owning one or more hotels) for the purpose of exercising control. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     The Company intends to make investments at all times in a manner consistent with the requirements of the Code in order for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code, in Treasury Regulations or in the interpretations of either, the Company's Board of Directors determines that it is no longer in the best interests of the Company and its shareholders to qualify as a REIT.

CONFLICT-OF-INTEREST POLICY

     Neither the Company's governing instruments nor Company policy prohibit any Company director, officer, security holder or Affiliate from having a pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or in which it has an interest.

     The Company's Articles require that a majority of the Company's Board of Directors consist of Independent Directors. An Independent Director is a person who is (i) independent of management of the Company, (ii) not employed by or an officer of the Company, (iii) not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or of any subsidiary of the Company, and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management if, in the opinion of the Board of Directors, the relationship is material to the Company, that person, or the organization represented. Determinations to be made on behalf of the Company with respect to relationships or opportunities that represent a conflict of interest for any Company officer or director as such are subject to the approval of the Independent Directors. See "Risk Factors--Conflicts of Interest." In addition, Robert and John Boykin and the other Affiliates of the Boykin Group have agreed that they will conduct all of their hotel ownership, development and acquisition activities through the Company. The Company and BMC have agreed on certain additional measures that are designed to minimize conflicts of interest between BMC and its owners, on the one hand, and the Company and its shareholders, on the other. See
"Lessees -- BMC."

     The Partnership's partnership agreement requires the Company to resolve in favor of the Company's shareholders any conflict of interest between those shareholders, on the one hand, and the limited partners of the Partnership, on the other hand, if the conflict cannot be resolved in a manner not adverse to the interests of either group. The partnership agreement also exonerates the Company from monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with any such resolution, so long as the Company has acted in good faith.

                                   MANAGEMENT

COMPANY DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company currently consists of seven members. Directors are elected at each annual meeting of shareholders and serve until their successors are elected and qualified.

     Executive officers of the Company are elected and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

     The following table sets forth certain information concerning the directors and officers of the Company.

                NAME                  AGE                               POSITION
------------------------------------- ---                 -------------------------------------
Robert W. Boykin                      48                  Director; Chairman of the Board,
                                                          President and Chief Executive Officer
Raymond P. Heitland                   62                  Director; Chief Financial Officer
Mark L. Bishop                        38                  Senior Vice President -- Acquisitions
Michael D. Murphy                     41                  Senior Vice President -- Acquisitions
Paul A. O'Neil                        40                  Treasurer
Andrew C. Alexander                   34                  Vice President -- Corporate Counsel
Albert T. Adams                       46                  Director
Lee C. Howley, Jr.                    50                  Director
Frank E. Mosier                       67                  Director
William H. Schecter                   55                  Director
Ivan J. Winfield                      63                  Director

     The following is a biographical summary of the business experience of the directors and officers of the Company.

     Robert W. Boykin has served as the President and Chief Executive Officer of the Company since its formation. He served as the President and Chief Executive officer of Boykin Management from 1985 until November 1996. He served as Boykin Management's Executive Vice President from 1981 until 1985.

     Raymond P. Heitland has served as the Chief Financial Officer of the Company since its formation. He served as the Chief Financial Officer of Boykin Management from 1970 until November 1996.

     Mark L. Bishop is Senior Vice President -- Acquisitions of the Company. He served as Senior Vice President -- Acquisitions of Boykin Management from April 1994 until November 1996. From December 1986 until April 1994, Mr. Bishop was employed by Grubb & Ellis, serving as Vice President/Senior Marketing Consultant beginning in February 1991. From February 1990 until December 1995, Mr. Bishop also owned and served as President of four separate companies that owned and operated restaurants.

     Michael D. Murphy became Senior Vice President -- Acquisitions of the Company in January 1998. From April 1996 until November 1997, Mr. Murphy served as Senior Vice President of Acquisitions with Patriot American Hospitality, Inc., a hotel REIT. From October 1994 until April 1996, Mr. Murphy served as the Chief Executive Officer of The Stonebridge Group, Inc., a real estate consulting company founded by Mr. Murphy. From October 1989 until October 1994, Mr. Murphy was employed by Affirmative Equities Company, L.P., a real estate investment and consulting firm, serving as a Principal.

     Paul A. O'Neil is the Treasurer of the Company. He served as Chief Financial Officer and Treasurer of BMC from November 1996 until May 1997 and as Senior Vice President of Boykin Management from 1994 until November 1996. Prior to joining Boykin Management, he managed the Real Estate Services Group in Arthur Andersen LLP's Cleveland, Ohio, office from 1990 to 1994.

     Andrew C. Alexander became Vice President -- Corporate Counsel of the Company in July 1997. From July 1995 until July 1997, Mr. Alexander served as Vice President -- Corporate Counsel of Renaissance Hotel Group, N.V., a publicly traded hotel company. From September 1989 until July 1995, Mr. Alexander was an attorney at the law firm of Calfee, Halter & Griswold LLP.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio since 1984 and has been affiliated with the firm since 1977. Baker & Hostetler LLP provides legal services to the Company and various Boykin Group Affiliates. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Western Reserve Historical Society and is a Vice President of the Harvard Business School Club of Northeastern Ohio. Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation, both publicly held real estate investment trusts.

     Lee C. Howley, Jr. has been the sole owner and president of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Mr. Howley serves on the Board of Directors of Captec Net Lease Realty, Inc., a publicly held real estate investment trust, International Total Services, Inc., a publicly held airport security and services company and LESCO, Inc., a publicly held manufacturer and supplier of lawn care products, and currently serves as Co-Chairman of the Rock 'n Roll Hall of Fame and Museum in Cleveland, Ohio.

     Frank E. Mosier is a director of Associated Estates Realty Corporation. Mr. Mosier was Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and president and chief operating officer of BP America Inc. from 1986 to 1988.

     William H. Schecter, who became a director of the Company in August 1997, has been the president of National City Capital Corporation, a private equity investment subsidiary of National City Corporation, since 1988. Mr. Schecter is a director of NatCity Investments, a registered investment company.

     Ivan J. Winfield has been Associate Professor and Chairholder of the Herzog Chair in Free Enterprise at Baldwin Wallace College, in Berea, Ohio, since September 1995. Mr. Winfield retired in 1994 from Coopers & Lybrand, L.L.P. From 1978 to 1990, he was managing partner of the firm's Oklahoma practice and from 1990 to 1994 he was managing partner of the firm's northeast Ohio practice. Mr. Winfield is a Trustee of The Fairport Funds and is Chairman of its audit committee. Mr. Winfield is also a Director of HMI Industries, Inc. and is Chairman of its Finance Committee and a director of International Total Services, Inc.

  Committees

     The Audit Committee comprises Messrs. Adams, Howley, Mosier, Schecter and Winfield. The Audit Committee recommends annually to the Board of Directors the independent public accountants for the Company, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits and reviews various financial and accounting matters affecting the Company.

     The Executive Committee comprises Messrs. Boykin, Heitland and Adams. The Executive Committee, during the intervals between the meetings of the Company's Board of Directors, possesses and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, except as otherwise provided (i) by law, (ii) the Articles of Incorporation of the Company or in the Code of Regulations of the Company (in each case as amended from time to time) or (iii) by action of the Board of Directors.

     The Compensation Committee comprises Messrs. Adams, Howley, Mosier, Schecter and Winfield. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of officers and management personnel of the Company.

     The Long-Term Incentive Plan Committee, which comprises Messrs. Howley, Mosier, Schecter and Winfield, administers the Company's Long-Term Incentive Plan and determines the employees of the Company who may participate in the grant of any award (including share options), and the terms thereof, under the Long-Term Incentive Plan.

                                THE PARTNERSHIP

     The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus Supplement, are qualified in their entirety by reference to the Partnership Agreement, which was filed as an exhibit to the S-11 Registration Statement.

MANAGEMENT

     The Partnership is an Ohio limited partnership. The Company, as the sole general partner of the Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the limited partners of the Partnership (the "Limited Partners") have no authority to transact business for, or to participate in the management activities or decisions of, the Partnership. However, any amendment to the Partnership Agreement that would (i) seek to impose personal liability on the Limited Partners, (ii) affect the Exchange Rights, or (iii) impose on the Limited Partners any obligation to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners holding at least 66 2/3% of the Units.

     The Partnership was formed to own the properties acquired by the Company. Accordingly, the income and expenses of the Company reflected in the financial information provided to the shareholders will be the income and expenses of the Partnership, adjusted (on a pro forma basis) to deduct the minority interest of the Limited Partners. Distributions from the Partnership are made at the discretion of the Company as the sole general partner of the Partnership.

TRANSFERABILITY OF INTERESTS

     The Company may not voluntarily withdraw from the Partnership or transfer or assign its interest in the Partnership unless the transaction in which the withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to the transaction, or unless the successor to the Company contributes substantially all of its assets to the Partnership in return for an interest in the Partnership. With certain limited exceptions, the Limited Partners may not transfer their interests in the Partnership without the consent of the Company. The Company may not consent to any transfer that would cause the Partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTIONS

     The Company contributed or loaned to the Partnership all of the net proceeds of the Initial Offering as its initial capital contribution and pursuant to the Intercompany Convertible Note. The Limited Partners contributed to the Partnership as their initial capital contributions the Limited Partners' proportionate ownership interests in the Initial Hotels. The Company will contribute all of the net proceeds from the Offering to the Partnership as an additional capital contribution in exchange for additional Partnership interests.

     The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowings or capital contributions, the Company may borrow those funds from a financial institution or other lender and lend those funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of the funds. As an alternative to borrowing funds required by the Partnership, the Company may contribute the amount of the required funds as an additional capital contribution to the Partnership. If the Company so contributes additional capital, the Company's partnership interest in the Partnership will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of the Partnership at the time of the contributions. If the Company issues Preferred Shares, it will contribute the proceeds therefrom to the Partnership in exchange for Partnership interests that have the same terms as those Preferred Shares. The Partnership interests of the Limited Partners will be correspondingly decreased or adjusted in connection with any such contribution.

EXCHANGE RIGHTS

     Pursuant to the Partnership Agreement, the Limited Partners received the Exchange Rights, which enable them to cause the Partnership to purchase their Units for cash. The Exchange Rights may be exercised by Limited Partners who are Boykin Group Affiliates or Boykin Associates at any time after November 4, 1999, and by the other partners, who hold an aggregate of 1.5% of the Units, at any time, in whole or in part. The amount of cash to be received by a Limited Partner exercising exchange rights will be determined by mathematically converting the Limited Partner's Units to a number of Common Shares at a conversion rate of one Common Share for each Unit held by that Limited Partner and then multiplying the resulting number of Common Shares by the average daily market price of a Common Share for the 10 consecutive trading days immediately preceding the date the Company receives the applicable notice of exchange from that Limited Partner.

     The Company may elect to assume and directly satisfy an Exchange Right by paying cash to the Limited Partner or by delivering Common Shares for the exchanged Units on a one-for-one basis. If the Company elects to pay cash in satisfaction of an Exchange Right, the amount payable by the Company is due within one year after the exercise of the right, subject to an interest charge equal to the lower of the Company's current annual dividend rate or 8.0% per annum. The number of shares into which Units are converted for purposes of determining the cash payable on exercise of Exchange Rights will be adjusted on the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions that otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company.

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

DISTRIBUTIONS

     The Partnership Agreement provides that the Partnership will make cash distributions from cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) quarterly, in amounts determined by the Company, in its sole discretion, to the partners in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

                                  UNDERWRITING

     The underwriters of the Offering (the "Underwriters"), for whom Lehman Brothers Inc., BT Alex. Brown Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, EVEREN Securities, Inc. and McDonald & Company Securities, Inc. are serving as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of Common Shares set forth opposite their respective names below:

                                                                                NUMBER
                                   UNDERWRITER                                 OF SHARES
     ------------------------------------------------------------------------  ---------
     Lehman Brothers Inc.....................................................    900,000
     BT Alex. Brown Incorporated.............................................    900,000
     A.G. Edwards & Sons, Inc................................................    900,000
     Morgan Stanley & Co. Incorporated.......................................    900,000
     EVEREN Securities, Inc..................................................    450,000
     McDonald & Company Securities, Inc......................................    450,000
                                                                               ---------
          Total..............................................................  4,500,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase Common Shares are subject to certain conditions and that if any of the Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all Common Shares agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     The Company has been advised that the Underwriters propose to offer the Common Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling concession not in excess of $.80 per share. The Underwriters may allow, and the selected dealers may reallow, a concession not in excess of $.10 per share to certain other brokers and dealers. After the Offering, the concession to selected dealers and the reallowances to other dealers may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has granted to the Underwriters an option to purchase up to an additional 675,000 Common Shares at the public offering price less the aggregate underwriting discounts shown on the cover page of this Prospectus Supplement solely to cover overallotments, if any. The option may be exercised at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise such option, the Underwriters will be committed (subject to certain conditions) to purchase a number of option shares proportionate to such Underwriters' initial commitment, as indicated in the preceding table.

     Until the distribution of the Common Shares is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Common Shares. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the Underwriters create a short position in the Common Shares in connection with the Offering (i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Common Shares in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the overallotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BOY."

     The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any Common Shares, or any securities convertible into, or exchangeable for, Common Shares for a period of 180 days from and after the date of this Prospectus Supplement without the prior written consent of Lehman Brothers Inc., except the Common Shares offered hereby, up to 1,000,000 Common Shares issuable to a unit investment trust at a price of no less than $25 per share, Common Shares to be issued in the Proposed Merger, Common Share issuable under the Company's Long-Term Incentive Plan and directors' stock option plans, and the Common Shares subject to outstanding options.

     Lehman Brothers Holdings, Inc., an Affiliate of Lehman Brothers Inc., which is one of the Underwriters, will receive $22.6 million on the Company's repayment of the indebtedness outstanding under the Credit Facility. See "Use of Proceeds." In addition, Lehman Brothers Inc. is being paid fees aggregating $700,000 for its services as the financial advisor to the Company and in connection with its provision of a fairness opinion to the Company respecting the Proposed Merger. Morgan Stanley & Co. Incorporated served as the financial advisor and provided a fairness opinion to Red Lion in connection with the Proposed Merger, for which it is being paid a fee of approximately $2.3 million (assuming a Common Share closing price on the closing date of the Proposed Merger of $25.50 per share). Moreover, from time to time, certain of the Underwriters or their Affiliates may provide investment and commercial banking services to the Company.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus Supplement and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, Deloitte & Touche LLP and Rhea & Ivy P.L.C., independent public accountants, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.

     The consolidated financial statements of Red Lion Inns Limited Partnership and its subsidiary limited partnership as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby, as well as certain legal matters described under "Federal Income Tax Considerations" in the accompanying Prospectus, will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio, and certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York. Baker & Hostetler LLP provides legal services to the Company and various Company affiliates. Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP.

                                    GLOSSARY

     Unless otherwise indicated or the context otherwise requires, the following capitalized terms have the meanings set forth below for purposes of this Prospectus Supplement and the accompanying Prospectus:

     "Acquired Hotels" means the Company's Doubletree Hotel Kansas City, French Lick Springs Resort, Daytona Beach Radisson Resort, Holiday Inn Minneapolis West, Marriott's Hunt Valley Inn, Hampton Inn San Diego Airport/Sea World, Melbourne Hilton Oceanfront and Holiday Inn Crabtree, each of which the Company acquired after the Initial Offering.

     "ADR" means average daily room rate.

     "Affiliate" of any person means (i) any person who directly or indirectly controls or is controlled by or is under common control with that person, (ii) any other person who owns, beneficially, directly or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of that person, or
(iii) any officer, director, employee, partner or trustee of that person or any person controlling, controlled by or under common control with that person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of that person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, through the ownership of voting securities, partnership interests or other equity interests.

     "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company.

     "BMC" means Boykin Management Company Limited Liability Company.

     "Boykin Associates" means certain Boykin Group officers and employees other than Robert W. Boykin and John E. Boykin, and certain former employees of the Boykin Group.

     "Boykin Group" means Boykin Management and its Affiliates.

     "Boykin Group Affiliate" means Boykin Management or any of its Affiliates.

     "Boykin Management" means Boykin Management Company, an Ohio corporation.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Code of Regulations" means the Code of Regulations of the Company.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Shares" means the Common Shares, without par value, of the Company.

     "Company" means Boykin Lodging Company, an Ohio corporation, including, unless the context otherwise requires, its subsidiaries (including the Partnership and its subsidiaries and joint ventures).

     "Consumer Price Index" means the "U.S. City Average, All Items" Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor (Base: 1982-1984=100), or any successor index thereto.

     "Doubletree Hotels" means the 10 Doubletree-licensed properties that the Company expects to acquire in the Proposed Merger.

     "Exchange Right" means the right of the holders of Units to exchange each Unit for one Common Share.

     "FF&E" means furnishings, fixtures and equipment of the Hotels.

     "Franchise Agreements" means the existing franchise agreements relating to the Hotels.

     "Funds From Operations" means income (loss) before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

     "Hotels" means the 17 hotels currently owned by the Company.

     "Independent Director" means a person who is (i) independent of management of the Company, (ii) not employed by or an officer of the Company, (iii) not an "affiliate" (as defined in Rule 405 under the Securities Act of the Company or of any subsidiary of the Company and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management if, in the opinion of the Board of Directors, the relationship is material to the Company, that person, or the organization represented.

     "Initial Hotels" means the nine hotel properties acquired by the Company in connection with the Initial Offering.

     "Initial Offering" means the Company's initial public offering of Common Shares, which was consummated on November 4, 1996.

     "Intercompany Convertible Note" means the $40 million loan from the Company to the Partnership.

     "IRS" means the United States Internal Revenue Service.

     "Minimum Rent" means the fixed obligation of a lessee to pay a sum certain in monthly rent under each of the Percentage Leases.

     "Offering" means the offering of Common Shares of the Company pursuant to this Prospectus Supplement.

     "Ownership Limit" means the beneficial ownership of 9.8% of the outstanding Common Shares of the Company.

     "Partnership" means Boykin Hotel Properties, L.P., a limited partnership organized under the laws of the State of Ohio.

     "Partnership Agreement" means the partnership agreement of the Partnership as amended and restated.

     "Percentage Leases" mean the operating leases between the lessees and the Partnership pursuant to which the lessees lease the Hotels from the Partnership.

     "Percentage Rent" means rent payable by the lessees pursuant to the Percentage Leases based on percentages of room revenue, food revenue and beverage revenue.

     "REIT" means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code.

     "Representatives" means Lehman Brothers Inc., BT Alex. Brown & Sons Incorporated, Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons, Inc., EVEREN Securities, Inc. and McDonald & Company Securities, Inc.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Total Market Capitalization" means the aggregate market value of the Company's outstanding Common Shares and total long-term debt of the Company.

     "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

     "Underwriters" means the Underwriters named in this Prospectus Supplement.

     "Underwriting Agreement" means the Underwriting Agreement between the Company and the Underwriters.

     "Units" means units of limited partnership interests in the Partnership.

     "Westboy" means Westboy LLC, a subsidiary of BMC.

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
BOYKIN LODGING COMPANY:
  Condensed Consolidated Statement of Income for the Year Ended December 31, 1996.....  F-2
  Condensed Consolidated Statement of Income for the Nine Months Ended September 30,
     1996.............................................................................  F-3
  Condensed Consolidated Statement of Income for the Nine Months Ended September 30,
     1997.............................................................................  F-4
  Notes to the Pro Forma Condensed Consolidated Statements of Income..................  F-5
  Condensed Consolidated Balance Sheet as of September 30, 1997.......................  F-10
  Notes to Pro Forma Condensed Consolidated Balance Sheet.............................  F-11

BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY AND SUBSIDIARIES:
  Condensed Consolidated Statement of Income for the Year Ended December 31, 1996.....  F-13
  Condensed Consolidated Statement of Income for the Nine Months Ended September 30,
     1996.............................................................................  F-14
  Condensed Consolidated Statement of Income for the Nine Months Ended September 30,
     1997.............................................................................  F-15
  Notes to Pro Forma Condensed Combined Statements of Income..........................  F-16

                             BOYKIN LODGING COMPANY

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             INITIAL        PRO FORMA
                                           OFFERING AND      ADJ. FOR
                                            FORMATION      PRE-RED LION     BEFORE                              HISTORICAL
                             HISTORICAL    TRANSACTIONS    ACQUISITIONS    OFFERING    OFFERING    PRO FORMA     RED LION
                             ----------    ------------    ------------    --------    --------    ---------    ----------
                                (A)            (B)             (C)                       (D)                       (A)
REVENUES:
 Lease revenue..............   $3,258        $ 24,553        $ 11,078      $38,889     $    --      $38,889      $     --
 Hotel revenue..............       --              --              --           --          --           --        40,903
 Interest income............      120              --            (120)          --          --           --            --
                               ------        --------        --------      -------     -------      -------      --------
       Total revenues.......    3,378          24,553          10,958       38,889          --       38,889        40,903
                               ------        --------        --------      -------     -------      -------      --------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............    1,344           6,792           2,505       10,641          22       10,663        10,046
 Real estate and personal
   property taxes, insurance
   and rent.................      620           3,438           1,410        5,468          --        5,468         3,096
 Base management fees.......       --              --              --           --          --           --         3,325
 Incentive management
   fees.....................       --              --              --           --          --           --         5,794
 General and
   administrative...........      450           1,000              --        1,450          --        1,450         2,182
 Interest expense...........       54             (54)          4,538        4,538      (4,538)          --        11,510
 Amortization of deferred
   financing costs..........       69             367              --          436          --          436           536
 Minority interest..........       40           1,517             412        1,969        (262)       1,707            --
                               ------        --------        --------      -------     -------      -------      --------
       Total expenses and
         minority
         interest...........    2,577          13,060           8,865       24,502      (4,778)      19,724        36,489
                               ------        --------        --------      -------     -------      -------      --------
INCOME BEFORE INCOME
 TAXES......................      801          11,493           2,093       14,387       4,778       19,165         4,414
INCOME TAX EXPENSE..........       --              --              --           --          --           --           377
                               ------        --------        --------      -------     -------      -------      --------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................   $  801        $ 11,493        $  2,093      $14,387     $ 4,778      $19,165      $  4,037
                               ======        ========        ========      =======     =======      =======      ========
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............                                                                                     $     80
 LIMITED PARTNER............                                                                                        3,957
                                                                                                                 --------
                                                                                                                 $  4,037
                                                                                                                 ========
NET INCOME PER LIMITED
 PARTNER UNIT...............                                                                                     $   0.96
                                                                                                                 ========
WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................                                                                                        4,134
                                                                                                                 ========
INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....   $ 0.09                                      $  1.51                  $  1.37
                               ======                                      =======                  =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES
 OUTSTANDING................    8,981                                        9,516       4,500       14,016
                               ======                                      =======     =======      =======
PRO FORMA RESTATED EARNINGS
 PER SHARE (P)
 Basic......................   $ 0.09                                      $  1.51                  $  1.37
 Diluted....................     0.09                                         1.50                     1.36


                                                AS
                                             ADJUSTED
                              ADJUSTMENTS    PRO FORMA
                              -----------    ---------

REVENUES:
 Lease revenue..............   $  29,674(E)   $68,563
 Hotel revenue..............     (40,903)(F)       --
 Interest income............          --           --
                               ---------      -------
       Total revenues.......     (11,229)      68,563
                               ---------      -------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............       1,652(G)    22,361
 Real estate and personal
   property taxes, insurance
   and rent.................       1,904(H)    10,468
 Base management fees.......      (3,325)(I)       --
 Incentive management
   fees.....................      (5,794)(I)       --
 General and
   administrative...........      (1,682)(J)    1,950
 Interest expense...........      (1,447)(K)   10,063
 Amortization of deferred
   financing costs..........        (423)(L)      549
 Minority interest..........        (138)(M)    1,569
                               ---------      -------
       Total expenses and
         minority
         interest...........      (9,253)      46,960
                               ---------      -------
INCOME BEFORE INCOME
 TAXES......................      (1,976)      21,603
INCOME TAX EXPENSE..........        (377)(N)       --
                               ---------      -------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................   $  (1,599)     $21,603
                               =========      =======
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............
 LIMITED PARTNER............

NET INCOME PER LIMITED
 PARTNER UNIT...............

WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................

INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....                  $  1.26
                                              =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES
 OUTSTANDING................       3,110(O)    17,126
                               =========      =======
PRO FORMA RESTATED EARNINGS
 PER SHARE (P)
 Basic......................                  $  1.26
 Diluted....................                     1.26

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                             BOYKIN LODGING COMPANY

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             INITIAL        PRO FORMA
                                           OFFERING AND      ADJ. FOR
                                            FORMATION      PRE-RED LION     BEFORE                              HISTORICAL
                             HISTORICAL    TRANSACTIONS    ACQUISITIONS    OFFERING    OFFERING    PRO FORMA     RED LION
                             ----------    ------------    ------------    --------    --------    ---------    ----------
                                (A)            (B)             (C)                       (D)                       (A)
REVENUES:
 Lease revenue..............   $   --        $ 21,792         $8,234       $30,026     $    --      $30,026      $     --
 Hotel revenue..............       --              --             --            --          --           --        31,765
 Interest income............       --              --             --            --          --           --            --
                               ------         -------        -------       -------     -------      -------       -------
       Total revenues.......       --          21,792          8,234        30,026          --       30,026        31,765
                               ------         -------        -------       -------     -------      -------       -------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............       --           6,102          1,880         7,982          17        7,999         7,455
 Real estate and personal
   property taxes, insurance
   and rent.................       --           3,052            989         4,041          --        4,041         2,276
 Base management fees.......       --              --             --            --          --           --         2,519
 Incentive management
   fees.....................       --              --             --            --          --           --         4,387
 General and
   administrative...........       --           1,088             --         1,088          --        1,088         1,637
 Interest expense...........       --              --          3,404         3,404      (3,404)          --         8,580
 Amortization of deferred
   financing costs..........       --             327             --           327          --          327           428
 Minority interest..........       --           1,297            360         1,657        (285)       1,372            --
                               ------         -------        -------       -------     -------      -------       -------
       Total expenses and
         minority
         interest...........       --          11,866          6,633        18,499      (3,672)      14,827        27,282
                               ------         -------        -------       -------     -------      -------       -------
INCOME BEFORE INCOME
 TAXES......................       --           9,926          1,601        11,527       3,672       15,199         4,483
INCOME TAX EXPENSE..........       --              --             --            --          --           --           337
                               ------         -------        -------       -------     -------      -------       -------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................   $   --        $  9,926         $1,601       $11,527     $ 3,672      $15,199      $  4,146
                               ======         =======        =======       =======     =======      =======       =======
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............                                                                                     $     83
 LIMITED PARTNER............                                                                                        4,063
                                                                                                                  -------
                                                                                                                 $  4,146
                                                                                                                  =======
NET INCOME PER LIMITED
 PARTNER UNIT...............                                                                                     $   0.98
                                                                                                                  =======
WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................                                                                                        4,134
                                                                                                                  =======
INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....   $   --                                      $  1.21                  $  1.08
                               ======                                      =======                  =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES
 OUTSTANDING................       --                                        9,516       4,500       14,016
                               ======                                      =======     =======      =======
PRO FORMA RESTATED EARNINGS
 PER SHARE(P)
 Basic......................   $   --                                      $  1.21                  $  1.08
 Diluted....................       --                                         1.21                     1.08


                                                AS
                                             ADJUSTED
                              ADJUSTMENTS    PRO FORMA
                              -----------    ---------

REVENUES:
 Lease revenue..............   $  23,147(E)   $53,173
 Hotel revenue..............     (31,765)(F)       --
 Interest income............          --           --
                                --------      -------
       Total revenues.......      (8,618)      53,173
                                --------      -------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............       1,318(G)    16,772
 Real estate and personal
   property taxes, insurance
   and rent.................       1,474(H)     7,791
 Base management fees.......      (2,519)(I)       --
 Incentive management
   fees.....................      (4,387)(I)       --
 General and
   administrative...........      (1,262)(J)    1,463
 Interest expense...........      (1,033)(K)    7,547
 Amortization of deferred
   financing costs..........        (343)(L)      412
 Minority interest..........         (49)(M)    1,323
                                --------      -------
       Total expenses and
         minority
         interest...........      (6,801)      35,308
                                --------      -------
INCOME BEFORE INCOME
 TAXES......................      (1,817)      17,865
INCOME TAX EXPENSE..........        (337)(N)       --
                                --------      -------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................   $  (1,480)     $17,865
                                ========      =======
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............
 LIMITED PARTNER............

NET INCOME PER LIMITED
 PARTNER UNIT...............

WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................

INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....                  $  1.04
                                              =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES
 OUTSTANDING................       3,110(O)    17,126
                                ========      =======
PRO FORMA RESTATED EARNINGS
 PER SHARE(P)
 Basic......................                  $  1.04
 Diluted....................                     1.04

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                             BOYKIN LODGING COMPANY

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             INITIAL
                                             OFFERING       PRO FORMA
                                               AND           ADJ. FOR
                                            FORMATION      PRE-RED LION     BEFORE                              HISTORICAL
                             HISTORICAL    TRANSACTIONS    ACQUISITIONS    OFFERING    OFFERING    PRO FORMA     RED LION
                             ----------    ------------    ------------    --------    --------    ---------    ----------
                                (A)            (B)             (C)                       (D)                       (A)
REVENUES:
 Lease revenue..............  $ 28,866       $     --         $3,695       $32,561     $    --      $32,561      $     --
 Hotel revenue..............        --             --             --            --          --           --        31,703
 Interest income............       337             --           (337)           --          --           --            --
                                ------        -------        -------       -------     -------      -------       -------
       Total revenues.......    29,203             --          3,358        32,561          --       32,561        31,703
                                ------        -------        -------       -------     -------      -------       -------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............     6,931             --            953         7,884          17        7,901         7,667
 Real estate and personal
   property taxes, insurance
   and rent.................     3,834             --            596         4,430          --        4,430         2,415
 Base management fees.......        --             --             --            --          --           --         2,530
 Incentive management
   fees.....................        --             --             --            --          --           --         4,376
 General and
   administrative...........     1,708             --             --         1,708          --        1,708         1,410
 Interest expense...........     1,359             --          2,044         3,403      (3,403)          --         8,915
 Amortization of deferred
   financing costs..........       327             --             --           327          --          327           327
 Minority interest..........     1,917             --            (51)        1,866        (347)       1,519            --
                                ------        -------        -------       -------     -------      -------       -------
       Total expenses and
         minority
         interest...........    16,076             --          3,542        19,618      (3,733)      15,885        27,640
                                ------        -------        -------       -------     -------      -------       -------
INCOME BEFORE INCOME
 TAXES......................    13,127             --           (184)       12,943       3,733       16,676         4,063
INCOME TAX EXPENSE..........        --             --             --            --          --           --            --
                                ------        -------        -------       -------     -------      -------       -------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................  $ 13,127       $     --         $ (184)      $12,943     $ 3,733      $16,676      $  4,063
                                ======        =======        =======       =======     =======      =======       =======
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............                                                                                     $     81
 LIMITED PARTNER............                                                                                        3,982
                                                                                                                  -------
                                                                                                                 $  4,063
                                                                                                                  =======
NET INCOME PER LIMITED
 PARTNER UNIT...............                                                                                     $   0.96
                                                                                                                  =======
WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................                                                                                        4,134
                                                                                                                  =======
INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....  $   1.37                                     $  1.36                  $  1.19
                                ======                                     =======                  =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING..     9,518                                       9,518       4,500       14,018
                                ======                                     =======     =======      =======
PRO FORMA RESTATED EARNINGS
 PER SHARE(P)
 Basic......................  $   1.37                                     $  1.36                  $  1.19
 Diluted....................      1.37                                        1.35                     1.18


                                             AS ADJUSTED
                              ADJUSTMENTS     PRO FORMA
                              -----------    -----------

REVENUES:
 Lease revenue..............   $  23,358(E)    $55,919
 Hotel revenue..............     (31,703)(F)        --
 Interest income............          --            --
                                --------       -------
       Total revenues.......      (8,345)       55,919
                                --------       -------
EXPENSES:
 Real estate related
   depreciation and
   amortization.............       1,106(G)     16,674
 Real estate and personal
   property taxes, insurance
   and rent.................       1,335(H)      8,180
 Base management fees.......      (2,530)(I)        --
 Incentive management
   fees.....................      (4,376)(I)        --
 General and
   administrative...........      (1,035)(J)     2,083
 Interest expense...........      (1,368)(K)     7,547
 Amortization of deferred
   financing costs..........        (242)(L)       412
 Minority interest..........         (47)(M)     1,472
                                --------       -------
       Total expenses and
         minority
         interest...........      (7,157)       36,368
                                --------       -------
INCOME BEFORE INCOME
 TAXES......................      (1,188)       19,551
INCOME TAX EXPENSE..........          --(N)         --
                                --------       -------
INCOME BEFORE EXTRAORDINARY
 ITEMS APPLICABLE TO COMMON
 SHARES.....................   $  (1,188)      $19,551
                                ========       =======
ALLOCATION OF NET INCOME:
 GENERAL PARTNER............
 LIMITED PARTNER............

NET INCOME PER LIMITED
 PARTNER UNIT...............

WEIGHTED AVERAGE LIMITED
 PARTNER UNITS
 OUTSTANDING................

INCOME BEFORE EXTRAORDINARY
 ITEMS PER COMMON SHARE.....                   $  1.14
                                               =======
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING..       3,110(O)     17,128
                                ========       =======
PRO FORMA RESTATED EARNINGS
 PER SHARE(P)
 Basic......................                   $  1.14
 Diluted....................                      1.14

      See Notes to Pro Forma Condensed Consolidated Statements of Income.

                             BOYKIN LODGING COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

          (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

(A) Represents the historical statements of income of the Company and Red Lion, as applicable, for the period presented.

(B) Represents pro forma adjustments to the Company's historical consolidated statements of income for the year ended December 31, 1996 and for the nine month period ended September 30, 1996 to reflect the consummation of the Initial Offering and related formation transactions as of January 1, 1996. For additional information, please see pages F-1 through F-60 (Historical and Pro Forma Financial Statements) of the Company's Form S-11, as amended, dated October 29, 1996, the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and the Company's Current Reports on Forms 8-K and 8-K/A filed during 1997.

(C) Represents pro forma revenues and expenses associated with the hotel properties acquired by the Company during 1997, assuming all such acquisitions had been consummated on January 1, 1996. Following is the composition of the pro forma adjustments by hotel property.

     FOR THE YEAR ENDED DECEMBER 31, 1996:

                              1997
           HOTEL              MONTH     LEASE    INTEREST                  TAXES, INSURANCE   INTEREST  MINORITY
         PROPERTY           ACQUIRED   REVENUE    INCOME    DEPRECIATION       AND RENT       EXPENSE   INTEREST
--------------------------- ---------  -------   --------   ------------   ----------------   -------   --------
Melbourne Hilton
  Oceanfront...............   March    $ 1,099    $   --       $  360           $  176        $   --      $ 87
Holiday Inn Crabtree.......   March      1,358        --          223               88            --       162
French Lick Springs
  Resort...................   April      3,000      (120)         722              361         1,550        38
Holiday Inn Minneapolis
  West.....................   July       1,819        --          413              423           868        42
Marriott's Hunt Valley
  Inn......................   July       3,802        --          787              362         2,120        83
                                       -------     -----       ------           ------        ------      ----
                                       $11,078    $ (120)      $2,505           $1,410        $4,538      $412
                                       =======     =====       ======           ======        ======      ====

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996:

           HOTEL                        LEASE    INTEREST                  TAXES, INSURANCE   INTEREST  MINORITY
         PROPERTY                      REVENUE    INCOME    DEPRECIATION       AND RENT       EXPENSE   INTEREST
---------------------------            -------   --------   ------------   ----------------   -------   --------
Melbourne Hilton Oceanfront..........  $   871    $   --       $  270           $  157        $   --      $ 69
Holiday Inn Crabtree.................      906        --          168               35            --       109
French Lick Springs Resort...........    2,250        --          542              253         1,163        45
Holiday Inn Minneapolis West.........    1,364        --          310              275           651        76
Marriott's Hunt Valley Inn...........    2,843        --          590              269         1,590        61
                                       -------     -----       ------           ------        ------      ----
                                       $ 8,234    $   --       $1,880           $  989        $3,404      $360
                                       =======     =====       ======           ======        ======      ====

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997:

           HOTEL                        LEASE    INTEREST                  TAXES, INSURANCE   INTEREST  MINORITY
         PROPERTY                      REVENUE    INCOME    DEPRECIATION       AND RENT       EXPENSE   INTEREST
---------------------------            -------   --------   ------------   ----------------   -------   --------
Melbourne Hilton Oceanfront..........  $   261    $   --       $   75           $   40        $   --      $ 23
Holiday Inn Crabtree.................      248        --           47               36            --        26
French Lick Springs Resort...........      258      (337)         181               91          (197)      (24)
Holiday Inn Minneapolis West.........      939        --          224              214           651        15
Marriott's Hunt Valley Inn...........    1,989        --          426              215         1,590       (91)
                                       -------     -----       ------           ------        ------      ----
                                       $ 3,695    $ (337)      $  953           $  596        $2,044      $(51)
                                       =======     =====       ======           ======        ======      ====

                             BOYKIN LODGING COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

The pro forma adjustments reflected above represent the following:

     1. Pro forma lease payments to the Partnership calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the historical revenues of the acquired hotel properties for the applicable period. As the hotel operating revenues will be earned by the respective lessees, historical hotel operating revenues of the acquired hotel properties have not been reflected in the accompanying pro forma statements of income.

     2. Pro forma depreciation of the buildings, improvements and furniture and equipment of the acquired hotel properties. Depreciation is computed using the straight-line method and is based upon estimated useful lives of 25-30 years for buildings and improvements and seven years for furniture and equipment. The purchase price allocations related to the acquisition properties, including related transaction costs, were as follows:

                                                             BUILDINGS
                          HOTEL                                 AND          FURNITURE AND
                        PROPERTY                  LAND      IMPROVEMENTS       EQUIPMENT
          -------------------------------------  ------     ------------     -------------
          Melbourne Hilton Oceanfront..........  $  852       $  7,699          $   750
          Holiday Inn Crabtree.................     725          6,542              431
          French Lick Springs Resort...........   2,000         16,000            1,890
          Holiday Inn Minneapolis West.........   1,000         10,604              700
          Marriott's Hunt Valley Inn...........   2,890         21,575            2,631
                                                 ------        -------           ------
                                                 $7,467       $ 62,420          $ 6,402
                                                 ======        =======           ======

     3. Historical amounts of real estate and personal property taxes, property and casualty insurance related to the acquired properties to be paid by the Partnership. All other hotel operating expenses are incurred by the lessees and, therefore, historical amounts of such expenses have not been reflected in the accompanying pro forma statements of income.

     4. Pro forma interest expense related to the borrowings necessary to fund the acquisitions of the French Lick Springs Resort, the Holiday Inn Minneapolis West and Marriott's Hunt Valley Inn. Historical interest income has been eliminated as the invested funds which generated such income were used to fund acquisitions.

     5. Minority interest related to the pro forma adjustments, calculated at approximately 15.5% in 1996 and 1997.

(D) Reflects (i) the elimination of the Company's interest expense as a portion of the proceeds from the Offering are assumed to be used to retire the outstanding borrowings under the Credit Facility and (ii) incremental depreciation on the investment in hotel properties attributable to the writeup of such investment as a result of the redemption of certain Units with a portion of the proceeds of the Offering.

                                                                           NINE MONTHS
                                                                         ENDED SEPTEMBER
                                                                               30,
                                                 YEAR ENDED             ------------------
                                              DECEMBER 31, 1996         1996          1997
                                              -----------------         ----          ----
          Purchase accounting adjustment to
            investment in hotel
            properties......................        $ 551
          Depreciable life..................           25
                                                      ---
                    Incremental
                      depreciation..........        $  22               $17           $17
                                                      ===               ===           ===

                             BOYKIN LODGING COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

(E) Represents lease payments to the Partnership applicable to the Doubletree Hotels calculated on a pro forma basis by applying the rent provisions of the Doubletree Percentage Lease to the historical hotel operating revenues of the Doubletree Hotels. The rent formula utilized in computing the pro forma Doubletree Percentage Lease revenue includes for the calender years 1996 and 1997 adjustments to reduce threshold revenue amounts in the Doubletree Percentage Lease formulas by the 3.3% and 1.7%, respectively, increases in the Consumer Price Index for those years.

(F) Represents the elimination of the historical hotel revenues of the Doubletree Hotels as such revenues will accrue to the lessee.

(G) Represents the adjustment necessary to reflect pro forma depreciation on the Doubletree Hotels based upon the Company's pro forma investment in such properties and the use of the straight-line method over estimated useful lives of 25 years for buildings and improvements and seven years for furniture and equipment. These estimated useful lives are based upon management's knowledge of the properties and the hotel industry in general.

    At September 30, 1997, the Company's pro forma investment in the Doubletree Hotels, at cost, consists of the following:

          Land...........................................................  $ 19,697
          Buildings and improvements.....................................   238,875
          Furniture and equipment........................................    15,000
                                                                           --------
                                                                           $273,572
                                                                           ========

(H) Represents the estimated incremental real estate and personal property taxes and property and casualty insurance applicable to the Doubletree Hotels to be paid by the Partnership.

(I) Represents the elimination of historical management and incentive management fees applicable to the Doubletree Hotels as such expenses will be paid by the lessee.

(J) Represents (i) the elimination of the historical amounts of general and administrative expenses of the Doubletree Hotels, and (ii) $500 of estimated incremental general and administrative expenses to be incurred by the Partnership with respect to the Doubletree Hotels.

                             BOYKIN LODGING COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

(K) Represents (i) the elimination of the historical interest expense of the Doubletree Hotels, and (ii) estimated pro forma interest expense associated with the Company's borrowings under a new credit facility and the Fixed Rate Note.

                                                                          NINE MONTHS
                                                                      ENDED SEPTEMBER 30,
                                                   YEAR ENDED         -------------------
                                                DECEMBER 31, 1996      1996        1997
                                                -----------------     -------     -------
          Incremental credit facility
            borrowings........................      $  16,620
          Interest rate.......................           7.75%
                                                      -------
            Credit Facility interest..........          1,288         $   966     $   966
                                                      -------
          Fixed Rate Note.....................        130,000
          Interest rate.......................           6.75%
                                                      -------
            Fixed Rate Note interest
               expense........................          8,775           6,581       6,581
                                                      -------         -------     -------
          As Adjusted Pro Forma interest
            expense...........................         10,063           7,547       7,547
          Less Red Lion historical interest
            expense...........................        (11,510)         (8,580)     (8,915)
                                                      -------         -------     -------
          Adjustment..........................      $  (1,447)        $(1,033)    $(1,368)
                                                      =======         =======     =======

(L) Represents (i) the elimination of the historical amortization of deferred financing costs of Red Lion and the Company, and (ii) amortization of deferred financing costs associated with the Company's Fixed Rate Note and the new credit facility. Pro forma deferred financing costs associated with the Fixed Rate Note and the credit facility are being amortized on a straight-line basis over the 10-year and 3-year terms of the related debt, respectively.

                                                                                   NINE MONTHS
                                                                                 ENDED SEPTEMBER
                                      YEAR ENDED DECEMBER 31, 1996                     30,
                              ---------------------------------------------     -----------------
                              CREDIT FACILITY     FIXED RATE NOTE     TOTAL      1996       1997
                              ---------------     ---------------     -----     ------     ------
          Pro forma deferred
            financing
            costs...........      $ 1,063             $ 1,950
          Amortizable
            life............            3                  10
                                   ------              ------
          As Adjusted Pro
            Forma
            amortization....      $   354             $   195         $ 549     $  412     $  412
                                   ======              ======
          Historical
            amortization....                                            972        755        654
                                                                      -----      -----      -----
          Adjustment........                                          $(423)    $ (343)    $ (242)
                                                                      =====      =====      =====

(M) Represents minority interest in the net income of the Partnership associated with the Doubletree Hotels and related pro forma adjustments. Minority interest is calculated at approximately 8.1% for all periods presented.

(N) Represents the elimination of historical income tax expense of Red Lion as the Company is a qualified REIT and therefore has no federal income tax provision.

(O) Represents the issuance of 3,110,048 Common Shares on consummation of the Proposed Merger.

(P) The historical and pro forma earnings per share information has been prepared under the methods prescribed by Accounting Principles Board Opinion No. 15. In the period ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128) for calculating earnings per share.

                             BOYKIN LODGING COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

    For informational purposes the Company has included as "Pro Forma Restated" information the basic and diluted earnings per share amounts calculated under the methods prescribed by SFAS 128. The basic and diluted amounts were determined as follows:

                                                                           FOR THE NINE MONTHS ENDED
                           FOR THE YEAR ENDED DECEMBER    -----------------------------------------------------------
                                     31, 1996                  SEPTEMBER 30, 1996             SEPTEMBER 30, 1997
                           ----------------------------   ----------------------------   ----------------------------
                                              PER SHARE                      PER SHARE                      PER SHARE
                           INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
                            (IN THOUSANDS)                 (IN THOUSANDS)                 (IN THOUSANDS)
       HISTORICAL
Income before
  extraordinary items:
Basic earnings per
  share..................  $   801    8,981     $0.09     $    --       --     $  --     $13,127    9,518     $1.37
Effect of outstanding
  options, net of assumed
  treasury shares........       --       55        --          --       --        --          --       57        --
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
Diluted earnings per
  share..................  $   801    9,036     $0.09     $    --       --     $  --     $13,127    9,575     $1.37
                           ========  ======   =========   ========  ======   =========   ========  ======   =========
     BEFORE OFFERING
Income before
  extraordinary items:
Basic earnings per
  share..................  $14,387    9,516     $1.51     $11,527    9,516     $1.21     $12,943    9,518     $1.36
Effect of outstanding
  options, net of assumed
  treasury shares........       --       55      (.01)         --       --        --          --       57     (0.01)
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
Diluted earnings per
  share..................  $14,387    9,571     $1.50     $11,527    9,516     $1.21     $12,943    9,575     $1.35
                           ========  ======   =========   ========  ======   =========   ========  ======   =========
        PRO FORMA
Income before
  extraordinary items:
Basic earnings per
  share..................  $19,165   14,016     $1.37     $15,199   14,016     $1.08     $16,676   14,018     $1.19
Effect of outstanding
  options, net of assumed
  treasury shares........       --       55     (0.01)         --       --        --          --       57     (0.01)
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
Diluted earnings per
  share..................  $19,165   14,071     $1.36     $15,199   14,016     $1.08     $16,676   14,075     $1.18
                           ========  ======   =========   ========  ======   =========   ========  ======   =========
  AS ADJUSTED PRO FORMA
Income before
  extraordinary items:
Basic earnings per
  share..................  $21,603   17,126     $1.26     $17,865   17,126     $1.04     $19,551   17,128     $1.14
Effect of outstanding
  options, net of assumed
  treasury shares........       --       55        --          --       --        --          --       57        --
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
Diluted earnings per
  share..................  $21,603   17,181     $1.26     $17,865   17,126     $1.04     $19,551   17,185     $1.14
                           ========  ======   =========   ========  ======   =========   ========  ======   =========

                             BOYKIN LODGING COMPANY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                                      AS
                                                                                  HISTORICAL                       ADJUSTED
                                     HISTORICAL      OFFERING      PRO FORMA       RED LION       ADJUSTMENTS      PRO FORMA
                                     ----------      --------      ---------      ----------      -----------      ---------
                                        (C)            (A)                           (C)
ASSETS
INVESTMENT IN HOTEL PROPERTIES,
  net.............................    $194,213       $    551(B)   $194,764        $158,777        $ 114,795(D)    $468,336
CASH AND CASH EQUIVALENTS.........       1,467         46,188        46,687             686          (35,305)(D)      2,153
                                                         (968)(B)                                     (9,320)(E)
                                                                                                     191,840(F)
                                                                                                      (3,013)(G)
                                                                                                    (144,202)(H)
                                                                                                     (45,220)(I)
RENT RECEIVABLE...................       5,130             --         5,130              --               --          5,130
DEFERRED EXPENSES, net............       1,483             --         1,483             959             (959)(J)      3,585
                                                                                                       2,102(G)
OTHER ASSETS......................         952             --           952              --               --            952
                                      --------       --------      --------        --------        ---------       --------
    Total assets..................    $203,245       $ 45,771      $249,016        $160,422        $  70,718       $480,156
                                      ========       ========      ========        ========        =========       ========
LIABILITIES AND EQUITY
BORROWINGS AGAINST CREDIT
  FACILITY........................    $ 59,000       $(59,000)     $     --        $121,250        $(121,250)(H)   $ 16,620
                                                                                                      61,840(F)
                                                                                                     (45,220)(I)
FIXED RATE NOTE...................          --             --            --              --          130,000(F)     130,000
ACCOUNTS PAYABLE AND ACCRUED
  EXPENSES........................       4,137             --         4,137           3,848              980(E)       6,915
                                                                                                      (2,050)(K)
DIVIDENDS/DISTRIBUTIONS PAYABLE...       4,894             --         4,894           2,320               --          7,214
DUE TO RELATED PARTY..............       2,496             --         2,496          22,952          (22,952)(H)      2,496
MINORITY INTEREST IN JOINT
  VENTURES........................       1,433             --         1,433              --               --          1,433
MINORITY INTEREST IN OPERATING
  PARTNERSHIP.....................      13,657           (417)(B)    13,240              --               --         13,240
EQUITY:
  SHAREHOLDERS' EQUITY............     117,628        105,188       222,816              --           80,333(D)     302,238
                                                                                                        (911)(G)
  PARTNERS' CAPITAL...............          --             --            --          10,052          (10,052)(L)         --
                                      --------       --------      --------        --------        ---------       --------
  Total liabilities and equity....    $203,245       $ 45,771      $249,016        $160,422        $  70,718       $480,156
                                      ========       ========      ========        ========        =========       ========

          See Notes to Pro Forma Condensed Consolidated Balance Sheet.

                             BOYKIN LODGING COMPANY

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

         (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(A) Reflects (i) proceeds from the issuance of 4.5 million Common Shares, net of underwriting fees and other issue costs of $7,313, and (ii) the use of such proceeds to pay off outstanding borrowings under the Credit Facility and to redeem certain Units as discussed more fully in Note(B) below.

(B) Reflects the redemption of 40,976 Units with a portion of the proceeds from the Offering. The redemption price per Unit is equal to the per share offering price less a 5.5% underwriting fee. As the aggregate redemption price is in excess of the capital account balances applicable to the redeemed Units, such excess is recorded as a writeup to the investment in hotel properties.

          Aggregate redemption price of Units..............................  $  968
          Capital account balance applicable to redeemed Units.............    (417)
                                                                             ------
          Writeup to investment in hotel properties........................  $  551
                                                                             ======

(C) Reflects the historical condensed balance sheets as of September 30, 1997 of the Company and Red Lion.

(D) Increase in investment in hotel properties attributable to the application of purchase accounting to the Doubletree Hotels to be acquired by the Company, based upon the cash consideration to be paid and the estimated value of Common Shares to be issued by the Company upon consummation of the Proposed Merger, as well as the payment of direct costs of the Proposed Merger.

          Cash to be paid.....................................               $ 35,305
          Common Shares to be issued:
            Estimated number of shares........................   3,110,048
            Price per share...................................  $    25.83
                                                                 ---------
                                                                               80,333
          Direct costs of the Proposed Merger (See Note
            (E))..............................................                 10,300
                                                                             --------
            Total purchase price..............................                125,938
          Red Lion historical partners' capital...............      10,052
          Adjustments to historical partners' capital:
            Elimination of deferred financing costs(See Note
               (J))...........................................        (959)
            Elimination of deferred income tax liability(See
               Note(K)).......................................       2,050
                                                                 ---------
               Adjusted historical partners' capital of Red
                 Lion.........................................                 11,143
                                                                             --------
          Purchase accounting writeup.........................               $114,795
                                                                             ========

    The price per share used in determining the value of the Common Shares to be issued represents the average closing price for the Common Shares during the period three days before and three days after the announcement of the agreement relating to the Proposed Merger.

(E) Represents the payment or accrual, as applicable, of direct costs of the Proposed Merger.

(F) Represents proceeds received by the Company from borrowings against a new credit facility and the proceeds from the Fixed Rate Note. The proceeds from these borrowings will be used to fund the cash portion of the purchase price, to retire existing Red Lion indebtedness, to pay direct costs of the Proposed Merger and to pay deferred financing costs associated with the Company's Fixed Rate Note and the credit facility. The Fixed Rate Note is assumed by the Company to have a 10-year term and to require payments of interest only at 6.75% per annum for the first two years, with principal payments commencing in the third loan year based on a 23 year amortization.

                             BOYKIN LODGING COMPANY

(G) Represents the payment of deferred financing costs associated with the Company's Fixed Rate Note and the new credit facility, net of the writeoff of the Company's historical unamortized deferred financing costs associated with the credit facility.

    Deferred financing costs associated with the Fixed Rate Note................  $1,950
    Deferred financing costs associated with the credit facility................   1,063
    Historical deferred financing costs associated with the credit facility.....    (911)
                                                                                  ------
    Adjustment..................................................................  $2,102
                                                                                  ======

(H) Represents the repayment of Red Lion's third party and related party indebtedness with proceeds from the borrowings discussed in Note (F).

(I) Represents the repayment of borrowings under the Credit Facility with available cash.

(J) Represents the elimination of Red Lion's historical deferred financing costs as the related debt will be retired. See Note (D).

(K) Represents the elimination of historical deferred income tax liability of Red Lion as such liability will not be payable by the Company. See Note (D).

(L) Represents the elimination of the historical partners' capital of Red Lion. See Note (D).

      BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                              PRO FORMA        PRO FORMA
                                             ADJUSTMENTS      ADJUSTMENTS                  HISTORICAL
                                            FOR FORMATION   FOR PRE-RED LION               DOUBLETREE                 AS ADJUSTED
                               HISTORICAL   TRANSACTIONS      ACQUISITIONS     PRO FORMA     HOTELS     ADJUSTMENTS    PRO FORMA
                               ----------   -------------   ----------------   ---------   ----------   -----------   -----------
                                  (A)            (B)              (C)                         (D)
REVENUES:
  Rooms.......................  $  7,684      $  51,966         $ 10,067       $ 69,717     $ 65,281     $      --     $ 134,998
  Food and beverage...........     3,976         20,123            6,198         30,297       39,165            --        69,462
  Other hotel revenue.........       620          4,163            2,842          7,625        6,381            --        14,006
                                --------       --------         --------       --------     --------      --------      --------
    Total hotel revenues......    12,280         76,252           19,107        107,639      110,827            --       218,466
  Other revenue...............       382          2,395               --          2,777           --            --         2,777
                                --------       --------         --------       --------     --------      --------      --------
    Total revenues............    12,662         78,647           19,107        110,416      110,827            --       221,243
                                --------       --------         --------       --------     --------      --------      --------
EXPENSES:
  Departmental expenses of
    hotels--
    Rooms.....................     2,066         11,761            2,534         16,361       16,841            --        33,202
    Food and beverage.........     2,894         14,667            4,215         21,776       26,592            --        48,368
    Other.....................       360          2,133            1,594          4,087        4,208            --         8,295
  Cost of goods sold of
    non-hotel operations......       102          1,584               --          1,686           --            --         1,686
  Percentage Lease expense....     3,258         24,553            5,457         33,268           --        29,674(E)     62,942
  Base management fee.........        --             --               --             --           --         3,325(F)      3,325
  Incentive management fee....        --             --               --             --           --         5,794(F)      5,794
  General and
    administrative............     1,884          8,277            1,643         11,804        9,092           822(G)     21,718
  Advertising and promotion...       609          3,042              838          4,489        5,671            --        10,160
  Utilities...................       558          3,060            1,121          4,739        3,416            --         8,155
  Franchisor royalties and
    other charges.............       665          4,100              362          5,127           --            --         5,127
  Repairs and maintenance.....       674          3,486            1,110          5,270        4,104            --         9,374
  Depreciation and
    amortization..............        19             81               --            100           --            --           100
  Other.......................        19            520               --            539           --            --           539
                                --------       --------         --------       --------     --------      --------      --------
    Total expenses............    13,108         77,264           18,874        109,246       69,924        39,615       218,785
                                --------       --------         --------       --------     --------      --------      --------
NET INCOME (LOSS).............  $   (446)     $   1,383         $    233       $  1,170     $ 40,903     $ (39,615)    $   2,458
                                ========       ========         ========       ========     ========      ========      ========

    See the Notes to Pro Forma Condensed Consolidated Statements of Income.

      BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)



                                              PRO FORMA        PRO FORMA
                                             ADJUSTMENTS      ADJUSTMENTS                  HISTORICAL
                                            FOR FORMATION   FOR PRE-RED LION               DOUBLETREE                 AS ADJUSTED
                               HISTORICAL   TRANSACTIONS      ACQUISITIONS     PRO FORMA     HOTELS     ADJUSTMENTS    PRO FORMA
                               ----------   -------------   ----------------   ---------   ----------   -----------   -----------
                                  (A)            (B)              (C)                          (D)
REVENUES:
  Rooms.......................  $     --      $  45,871         $  7,552       $ 53,423     $ 50,646     $      --     $ 104,069
  Food and beverage...........        --         17,597            4,684         22,281       28,436            --        50,717
  Other hotel revenue.........        --          3,671            2,302          5,973        4,887            --        10,860
                                --------       --------         --------       --------     --------      --------      --------
    Total hotel revenues......        --         67,139           14,538         81,677       83,969            --       165,646
  Other revenue...............        --          1,663               --          1,663           --            --         1,663
                                --------       --------         --------       --------     --------      --------      --------
    Total revenues............        --         68,802           14,538         83,340       83,969            --       167,309
                                --------       --------         --------       --------     --------      --------      --------
EXPENSES:
  Departmental expenses of
    hotels-
    Rooms.....................        --         10,207            1,910         12,117       12,659            --        24,776
    Food and beverage.........        --         12,781            3,195         15,976       19,563            --        35,539
    Other.....................        --          1,886            1,195          3,081        3,176            --         6,257
  Cost of goods sold of
    non-hotel operations......        --            993               --            993           --            --           993
  Percentage Lease expense....        --         21,792            4,027         25,819           --        23,147(E)     48,966
  Base management fee.........        --             --               --             --           --         2,519(F)      2,519
  Incentive management fee....        --             --               --             --           --         4,387(F)      4,387
  General and
    administrative............        --          7,228            1,010          8,238        6,887           568(G)     15,693
  Advertising and promotion...        --          2,665              559          3,224        4,283            --         7,507
  Utilities...................        --          2,752              783          3,535        2,587            --         6,122
  Franchisor royalties and
    other charges.............        --          3,619              264          3,883           --            --         3,883
  Repairs and maintenance.....        --          3,079            1,033          4,112        3,049            --         7,161
  Depreciation and
    amortization..............        --             62               --             62           --            --            62
  Other.......................        --            568               --            568           --            --           568
                                --------       --------         --------       --------     --------      --------      --------
    Total expenses............        --         67,632           13,976         81,608       52,204        30,621       164,433
                                --------       --------         --------       --------     --------      --------      --------
NET INCOME....................  $     --      $   1,170         $    562       $  1,732     $ 31,765     $ (30,621)    $   2,876
                                ========       ========         ========       ========     ========      ========      ========

    See the Notes to Pro Forma Condensed Consolidated Statements of Income.

      BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)



                                              PRO FORMA        PRO FORMA
                                             ADJUSTMENTS      ADJUSTMENTS                  HISTORICAL
                                            FOR FORMATION   FOR PRE-RED LION               DOUBLETREE                 AS ADJUSTED
                               HISTORICAL   TRANSACTIONS      ACQUISITIONS     PRO FORMA     HOTELS     ADJUSTMENTS    PRO FORMA
                               ----------   -------------   ----------------   ---------   ----------   -----------   -----------
                                  (A)            (B)              (C)                         (D)
REVENUES:
  Rooms.......................  $ 56,117      $      --         $  1,931       $ 58,048     $ 51,775     $      --     $ 109,823
  Food and beverage...........    22,215             --              907         23,122       27,911            --        51,033
  Other hotel revenue.........     5,810             --              370          6,180        4,655            --        10,835
                                --------       --------         --------       --------     --------      --------      --------
    Total hotel revenues......    84,142             --            3,208         87,350       84,341            --       171,691
  Other revenue...............     2,050             --               --          2,050           --            --         2,050
                                --------       --------         --------       --------     --------      --------      --------
    Total revenues............    86,192             --            3,208         89,400       84,341            --       173,741
                                --------       --------         --------       --------     --------      --------      --------
EXPENSES:
  Departmental expenses of
    hotels--
    Rooms.....................    12,442             --              515         12,957       12,993            --        25,950
    Food and beverage.........    16,190             --              462         16,652       19,248            --        35,900
    Other.....................     2,927             --              288          3,215        2,999            --         6,214
  Cost of goods sold of
    non-hotel operations......       484             --               --            484           --            --           484
  Percentage Lease expense....    27,463             --              766         28,229           --        23,358(E)     51,587
  Base management fee.........        --             --               --             --           --         2,530(F)      2,530
  Incentive management fee....        --             --               --             --           --         4,376(F)      4,376
  General and
    administrative............     9,776             --              364         10,140        6,851           389(G)     17,380
  Advertising and promotion...     3,596             --              140          3,736        4,886            --         8,622
  Utilities...................     3,429             --              322          3,751        2,518            --         6,269
  Franchisor royalties and
    other charges.............     4,121             --               66          4,187           --            --         4,187
  Repairs and maintenance.....     3,806             --              298          4,104        3,143            --         7,247
  Depreciation and
    amortization..............        61             --               --             61           --            --            61
  Other.......................        19             --               --             19           --            --            19
                                --------       --------         --------       --------     --------      --------      --------
    Total expenses............    84,314             --            3,221         87,535       52,638        30,653       170,826
                                --------       --------         --------       --------     --------      --------      --------
NET INCOME (LOSS).............  $  1,878      $      --         $    (13)      $  1,865     $ 31,703     $ (30,653)    $   2,915
                                ========       ========         ========       ========     ========      ========      ========

    See the Notes to Pro Forma Condensed Consolidated Statements of Income.

              BOYKIN MANAGEMENT COMPANY LIMITED LIABILITY COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

(A) Represents the historical statement of income of BMC for the period presented.

(B) Represents pro forma adjustments to BMC's historical consolidated statements of income for the year ended December 31, 1996 and for the nine month period ended September 30, 1996 to reflect the assumption that BMC leased and operated from January 1, 1996 all of the Initial Hotels owned by the Partnership as of December 31, 1996. For additional information, please see pages F-1 through F-60 (Historical and Pro Forma Financial Statements) of Boykin's Form S-11, as amended, dated October 29, 1996, the Company's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and the Current Reports on Forms 8-K and 8-K/A filed by the Company in 1997.

(C) Represents pro forma revenues and expenses associated with hotel properties acquired by the Company in 1997 and leased to BMC, assuming that BMC leased and operated such properties commencing January 1, 1996. Following is the composition of the pro forma adjustments by hotel property.

    FOR THE YEAR ENDED
    DECEMBER 31, 1996:
--------------------------
               1997 MONTH            DEPARTMENTAL   PERCENTAGE     GENERAL AND    ADVERTISING AND             FRANCHISE  REPAIRS AND
HOTEL PROPERTY   LEASED    REVENUES    EXPENSES    LEASE EXPENSE  ADMINISTRATIVE     PROMOTION     UTILITIES    FEES     MAINTENANCE
-------------- ----------- --------  ------------  -------------  --------------  ---------------  ---------  ---------  -----------
Melbourne
  Hilton
 Oceanfront...    March    $ 3,961      $1,593        $ 1,099         $  344           $ 233        $   264     $ 167      $   174
Holiday Inn
  Crabtree....    March      4,156       1,466          1,358            475             119            161       195          241
French Lick
  Springs
  Resort......    April     11,098       5,284          3,000            824             486            696        --          695
                           -------      ------        -------         ------           -----         ------     -----       ------
                           $19,215      $8,343        $ 5,457         $1,643           $ 838        $ 1,121     $ 362      $ 1,110
                           =======      ======        =======         ======           =====         ======     =====       ======

  FOR THE YEAR ENDED
 SEPTEMBER 30, 1996:
----------------------
  HOTEL                          DEPARTMENTAL   PERCENTAGE     GENERAL AND    ADVERTISING AND             FRANCHISE  REPAIRS AND
 PROPERTY              REVENUES    EXPENSES    LEASE EXPENSE  ADMINISTRATIVE     PROMOTION     UTILITIES    FEES     MAINTENANCE
----------             --------  ------------  -------------  --------------  ---------------  ---------  ---------  -----------
Melbourne
  Hilton
  Oceanfront...        $ 3,061      $1,273        $   871         $  204           $ 180        $   199     $ 113      $   135
Holiday
  Inn
  Crabtree...            2,955       1,065            906            272              93            116       151          207
French
  Lick
  Springs
 Resort...               8,522       3,962          2,250            534             286            468        --          691
                       -------      ------         ------         ------           -----        -------     -----       ------
                       $14,538      $6,300        $ 4,027         $1,010           $ 559        $   783     $ 264      $ 1,033
                       =======      ======         ======         ======           =====        =======     =====       ======

  FOR THE YEAR ENDED
 SEPTEMBER 30, 1997:
----------------------
  HOTEL                          DEPARTMENTAL   PERCENTAGE     GENERAL AND    ADVERTISING AND             FRANCHISE  REPAIRS AND
 PROPERTY              REVENUES    EXPENSES    LEASE EXPENSE  ADMINISTRATIVE     PROMOTION     UTILITIES    FEES     MAINTENANCE
----------             --------  ------------  -------------  --------------  ---------------  ---------  ---------  -----------
Melbourne
  Hilton
  Oceanfront...        $   777      $  322        $   261         $   49           $  31        $    51     $  33      $    33
Holiday
  Inn
  Crabtree...              844         330            248             87              29             47        33           68
French
  Lick
  Springs
 Resort...               1,587         613            257            228              80            224        --          197
                       -------      ------        -------         ------           -----        -------     -----      -------
                       $ 3,208      $1,265        $   766         $  364           $ 140        $   322     $  66      $   298
                       =======      ======        =======         ======           =====        =======     =====      =======

(D) Represents historical amounts of revenues and expenses for the Doubletree Hotels as derived from the notes to the historical financial statements of Red Lion for the period presented. Certain historical amounts of Red Lion have been reclassified to conform with the Company's income statement classifications.

(E) Represents lease payments calculated on a pro forma basis by applying the rent provisions of the Doubletree Percentage Lease to the historical room, food and beverage and other revenues of the Doubletree Hotels. The rent formula utilized in computing the pro forma Doubletree Percentage Lease expense includes for the calendar years 1996 and 1997 adjustments to reduce the threshold revenue amounts in the Doubletree Percentage Lease formulas by the 3.3% and 1.7% increases in the Consumer Price Index for those years.

(F) Represents the historical amounts of base and incentive management fees paid by Red Lion for the applicable period. Westboy will assume all such obligations associated with the management agreement with Doubletree.

(G) Represents historical amounts of general liability insurance expense associated with the operation of the Doubletree Hotels and immaterial miscellaneous other general expenses incurred by Red Lion on a historical basis which will become the obligations of Westboy.

PROSPECTUS

                             BOYKIN LODGING COMPANY

                                  $300,000,000

        PREFERRED SHARES, DEPOSITARY SHARES, COMMON SHARES AND WARRANTS

     Boykin Lodging Company (the "Company") may from time to time offer in one or more classes or series (i) whole or fractional preferred shares (collectively, "Preferred Shares"), (ii) Preferred Shares represented by depositary shares ("Depositary Shares"), (iii) common shares, without par value ("Common Shares"), with an aggregate public offering price of up to $300,000,000, on terms to be determined at the time or times of offering, and
(iv) warrants to purchase Preferred Shares, Depositary Shares or Common Shares (collectively, "Warrants"). The Preferred Shares, Depositary Shares, Common Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Preferred Shares, the number of shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Depositary Shares, the number of shares, the whole or fractional Preferred Shares represented by each such Depositary Share and any initial public offering price;
(iii) in the case of Common Shares, the number of shares and any initial public offering price; and (iv) in the case of Warrants, the securities to which they relate, duration, offering price, exercise price and detachability features. In addition, those specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

     The Offered Securities may be offered by the Company directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

November 14, 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Annual Report on Form 10-K/A filed with the Commission on March 31, 1997;

          b. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A/A filed with the Commission on October 23, 1997;

          c. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

          d. Current Report on Form 8-K dated April 4, 1997, as amended by the Current Report on Form 8-K/A filed with the Commission on June 17, 1997; and

          e. Current Report on Form 8-K dated March 6, 1997, as amended by the Current Reports on Form 8-K/A filed with the Commission on June 2, 1997, June 17, 1997 and June 19, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities are deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded does not, except as so modified or superseded, constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Boykin Lodging Company, Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, Attention: Raymond P. Heitland, Secretary, telephone number (216) 241-6375.

                                  THE COMPANY

     The Company was formed in February 1996 to continue and expand the hotel ownership, acquisition, redevelopment and repositioning activities of its predecessors, Boykin Management Company and its affiliates (the "Boykin Group"). The Company completed its initial public offering in November 1996 (the "Initial Offering") and operates as a self-administered equity real estate investment trust.

     The Company's primary business strategies are to achieve revenue growth in its hotels, acquire and lease additional hotel and resort properties in the upscale and moderate markets on an accretive basis, strategically renovate and upgrade properties to maximize performance and selectively expand and develop additional hotel properties.

     The Company's executive offices are located in the Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113-2258, and its telephone number is
(216) 241-6375.

                                USE OF PROCEEDS

     Unless otherwise described in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of certain indebtedness under the Company's credit facility, the acquisition of properties (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise and the improvement of certain properties in the Company's portfolio.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The Company's ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1994, the pre-Initial Offering period of January 1, 1996 to November 3, 1996, the post-Initial Offering period of November 4, 1996 through December 31, 1996 and the nine-month period ended September 30, 1997 were 1.01, 1.04, 6.29 and 8.20, respectively. In 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $2,707,000, $2,464,000 and $48,000, respectively. Through the date of this Prospectus, the Company's ratio of earnings to combined fixed charges and preferred share dividends has equaled the Company's ratio of earnings to fixed charges because the Company has had no Preferred Shares outstanding.

     For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized, adjusted by preferred share dividends.

                        DESCRIPTION OF PREFERRED SHARES

     The Amended and Restated Articles of Incorporation of the Company (the "Articles") authorize the issuance of up to (i) 5,000,000 Class A Cumulative Preferred Shares, without par value (the "Cumulative Shares"), and (ii) 5,000,000 Class A Noncumulative Preferred Shares, without par value (the "Noncumulative Shares") (the Cumulative Shares and the Noncumulative Shares collectively, the "Preferred Shares"). As of the date of this Prospectus, no Cumulative Shares or Noncumulative Shares are outstanding.

     The following description of the Preferred Shares sets forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.

GENERAL

     The Cumulative Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Cumulative Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters that, pursuant to the terms of the Articles and subject to Ohio law, may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (i) the designation of the series which may be by distinguishing number, letter or title, (ii) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (iii) the dividend rate or rates of the series, including the means by which such rates may be established, (iv) with respect to the Cumulative Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (v) redemption rights and prices, (vi) the terms and amounts of any sinking fund,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series are convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (ix) restrictions (in addition to those set forth in the Articles) on the issuance of shares of the same or any other class or series.

     Reference is made to the applicable Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

      (1) The class, series and title of such Preferred Shares;

      (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

      (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;

      (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

      (5) The procedures for any auction or remarketing of such Preferred
          Shares;

      (6) The provision for any sinking fund for such Preferred Shares;

      (7) The provision for redemption, if applicable, of such Preferred Shares;

      (8) Any listing of such Preferred Shares on any securities exchange;

      (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

     (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

     (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

RANK

     All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

     The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Cumulative Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the share transfer books of the Company on such record dates as are fixed by the Board of Directors of the Company.

     If Preferred Shares of any series of any class are outstanding, no dividends may be paid or declared and set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid or declared and set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid or declared and set apart.

     So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

     The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment on Preferred Shares of any series which may be in arrears.

     Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

REDEMPTION

     If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices described in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as described in the applicable Prospectus Supplement.

     Except in connection with the repurchase by the Company of shares in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding except in accordance with a share purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (but, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

     If fewer than all of the outstanding shares of any class of Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares to be redeemed will be selected by lot in a manner determined by the Board of Directors.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the share transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privilege of conversion.

LIQUIDATION PREFERENCE

     In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares are entitled to receive in full out of the assets of the Company, including its capital, before any amount is paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (but, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company will distribute among the holders of any other classes or series of shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, will not constitute a dissolution, liquidation or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.

     If and when the Company is in default in the payment of dividends on any series of Cumulative Shares at any time outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, then holders of all series of Cumulative Shares then outstanding, voting together as a class, will be entitled to elect a total of two members of the Board of Directors, which voting right will be vested (and any additional directors will serve) until all accrued and unpaid dividends on such series of Cumulative Shares shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

     If and when the Company has not paid or declared and set aside a sum sufficient for the payment of dividends on any series of Noncumulative Shares then outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of all series of Noncumulative Shares then outstanding, voting together as a class, shall be entitled to elect two members of the Board of Directors (in addition to any members of the Board of Directors elected by the holders of Cumulative Shares) until the Company has fully paid or has set aside a sum sufficient for the payment of, dividends on such Noncumulative Shares for a number of consecutive dividend payment periods which in the aggregate contain at least 360 days.

     The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, is necessary to effect either of the following:

          (1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or

          (2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles;

     provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.

     Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company or (viii) change the Company into a nonprofit corporation.

     If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of shares to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification." Because the Company believes that it qualified, and will continue to qualify, as a REIT beginning with the taxable year ended December 31, 1996, the Articles limit the acquisition of shares of the Company's capital stock (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions set forth in the Articles, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9.0% of any class of the outstanding shares of the Company. The Board of Directors may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize the Company's status as a REIT. As a condition of that waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

     If any purported transfer of capital shares of the Company or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause the Company to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of shares of the Company or any other event would cause the Company to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of shares of the Company or any other event would otherwise cause the Company to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in the Boykin Management Company Limited Liability Company or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

     Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust, who will be designated by the Company and be unaffiliated with the Company and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

     All certificates representing shares of the Company will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as may be required by the Code or the Regulations promulgated thereunder (the "Treasury Regulations")) of the outstanding shares of the Company must file no later than January 30 of each year a written notice with the Company containing the information specified in the Articles. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of that shareholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit may have the effect of precluding an acquisition of control of the Company without approval of the Board of Directors.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue through a depositary (such depositary or its successor, the "Preferred Shares Depositary") receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the Preferred Shares Depositary and the holders from time to time of the Depositary Receipts. Subject to the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). As of the date of this Prospectus, there are no Depositary Shares outstanding.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the applicable Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt will be filed with the Commission at or prior to any offering of Depositary Shares and may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Shares Depositary will distribute all cash dividends or other cash distributions, with all fractions being rounded down to the nearest whole cent, received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

     In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Share which has been converted or exchanged. The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar right offered by the Company to holders of the Preferred Shares will be made available to holders of Depositary Shares.

WITHDRAWAL OF SHARES

     Upon surrender of Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as described in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares that represent the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, so long as the Company has paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (but, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the corresponding Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or pro rata as may be determined by the Preferred Shares Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will endeavor, insofar as practical, to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote, as long as such action or inaction is in good faith and does not result from gross negligence or willful misconduct of the Preferred Shares Depositary.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as described in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so described in the applicable Prospectus Supplement relating to an offering of Depositary Shares that represent convertible Preferred Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into the securities into which those Preferred Shares are convertible, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon any conversion, and if such conversion would have resulted in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been made to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into interests in the Company not represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

     Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstance beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the Preferred Shares Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary is entitled to act on such claims, requests or instructions received from the Company.

RESTRICTIONS ON OWNERSHIP

     The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under "Description of Preferred Shares--Restrictions on Ownership."

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Articles authorize the issuance of up to 40,000,000 Common Shares, without par value. As of November 1, 1997, there were 9,536,251 Common Shares issued and outstanding. In addition, up to 1,000,000 Common Shares have been reserved for issuance upon the exercise of options under the Company's Long-Term Incentive Plan and 30,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company's directors. In addition, as of November 1, 1997, there were 1,340,718 units (the "Units") outstanding in Boykin Hotel Properties, L.P. (the "Partnership"), through which the Company owns all of its hotel property interests. The Units may be exchanged for cash subject to the Company's right to deliver Common Shares on a one-for-one-basis in lieu of a cash payment. The 293,602 Units owned by John E. Boykin, Robert W. Boykin, Raymond P. Heitland and Paul A. O'Neil may not be exchanged until November 4, 1999. As of the date of this Prospectus, the balance of the Units may be exchanged. The Common Shares are listed on the New York Stock Exchange under the symbol "BOY." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares may be issuable upon conversion of Preferred Shares or upon the exercise of Warrants. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company's Code of Regulations (the "Code of Regulations").

     Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See "Description of Preferred Shares-Dividends." The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the preferential amounts owing with respect to any Preferred Shares. See "Description of Preferred Shares--Liquidation Preference." The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors. Holders of Common Shares do not have preemptive rights, which means that they have no right to acquire any additional Common Shares that may be subsequently issued by the Company.

     All of the Common Shares now outstanding are, and any Common Shares offered by any accompanying Prospectus Supplement when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     The Company must meet certain requirements concerning the ownership of its outstanding shares in order to qualify as a REIT under the Code. See the discussion above under "Description of Preferred Shares--Restrictions on Ownership."

OHIO ANTI-TAKEOVER PROVISIONS

     The Company has elected not to be subject to Ohio's "Merger Moratorium" statute (Chapter 1704 of the Ohio Revised Code) or its "Control Share Acquisition" act (Section 1701.831 of the Ohio Revised Code), in light of the substantial share transfer restrictions included in the Articles. Section 1707.041 of the Ohio Revised Code, which regulates certain "control bids" for Ohio corporations, does not contain an election provision and remains applicable to the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares, Depositary Shares or Common Shares. Warrants may be issued independently or together with Preferred Shares, Depositary Shares or Common Shares offered by any Prospectus Supplement and may be attached to or separate from those Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent described in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owner of any Warrant.

     The applicable Prospectus Supplement will describe the terms of Warrants offered thereby, including the following when applicable: (1) the title of Warrants; (2) the aggregate number of Warrants; (3) the price or prices at which Warrants will be issued; (4) the number of Preferred Shares, Depositary Shares or Common Shares purchasable upon exercise of Warrants; (5) the designation and terms of any series of Preferred Shares, Depositary Shares or Common Shares with which Warrants are being offered and the number of Warrants being offered with such securities; (6) the date, if any, on and after which Warrants may be transferred separately from any related securities; (7) the price at which the securities purchasable upon exercise of Warrants may be purchased; (8) the date on which the right to exercise Warrants will commence and the date on which such right will expire; (9) the minimum or maximum amount of Warrants which may be exercised at any one time; (10) information with respect to any book-entry procedures; (11) a discussion of material federal income tax considerations; and
(12) any other terms of Warrants including terms, procedures and limitations relating to the exchange and exercise of Warrants.

     See the sections captioned "Description of Preferred Shares," "Description of Depositary Shares" and "Description of Common Shares" for a general description of the securities for which Warrants may be exercised, including a description of certain restrictions on the ownership of the Preferred Shares, Depositary Shares and Common Shares, and certain anti-takeover provisions of Ohio law. Preferred Shares, Depositary Shares or Common Shares that may be acquired upon the exercise of Warrants directly or constructively held by an investor will be considered outstanding (a) at the time of acquisition of Warrants, and (b) prior to the exercise of Warrants, in determining the percentage ownership of the Preferred Shares, Depositary or the Common Shares held by that investor for purposes of the ownership limits referenced above.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. The discussion is general in nature and is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

     THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1996. The Company believes that, commencing with such taxable year, it has been and is organized and operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     In the opinion of Baker & Hostetler LLP ("Counsel"), based on certain assumptions and representations, the Company has qualified as a REIT for its first taxable year ended December 31, 1996, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for the Company to qualify as a REIT. Unlike a tax ruling, an opinion of counsel is not binding on the United States Internal Revenue Service (the "IRS"), and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. In addition, it must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

TAXATION OF THE COMPANY

     A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on (i) an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. This excise tax would not apply to undistributed capital gains for which a Capital Gains Designation (as defined below) was made. See "--Annual Distribution Requirements". Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of
(i) the fair market value of such asset as of the beginning of such period over
(ii) the Company's adjusted basis in such asset as of the beginning of such period, will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) and (vii) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Under the Taxpayer Relief Act of 1997 (the "1997 Act"), beginning with the Company's 1998 taxable year, if the Company complies with the Treasury Regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

     The Company has satisfied conditions (v) and (vi) set forth above. In addition, the Articles provide for restrictions regarding the ownership and transfer of the Company's capital shares, which restrictions are intended to assist the Company in continuing to satisfy those requirements.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and other partnerships (including limited liability companies treated as partnerships for federal income tax purposes) in which the Company is or becomes a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     In order to maintain qualification as a REIT, currently the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997 and need not be met by the Company for its taxable year beginning January 1, 1998 and any taxable year thereafter.

     Rents received by the Company ("Rents") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     First, in order for the Rents to qualify as "rents from real property," the Rent, including Rent received pursuant to leases ("Leases") that is based on (i) percentages of room revenue, food revenue and beverage revenue (the "Percentage Rent") or (ii) base Rent plus Percentage Rent, must not be based in whole or in part on the income or profits of any person. The Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales or base Rent plus Rent based on percentages of receipts or sales and the Rent formulas (i) are fixed at the time the Percentage Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing Rent on income or profits; and (iii) conforms with normal business practice. More generally, the Rent will not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Rent on income or profits. Since the Rent is based on fixed percentages of the gross revenues or base Rent plus fixed percentages of the gross revenues that are established in the Leases, and the Company has represented that the Rents (i) will not be renegotiated during the terms of the Leases in a manner that has the effect of basing the Rent on income or profits; and (ii) conform with normal business practice, the Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, or base Rent plus fixed percentages of the gross revenues, as described above).

     Second, in order for the Rents to constitute "rents from real property", the Rents attributable to personal property leased in connection with the lease of the real property comprising a hotel must not be greater than 15% of the Rents received under the leases. The Rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company has represented that Rents attributable to personal property will not exceed 15% of the Rents received under the any lease.

     Third, in order for the Rents to constitute "rents from real property", the Company must not own, directly or constructively, 10% or more of any tenant (the "10% Ownership Limitation"). Under the attribution rules governing the 10% Ownership Test, the Company is considered to own any shares owned by the Partnership if partners in the Partnership collectively own 10% or more (by value) of the Company. The agreement of limited partnership of the Partnership provides that a redeeming limited partner will receive cash, rather than Common Shares, if the acquisition of Common Shares by such partner would result in the Company being treated as owning, directly or constructively, 10% or more of any tenant or any tenant's sublessee. However, notwithstanding such restriction, because the Code's constructive ownership rules for purposes of the 10% Ownership

Limitation are broad and it is not possible to continually monitor direct and indirect ownership of all Company shares, it is possible that the limited partners of the Partnership may at some time own, directly or through attribution, 10% or more of such shares, which would cause the Company to fail the gross income requirements and thus lose its REIT status. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company and a tenant will not be related if (i)(a) the REIT's shares are owned by a partnership and (b) a partner owning (directly or indirectly) less than a 25% interest in that partnership also owns an interest in the tenant, or (ii) owners of the Company and owners of the tenant are partners in a partnership and neither the owners of the Company nor the owners of the tenant are directly or indirectly 25% or greater partners in the partnership.

     Fourth, in order for the Rents to constitute "rents from real property", the Company cannot furnish or render services that are of a type that a tax-exempt organization could not provide its tenants without causing its rental income to be unrelated business taxable income under the Code ("Non-Qualifying Services"), other than through an independent contractor from whom the Company itself does not derive or receive any income, nor can it render services (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which the Company's property is located ("Noncustomary Services") (together, the Noncustomary Services and Non-Qualifying Services are referred to as the "Impermissible Services") Although the Company does provide certain management services, the Company has represented and warranted to Counsel that these services are usual and customary management services provided by landlords in the geographic areas in which the Company owns property, and that such services are not primarily for the convenience of its tenants. To the extent the provision of Non-Qualifying Services would cause such disqualification, the Company has represented that it will hire independent contractors, from which the Company derives no income, to perform such services. As described below, however, if any of the Company's leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render non-Qualifying Services to the occupants of the hotels other than through an independent contractor from whom the Company derives or receives no income.

     Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company will be permitted to render a de minimis amount of Impermissible Services to tenants of the hotels, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of these Impermissible Services may not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The value of any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

     In order for the Rents to constitute "rents from real property," the leases pursuant to which the Rents are received must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, and the degree of control over the property that is retained by the property owner.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property;
(iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the present or absence of any single factor may not be dispositive in every case.

     In rendering its opinion that the Company will qualify for taxation as a REIT, Counsel has concluded that the Leases should be treated as true leases for federal income tax purposes. Such conclusion is based, in part, on the following facts: (i) the Partnership and the lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the hotels are operated, maintained and improved; (iv) the lessees will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Partnership under each Lease); (v) the lessees will benefit from any savings in the costs of operating the hotels during the term of the Leases;
(vi) the lessees will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessees' use, management, maintenance or repair of the hotels; (vii) the lessees are obligated to pay substantial fixed rent for the period of use of the hotels; and (viii) the lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Partnership and the lessees are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% income tests and, as a result, would lose its REIT status. See "-- Requirements for Qualification -- Income Tests."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     The interest accrued on the $40 million loan from the Company to the Partnership (the "Intercompany Convertible Note") by the Company will be qualified income for purposes of the 75% test because the Intercompany Convertible Note is secured by second mortgages on two of the hotels.

     If the sum of the income realized by the Company (whether directly or through its interest in the Partnership) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

     It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Under the 1997 Act, beginning with the Company's 1998 taxable year, except as provided in regulations, qualifying income for purposes of the 95% gross income test will include any payment under an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by the Company to reduce its interest rate risk with respect to debt that was or is to be incurred to acquire or carry real estate assets. Gain from the sale or other disposition of such hedges is also treated as qualifying income for purposes of the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and
(iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company will still be subject to a tax imposed with respect to the excess net income. See "-- Taxation of the Company" No such relief is available for violations of the 30% income test.

ASSET TESTS

     In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

         (i) At least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

         (ii) Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

        (iii) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Where the Company owns an interest in a partnership, it will be treated for purposes of the asset tests as owning a proportionate part of the partnership's assets. See "-- Tax Aspects of the Company's Investment in the Partnership -- General." The Company's investment in the hotels through its interest in the Partnership (and through its joint ventures) will constitute qualified assets for purposes of the 75% asset test. As such, the Company expects that more than 75% of the value of its assets will be real estate assets.

     The Company does not expect to hold any securities representing more than 10% of any one issuer's voting securities nor does the Company expect to hold securities of any one issuer exceeding 5% of the value of the Company's gross assets. However, if the IRS is successful in treating the Partnership (or either of the joint ventures) as a corporation for tax purposes, this test would not be met and the Company's status as a REIT would be jeopardized. See "-- Tax Aspects of the Company's Investment in the Partnership -- Classification as a Partnership".

     If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's

"REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Beginning with the Company's 1998 taxable year, the 1997 Act will expand the class of non-cash income that is excluded from the distribution requirement to include (i) income from the cancellation of indebtedness and (ii) for REITs, like the Company, that use an accrual method of accounting, income in excess of the cash and the fair market value of property received from (a) instruments containing original issue discount or (b) instruments creating a residual interest in a Real Estate Mortgage Investment Conduit ("REMIC"). Distributions by the Company must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Beginning with the Company's 1998 taxable year, the 1997 Act will permit a REIT, with respect to undistributed net long-term capital gains it will receive during the taxable year, to elect to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains, which its shareholders will then be required to include in their taxable income as long-term capital gains (the "Capital Gains Designation"). Thus, if the Company elects to make this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by the Company. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of income to the shareholder resulting from the designation and the shareholder's credit or refund for the tax paid by the Company.

     The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of the Partnership authorizes the Company, as the general partner, to take such steps as may be necessary to cause the Partnership to distribute to its partners an amount that would result in the Company's share of such distribution being sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company will not lose its REIT status if it fails to request information from its shareholders with respect to the actual ownership of its outstanding shares in any taxable year, but instead will incur a monetary penalty. The Company has complied with the recordkeeping requirements in the past and intends to continue to comply with such requirements.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE PARTNERSHIP AND CERTAIN JOINT VENTURES

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct investment in the Partnership and, to a limited extent, the Company's indirect investment, through the Partnership, in various limited partnership joint ventures in which the Partnership serves as general partner. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     General. The Company will hold a direct interest in the Partnership and indirect interests in the joint ventures. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner's taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Partnership and its joint ventures for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Requirements for Qualification -- Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but such income will not be subject to federal income tax in the hands of the Company if it is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company will include its proportionate share of assets held by the Partnership and the joint ventures.

     Classification as a Partnership. The Company will be entitled to include in its income its distributive share of the Partnership's income and its indirect share of the income from its joint ventures and to deduct its distributive share of the losses of these entities only if each of the Partnership and the joint ventures is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership and the joint ventures, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership and each of the joint ventures had a reasonable basis for its claimed classification under the Treasury Regulations in effect prior to January 1, 1997 and each intends to continue to be classified as a partnership for federal income tax purposes. In addition, the Company has represented that neither the Partnership nor the joint ventures (i) was notified by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination or (ii) will elect to be classified as an association taxable as a corporation under the Check-the-Box Regulations.

     A "publicly traded partnership" is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each of the Partnership and the joint ventures qualifies for the Private Placement Exclusion.

     If for any reason the Partnership or a joint venture were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's, or any joint venture's, status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership or an affected joint venture would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership or any affected joint venture would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the affected entity's taxable income.

     Partnership Anti-Abuse Rule. The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the IRS, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income, without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action could jeopardize the Company's status as a REIT.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property (such as a hotel) contributed by a partner in exchange for a partnership interest must be allocated so that the contributing partner is charged with, or benefits from, respectively, any Book-Tax Difference associated with the property at the time of the contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The partnership agreement of the Partnership requires such allocations to be made in a manner consistent Section 704(c) of the Code.

     The carryover basis of certain contributed assets in the hands of the Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the hotels in excess of the economic or book income allocated to it as a result of such sale. This might adversely affect the Company's ability to distribute sufficient dividends to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. See "-- Taxation of Taxable U.S. Shareholders." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interest in certain hotels at their agreed value.

     The difference between the agreed value of a contributed asset and its adjusted tax basis is referred to as the book-tax difference (the "Book-Tax Difference"). Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Partnership currently intends to account for Book-Tax Differences using the traditional method provided for in the Treasury Regulations.

     With respect to any property purchased by the Partnership such property will initially have a tax basis equal to its purchase price and Section 704(c) of the Code will not apply.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company; (ii) will be increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership; and (iii) will be reduced, but not below zero, by the Company's allocable share of (A) the Partnership's loss, (B) the amount of cash distributed to the Company, and (C) the amount of constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis to below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis to below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain.

     Depreciation Deductions Available to the Partnership. Upon formation the Company made a cash contribution to the Partnership in exchange for an approximately 82.0% general partnership interest in the Partnership (which interest will increase to 85.7% if the Intercompany Convertible Note is converted). The Partnership concurrently acquired all of the equity interests in the partnerships or limited liability companies that owned the hotels acquired at the time of the Company's formation (the "Contributed Partnerships") in exchange for approximately $9.1 million in cash and issuance of Units representing approximately 18.0% of the equity interests in the Partnership (14.3% if the Intercompany Convertible Note is converted). The Partnership's initial basis in those hotels for federal income tax purposes was a carryover of the basis of the Contributed Partnerships in those hotels on the date of such transactions, increased by any gain recognized on the transfers to the Partnership. The Partnership plans to depreciate, for federal income tax purposes, such hotels and any depreciable hotel property which it acquires for cash under the Alternative Depreciation System ("ADS"). Under ADS, the Partnership will depreciate such buildings and improvements -- even those acquired with a carryover basis -- over a new 40 year recovery period using a straight-line method and a mid-month convention. The Partnership plans to use the modified accelerated cost recovery system of depreciation ("MACRS") for subsequently acquired furnishings and equipment. Under MACRS, the Partnership generally will depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of any taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

     Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. See "-- Taxation of Taxable U.S. Shareholders" for capital gains tax rates. However, under REIT rules, the Company's share of any gain realized by the Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business ("dealer property") will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years when in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sale price. All inventory required in the operation of the hotels will be purchased by the lessees or their designees as required by the terms of the Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is dealer property of the Company or the Partnership. Nevertheless, the Company and the Partnership will attempt to comply with the terms of the safe-harbor provisions of the Code. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. As used herein, the term "U.S. shareholder" means a holder of shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust, and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Corporate shareholders will not be entitled to the dividends received deduction. Distributions (and beginning with the Company's 1998 taxable year, undistributed amounts) that are designated as capital gain dividends are treated as gain from the sale or distribution of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Under the 1997 Act, beginning with the Company's 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

     Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

     Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

     The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum Federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in
Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000, unless the taxpayer elects to treat an asset held prior to such date as sold for its fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 18% rate for assets held for more than 5 years is reduced to 8%.

     Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as the Company. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rate will apply to distributions of long-term capital gains by the Company. The 1997 Act gives the IRS authority to apply the 1997 Act's new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain", "mid-term gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

     Shareholders of the Company should consult their tax advisor with regard to
(i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Shareholder (as defined below) the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be required to be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares to a Non-U.S. Shareholder at an address outside the United States.

     The payment of the proceeds from the disposition of shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury Regulations, a payment of the proceeds from the disposition of shares to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a Non-U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. federal income tax liability, provided that required information is furnished to the IRS.

     These backup withholding and information reporting rules are currently under review by the U.S. Treasury Department, and their application to stock is subject to change. In particular, Treasury Regulations proposed in 1996, which have not yet been adopted, and are therefore not currently effective, would, if and when they become effective, revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1997.

TAXATION OF TAX-EXEMPT U.S. SHAREHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," and based on such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

TAXATION OF FOREIGN SHAREHOLDERS

     A "Non-U.S. Shareholder" is - any shareholder who is not a "U.S. shareholder" as defined above. See "--Taxation of Taxable U.S. Shareholders". The rules governing United States federal income taxation of Non-U.S. Shareholders are complex and no attempt is made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE OFFERED SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period, less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Offered Securities by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Beginning with payments made on or after January 1, 1999, newly issued Treasury Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed below) with respect to the remainder of the distribution.

     Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's actual U.S. federal tax liability.

STATE AND LOCAL CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those jurisdictions in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

FEDERAL ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit sharing, retirement, welfare or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of the Plan's assets in the Offered Securities. Accordingly, any such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA; and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the Offered Securities also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The Offered Securities are being sold in an offering registered under the Securities Act and the Common Shares are registered under the Exchange Act.

     The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Common Shares are "widely held."

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that those securities are "freely transferable." The Company believes that the restrictions imposed under its Articles of Incorporation on the transfer of the Offered Securities are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Offered Securities to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

     Assuming that the Offered Securities will be "widely held" and "freely transferable," the Company believes that the Offered Securities will be publicly offered securities for the purposes of the Regulations and the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the Offered Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities, other than Common Shares, which are listed on the New York Stock Exchange, will be a new issue with no established trading market. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such Exchange. The Company may elect to list any other series of Offered Securities on an exchange, but is not obligated to do so. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     The specific terms and manner of sale of the Offered Securities will be described or summarized in the applicable Prospectus Supplement.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

[inside back cover]

Photographs of the Company's hotel properties continue on the inside back cover. Each photograph is approximately 3-1/2" by 3-1/2." Clockwise from the upper right corner is Columbus Marriott North, Columbus, OH (includes a smaller insert box with a photograph of the lobby area), Radisson Inn Sanibel Gateway, Fort Myers, FL (includes a smaller insert box with a photograph of the lobby area), Melbourne Quality Suites, Indialantic, FL, (includes a small insert box with a photograph of a meeting area), Cleveland Marriott Airport, Cleveland, OH and Hampton Inn Sea World, San Diego, CA.

======================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. Neither this Prospectus Supplement nor the Prospectus constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                   PAGE
                                                   ----
Prospectus Supplement Summary...................   S-1
Risk Factors....................................   S-6
The Company.....................................   S-14
Lessees.........................................   S-20
Use of Proceeds.................................   S-22
Price Range of Common Shares and
  Distributions.................................   S-23
Capitalization..................................   S-24
Selected Financial Information..................   S-25
Management's Discussion and Analysis of Pro
  Forma Financial Condition and Results of
  Operations....................................   S-31
Business and Properties.........................   S-35
Certain Federal Income Tax Considerations.......   S-43
Policies and Objectives with Respect to Certain
  Activities....................................   S-44
Management......................................   S-47
The Partnership.................................   S-49
Underwriting....................................   S-51
Experts.........................................   S-52
Legal Matters...................................   S-52
Glossary........................................   S-53
Pro Forma Financial Statements..................   F-1

                                   Prospectus

                                                   PAGE
                                                   ----
Available Information...........................     2
Incorporation of Certain Documents By
  Reference.....................................     2
The Company.....................................     3
Use of Proceeds.................................     3
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Dividends.....................     3
Description of Preferred Shares.................     4
Description of Depositary Shares................    10
Description of Common Shares....................    13
Description of Warrants.........................    14
Federal Income Tax Considerations...............    14
ERISA Considerations............................    29
Plan of Distribution............................    30
Experts.........................................    31

======================================================
======================================================

                            4,500,000 Common Shares

                                  BOYKIN LOGO
                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
                               February 18, 1998

                   ------------------------------------------
                                LEHMAN BROTHERS

                                 BT ALEX. BROWN

                           A.G. EDWARDS & SONS, INC.

                           MORGAN STANLEY DEAN WITTER

                            EVEREN SECURITIES, INC.

                               MCDONALD & COMPANY
                                SECURITIES, INC.

======================================================